                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                         AND AMERICAN DEPOSITARY SHARES
                                       OF
                               SMALLWORLDWIDE PLC
                                       AT
                       $20.00 PER ORDINARY SHARE AND ADS
                                       BY
                        GE POWER SYSTEMS EQUITIES, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                            GENERAL ELECTRIC COMPANY

--------------------------------------------------------------------------------

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M.,
           NEW YORK CITY TIME, AND 3:00 P.M., LONDON TIME, ON FRIDAY,
                      SEPTEMBER 22, 2000, UNLESS EXTENDED.
--------------------------------------------------------------------------------

    This Offer is being made pursuant to an acquisition agreement dated
August 16, 2000 between General Electric Company, or GE, and Smallworldwide plc, or Smallworld. The board of directors of Smallworld has unanimously approved the acquisition agreement and the Offer and determined that the terms of the Offer are fair and reasonable, and the board recommends that all shareholders accept the Offer and tender their ordinary shares and ADSs to us. Deutsche Bank Securities Inc., financial advisor to Smallworld, has delivered a written opinion to the board to the effect that, as of the date of the opinion and based upon and subject to the matters set forth therein, the consideration to be received by the shareholders of Smallworld pursuant to the Offer is fair to such shareholders from a financial point of view.

    Certain officers and directors of Smallworld have, for themselves and their immediate family members, entered into irrevocable undertakings in which they have agreed to tender or procure the tender of an aggregate of 1,113,700 ordinary shares and ADSs (or approximately 14% of the outstanding ordinary shares and ADSs) to us in the Offer.

    The initial offer period will expire on September 22, 2000, unless extended. At the conclusion of the initial offer period, including any extension thereof, if all conditions to the Offer have been satisfied or, where permitted, waived, the Offer will be extended for a subsequent offer period of at least 14 days and up to 20 business days. Holders of ordinary shares and ADSs will have the right to withdraw any tendered ordinary shares and ADSs during the initial offer period, including any extension thereof, but not during any subsequent offer period.

    Upon expiration of the initial offer period and our purchase of ordinary shares and ADSs pursuant to the Offer, all of Smallworld's outstanding stock options will vest fully. During the subsequent offer period, holders of stock options who do not roll-over such options for options to purchase GE common stock may effect a concurrent cashless exercise and tender of the ordinary shares covered by such options to us in the Offer. Such holders will receive an amount in cash equal to $20 per ordinary share less the applicable exercise price under the related stock option.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

    - shareholders validly tendering and not withdrawing prior to the expiration of the Offer at least 90% (or such lower percentage as we may decide but in any case not lower than a majority) of the ordinary shares and ADSs of Smallworld outstanding on the date we first purchase ordinary shares and ADSs pursuant to the Offer;

    - the absence of breaches of the representations, warranties and covenants of Smallworld contained in the acquisition agreement having in the aggregate a material adverse effect on Smallworld;

    - the absence of changes or developments having a material adverse effect on Smallworld; and

    - receipt of any required approvals under applicable U.S., German and Finnish competition laws.

The Offer is not conditioned upon our obtaining financing.

    We reserve the right to reduce the minimum tender condition referred to in the first bullet above prior to the satisfaction or waiver of all other conditions to the Offer. We will announce any reduction in the minimum tender condition through a press release at least 5 business days prior to the end of the initial offer period. During such 5-day period, shareholders who have tendered ordinary shares and ADSs in the Offer may withdraw them. Shareholders not willing to accept the Offer if the minimum tender condition is reduced below 90% should either not accept the Offer until the subsequent offer period or be prepared to withdraw any tendered ordinary shares and ADSs promptly following an announcement of any reduction in the minimum tender condition.

    TO TENDER ALL OR ANY PORTION OF YOUR ORDINARY SHARES YOU MUST:

    - complete and sign the accompanying Form of Acceptance (or a facsimile thereof) in accordance with its instructions and deliver it with the certificates for your ordinary shares and all other required documents to the U.K. Receiving Agent or the U.S. Depositary.

    TO TENDER ALL OR ANY PORTION OF YOUR ADSS YOU MUST:

    - complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with its instructions and deliver it with the american depositary receipts for your ADSs and all other required documents to the U.S. Depositary or follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase; or

    - if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, ask your nominee to tender your ADSs.

    ING Barings Limited, which is regulated in the U.K. by The Securities and Futures Authority Limited, and ING Barings LLC, which is regulated in the U.S. by the SEC, are acting for us and GE and no one else in connection with the Offer and will not be responsible to anyone other than us and GE for providing the protections afforded to customers of ING Barings Limited and ING Barings LLC or for giving advice in relation to the Offer.

    Deutsche Bank AG, which is regulated in the U.K. by The Securities and Futures Authority Limited, and Deutsche Bank Securities Inc., which is regulated in the U.S. by the SEC, are acting for Smallworld and no one else in connection with the Offer and will not be responsible to anyone other than Smallworld for providing the protections afforded to customers of Deutsche Bank AG and Deutsche Bank Securities Inc. or for giving advice in relation to the Offer.

    You should direct questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Form of Acceptance to the Dealer Manager, the Information Agent, the U.S. Depositary or the U.K. Receiving Agent. Their contact information is set forth on the back cover of this Offer to Purchase.

                            ------------------------

THE DEALER MANAGER FOR THE OFFER IN THE U.S. IS        THE INFORMATION AGENT FOR
THE OFFER IS:

                   [LOGO]                                         [LOGO]

AUGUST 24, 2000

    THIS OFFER TO PURCHASE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

    IF YOU ARE IN ANY DOUBT ABOUT WHAT ACTION TO TAKE IN CONNECTION WITH THE OFFER YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, ATTORNEY OR ACCOUNTANT OR AN INDEPENDENT FINANCIAL ADVISOR AUTHORIZED UNDER THE U.K. FINANCIAL SERVICES ACT 1986.

    If you have sold or otherwise transferred all of your ordinary shares or ADSs, please forward this Offer to Purchase with the accompanying documents as soon as possible to the purchaser or other transferee, or to the agent through whom the sale or transfer was effected for transmission to the purchaser or other transferee. However, such documents should not be forwarded to or transmitted in or into Australia, Canada or Japan.

    The availability of the Offer to persons outside the U.S. and the U.K. may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable requirements.

    The Offer will not be made, directly or indirectly, in or into, or by use of the mails or other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of Australia, Canada or Japan and will not be capable of acceptance by such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, copies of this Offer to Purchase and related documents are not being, and must not be, mailed or otherwise distributed or sent in or into or from, Australia, Canada or Japan and persons receiving this Offer to Purchase and related documents (including custodians, nominees and trustees) must not distribute or send it into or from Australia, Canada or Japan. Doing so may render invalid any related purported tender of ordinary shares or ADSs in the Offer.

                            ------------------------

    The Offer is being made for securities of an English company and, while the Offer is subject to U.K. and U.S. disclosure requirements, U.K. shareholders should be aware that this document has been prepared primarily in accordance with U.S. format and style, which differs from customary U.K. format and style. The audited financial statements of Smallworld for and as of each year in the three year-period ended June 30, 1999 included in Annex A to this Offer to Purchase have been prepared in accordance with U.S. generally accepted accounting principles.

    THE OFFER AND THIS OFFER TO PURCHASE ARE SUBJECT TO THE REQUIREMENTS OF THE U.S. FEDERAL SECURITIES LAWS AND THE CITY CODE ON TAKEOVERS AND MERGERS (THE "CITY CODE"), AND ARE SUBJECT TO THE JURISDICTION OF THE SEC AND THE U.K. PANEL ON TAKEOVERS AND MERGERS (THE "U.K. TAKEOVER PANEL").

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary Term Sheet..........................................      1
Introduction................................................      5
The Tender Offer............................................      6
  1. Terms of the Offer.....................................      6
  2. Acceptance for Payment and Payment for Shares..........     10
  3. Procedure for Accepting the Offer and Tendering
    Shares..................................................     12
  4. Withdrawal Rights......................................     17
  5. Certain U.S. Federal Income Tax and U.K. Tax
    Consequences............................................     18
  6. Price Range of Shares; Dividends.......................     20
  7. Certain Information Concerning Smallworld..............     21
  8. Certain Information Concerning the Offeror and GE......     21
  9. Source and Amount of Funds.............................     23
  10. Background of the Offer; Contacts with Smallworld.....     23
  11. The Acquisition Agreement and Tender Agreements.......     24
  12. Purpose of the Offer; Plans for Smallworld............     33
  13. Dividends and Distributions...........................     34
  14. Effect of the Offer on the Market for the Shares,
      Stock Exchange Listing and Exchange Act
      Registration..........................................     34
  15. Certain Conditions of the Offer.......................     36
  16. Certain Legal Matters and Regulatory Approvals........     39
  17. Fees and Expenses.....................................     40
  18. Overseas Shareholders.................................     41
  19. Miscellaneous.........................................     43

SCHEDULE I--Additional Information Concerning the Offeror
  and GE....................................................    S-1
ANNEX A--Additional Information Concerning Smallworld.......    A-1
ANNEX B--Acquisition Agreement dated August 16, 2000 between
  GE and Smallworld.........................................    B-1

                               SUMMARY TERM SHEET

    We are offering to purchase all of the outstanding ordinary shares and ADSs of Smallworld for $20.00 per ordinary share or ADS. We refer to the ordinary shares and the ADSs collectively in this Offer to Purchase as the "Shares." Through a question and answer format, this Summary Term Sheet is designed to explain to you, the shareholders of Smallworld, a number of important terms of the proposed transaction. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Form of Acceptance in order to fully educate yourself on the details of the proposed transaction. Cross-referenced text refers to sections within the Offer to Purchase, unless otherwise noted.

WHO IS OFFERING TO BUY THE SHARES OF SMALLWORLD?

    Our name is GE Power Systems Equities, Inc. We are a Delaware corporation and a wholly owned subsidiary of General Electric Company, a New York corporation, which we refer to as GE. GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities. The common stock of GE is listed on the New York Stock Exchange under the symbol "GE."

    We are part of GE Power Systems, or GEPS, the largest business unit of GE. We were formed to own and manage GEPS' equity investments in emerging technology businesses. GEPS is a leading global supplier of power generation technology, energy services and energy management systems and has the largest installed base of power generation equipment in the global energy industry. Through a series of acquisitions and alliances GEPS has expanded its portfolio of product, service and software solutions to serve customers in the global energy and other related industries. Recent acquisitions of rental power and industrial pure water technologies have expanded GEPS's capabilities to serve a broader range of industries including telecommunications, entertainment and high-tech manufacturing. GEPS (which is included in GE's overall results of operations) had revenues of $10 billion in 1999. Upon completion of the Offer, Smallworld will become part of GE Energy Management Services, a GEPS business.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to purchase all of the outstanding Shares for $20.00 per Share, to you, in cash. We will pay for tendered Shares in U.S. dollars unless you specify payment in pounds sterling. See Section 2. As of August 17, 2000, Smallworld had an aggregate of 7,899,440 Shares outstanding and 2,694,305 Shares subject to outstanding options.

    If you tender your Shares to us, you will not have to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal and Instruction 10 of the Form of Acceptance, stock transfer taxes with respect to the sale of your Shares. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, they may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

    Holders of ADSs will bear the fees associated with the cancellation of their ADSs, which will occur following acceptance of the Offer pursuant to the terms of the deposit agreement dated as of November 18, 1996 among Smallworld, The Bank of New York and all owners and holders of american depositary receipts, or ADRs, issued thereunder. This fee will be $0.05 per ADS. We refer to this agreement as the Deposit Agreement.

WHAT IS THE PURPOSE OF THE OFFER?

    The purpose of the Offer is to acquire control, and all of the outstanding equity securities, of Smallworld. Following the Offer, we intend to acquire any remaining Shares not acquired in the Offer pursuant to the compulsory share acquisition procedures provided under U.K. law. See Section 12.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. There is no financing condition to the Offer.

IS THE OFFEROR'S OR GE'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER SHARES IN THE OFFER?

    We do not think our or GE's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

    - the Offer is for cash and if you tender all of your Shares, you will not have a continuing equity interest in us or GE;

    - the Offer is not subject to any financing condition;

    - we will have adequate cash available to finance the Offer; and

    - the Offer is for all of Smallworld's outstanding Shares.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until at least 10:00 a.m., New York City time or 3:00 p.m., London time, on Friday, September 22, 2000 to decide whether to tender your Shares to us, unless we decide to extend the Offer. This is called the expiration date of the initial offer period. See Section 1. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in this Offer to Purchase. See Section 3.

CAN YOU EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE AND UNDER WHAT CIRCUMSTANCES?

    Yes. We can and may be required under applicable U.S. and U.K. law to extend the Offer past the scheduled expiration date. If we do so, you may tender your Shares until 10:00 a.m., New York City time or 3:00 p.m., London time, on the new expiration date. We may extend the initial offer period if we want to reduce the Minimum Tender Condition (described below) to less than 90%. In addition, under the City Code, we will be required to extend the Offer for a subsequent offer period of at least 14 days and up to 20 business days. You will not have withdrawal rights during the subsequent offer period.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER?

    If we decide to extend the Offer, we will issue a press release by 9:00 a.m., New York City time, 2:00 p.m., London time, on the business day after the day on which the Offer was previously scheduled to expire or the decision to extend the Offer was made. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    The Offer is conditioned upon, among other things,:

    - shareholders validly tendering and not withdrawing prior to the expiration of the Offer at least 90% (or such lower percentage as we may decide but in any case not lower than a majority) of the Shares outstanding on the date we first purchase Shares pursuant to the Offer as more fully described in Section 15, which condition we refer to as the Minimum Tender Condition;

    - the absence of breaches of the representations, warranties or covenants of Smallworld contained in the acquisition agreement having in the aggregate a material adverse effect on Smallworld;

    - the absence of changes or developments having a material adverse effect on Smallworld; and

    - the receipt of required approvals under U.S., German and Finnish competition laws. See Section 11.

    We are also not obligated to purchase any Shares you validly tender if any of the other conditions set forth in Section 15 is not satisfied or waived.

HOW DO I GET PAID FOR MY TENDERED SHARES?

    We will pay for the Shares accepted for payment by depositing the purchase price with The Bank of New York, which will serve as the U.S. Depositary, and Northern Registrars Limited, which will serve as the U.K. Receiving Agent. Either the U.S. Depositary or the U.K. Receiving Agent will send you a check for all Shares accepted for payment. See Section 2.

HOW DO I TENDER MY SHARES?

    The procedures for tendering ordinary shares and ADSs differ.

    To tender your ordinary shares prior to 10:00 a.m., New York City time, or 3:00 p.m., London time, on Friday, September 22, 2000, or such later time and/or date to which the Offer is extended, you must:

    - complete the Form of Acceptance in accordance with the instructions printed on it;

    - sign the Form of Acceptance and, if you are an individual, have your signature witnessed; and

    - return the Form of Acceptance, your share certificates and any other documents evidencing title to your ordinary shares by post or by hand to the U.K. Receiving Agent or the U.S. Depositary at one of the addresses appearing on the back cover page of this Offer to Purchase.

    To tender your ADSs prior to 10:00 a.m., New York City time, or 3:00 p.m., London time, on Friday, September 22, 2000, or such later time and/or date to which the Offer is extended:

    - you must deliver your ADRs evidencing your ADSs and a completed and executed Letter of Transmittal to the U.S. Depositary at one of the addresses appearing on the back cover page of this Offer to Purchase; or

    - the U.S. Depositary must receive a confirmation of receipt of your ADSs by book-entry transfer and a completed and executed Letter of Transmittal; or

    - you must comply with the guaranteed delivery procedures.

    See Section 3.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

    You may withdraw Shares that you have tendered before the expiration of the initial offer period. We expect the initial offer period to expire on Friday, September 22, 2000, unless extended. In addition, we will extend the Offer for a subsequent offer period of at least 14 days and up to 20 business days after the Offer has become unconditional. Shares tendered during the subsequent offer period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You must deliver a written or facsimile notice of your withdrawal with the required information to the U.S. Depositary or the U.K. Receiving Agent if you are withdrawing previously tendered Shares.

Section 4 sets forth some additional information that you must provide if your ADSs have been tendered under the procedure for book-entry transfer.

WHAT ARE THE TAX CONSEQUENCES TO ME OF THE SALE OF MY SHARES THROUGH THE OFFER?

    The sale of Shares to us through the Offer is a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash that you receive from us for the Shares and the tax basis of your Shares.

    If you are tax-resident in the U.K., the sale of your Shares to us through the Offer may be a taxable transaction for chargeable gains, depending on your circumstances.

    We encourage you to consult with your own tax advisor about the tax consequences of tendering your Shares. See Section 5.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On August 16, 2000, the last full trading day before we announced the Offer, the closing price per ADS on the Nasdaq National Market was $8.875. The price payable in the Offer represents a 125% premium to that closing price. On August 23, 2000, the last full trading day before we commenced the Offer, the closing price per ADS on the Nasdaq National Market was $19.625.

    We encourage you to obtain a current market quotation for your Shares before deciding whether to tender your Shares. See Section 6.

WHAT DOES SMALLWORLD'S BOARD OF DIRECTORS THINK OF THE OFFER?

    On August 16, 2000, the board of directors of Smallworld unanimously approved the acquisition agreement and determined that the terms of the Offer are fair and reasonable. Smallworld's board of directors recommends that you accept the Offer and tender your Shares to us. See Section 12.

HAVE ANY SHAREHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

    Yes. Certain officers and directors of Smallworld have, for themselves and their immediate family members, entered into irrevocable undertakings in which they have agreed to tender or procure the tender of an aggregate of 1,113,700 Shares (or approximately 14% of the outstanding Shares) to us in the Offer. The Tender Agreements also contain provisions that require these officers and directors to make certain payments to us in the event they sell their Shares in a successful competing transaction at a price per Share greater than $20.00. See
Section 11.

FOLLOWING COMPLETION OF THE OFFER, WILL SMALLWORLD CONTINUE AS A PUBLIC COMPANY?

    No. If the compulsory share acquisition, which is described in Section 12, takes place, Smallworld will be a wholly owned subsidiary of us. Even if the compulsory share acquisition does not take place, we expect that only a small percentage of the ADSs will be publicly held and, as a consequence, the ADSs will not be eligible for trading on the Nasdaq National Market. If this occurs, Smallworld will no longer need to comply with the SEC's reporting requirements for publicly-held companies.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You should contact ING Barings LLC, which is acting as Dealer Manager for the Offer in the U.S. In addition, Morrow & Co., Inc. is acting as the information agent for the Offer and can help answer your questions. Contact information for ING Barings LLC and Morrow & Co., Inc. is set forth on the back cover page of this Offer to Purchase.

TO THE SHAREHOLDERS OF SMALLWORLDWIDE PLC:

                                  INTRODUCTION

GENERAL

    GE Power Systems Equities, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of General Electric Company, a New York corporation ("GE"), hereby offers to purchase all of the issued and outstanding:

    - ordinary shares, nominal value of L0.01 each ("Ordinary Shares"), and

    - American Depositary Shares ("ADSs"), each representing one Ordinary Share and evidenced by American Depositary Receipts ("ADRs"),

of Smallworldwide plc, a public limited company incorporated under the laws of England and Wales ("Smallworld"). The Ordinary Shares and the ADSs are referred to herein collectively as the "Shares." The Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and Form of Acceptance (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to an acquisition agreement (the "Acquisition Agreement") dated August 16, 2000 between GE and Smallworld. The Acquisition Agreement is described in Section 11. The Offer values Smallworld on a fully diluted equity basis at approximately $210 million.

    Tendering shareholders who are record owners of their Shares will not have to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal and Instruction 10 of the Form of Acceptance, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or nominee should consult with them regarding any applicable service fees. Holders of ADSs will bear all fees associated with the cancellation of their ADSs, which will occur following acceptance of the Offer, under the Deposit Agreement. The Offeror will pay all fees and expenses of the following incurred in connection with the Offer:

    - ING Barings LLC, which is acting as Dealer Manager for the Offer in the U.S.;

    - Morrow & Co., Inc., which is acting as the Information Agent;

    - The Bank of New York, which is acting as the U.S. Depositary; and

    - Northern Registrars Limited, which is acting as the U.K. Receiving Agent.

    The Board of Directors of Smallworld has received the written opinion dated August 16, 2000, of Deutsche Bank Securities Inc., financial advisor to Smallworld, to the effect that, as of the date of the opinion and based upon and subject to the matters set forth therein, the consideration to be received by the shareholders of Smallworld pursuant to the Offer is fair to such shareholders from a financial point of view. The full text of Deutsche Bank Securities Inc.'s written opinion is included in Exhibit 9 to Smallworld's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders concurrently herewith. Shareholders are urged to read the full text of such opinion in its entirety.

    THE BOARD OF DIRECTORS OF SMALLWORLD HAS APPROVED THE ACQUISITION AGREEMENT AND OFFER AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR AND REASONABLE, AND THE BOARD RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE OFFEROR.

    The Offer is conditioned upon, among other things:

    - satisfaction of the Minimum Tender Condition;

    - the absence of breaches of the representations, warranties and covenants of Smallworld contained in the Acquisition Agreement having in the aggregate a material adverse effect on Smallworld;

    - the absence of changes or developments having a material adverse effect on Smallworld; and

    - the receipt of any required approvals under applicable U.S., German and Finnish competition laws.

    The Offeror may reduce the Minimum Tender Condition prior to the satisfaction or waiver of all the conditions to the Offer. The Offeror will announce any reduction in the Minimum Tender Condition through a press release at least 5 business days prior to the end of the initial offer period. During such 5-day period, shareholders who have tendered Shares in the Offer may withdraw them. Shareholders not willing to accept the Offer if the Minimum Tender Condition is reduced below 90% should either not accept the Offer until the subsequent offer period or be prepared to withdraw any tendered Shares promptly following an announcement of any reduction in the Minimum Tender Condition.

    In connection with the Acquisition Agreement, certain officers and directors of Smallworld, for themselves and their immediate family members, have entered into irrevocable undertakings, dated as of August 17, 2000 (the "Tender Agreements"), in which they have agreed to tender or procure the tender of an aggregate of 1,113,700 Shares (or approximately 14% of the outstanding Shares) to the Offeror in the Offer. The Tender Agreements also contain provisions that require these officers and directors to make certain payments to the Offeror in the event they sell their Shares in a successful competing transaction at a price per Share greater than $20.00. The Tender Agreements are more fully described in Section 11.

    THE OFFER AND THIS OFFER TO PURCHASE ARE SUBJECT TO THE REQUIREMENTS OF THE U.S. FEDERAL SECURITIES LAWS AND THE CITY CODE, AND ARE SUBJECT TO THE JURISDICTION OF THE SEC AND THE U.K. TAKEOVER PANEL.

    Under the City Code, any person who, alone or acting together with any other persons pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Smallworld, owns or controls, or becomes the owner or controller, directly or indirectly, of 1% or more of any class of securities of Smallworld is required under the provisions of Rule 8 to notify the U.K. Takeover Panel no later than 12:00 noon, London time, on the business day following the date of the transaction of every dealing in such securities during the period prior to the date on which all conditions to the Offer have been satisfied or waived or the Offer lapses or is withdrawn. Dealings by Smallworld or by its associates (within the definition set out in the City Code) in any class of securities of Smallworld or referable thereto until the end of such period must also be disclosed.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND FORM OF ACCEPTANCE CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered during the initial offer period on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 and all Shares validly tendered during the subsequent offer period. The term "Expiration Date" initially means 10:00 a.m., New York City time, and 3:00 p.m., London time, on Friday,
September 22, 2000, unless the Offeror shall have extended the initial offer period, in which event the term "Expiration Date" shall mean the latest time and date at which the initial offer period, as so extended by the Offeror, shall expire.

    At the conclusion of the initial offer period, including any extension thereof, if all conditions to the Offer have been satisfied or, where permitted, waived, the Offer will be extended for a subsequent offer period of at least 14 days and up to 20 business days. This is because under the City Code, once the Minimum Tender Condition is satisfied the Offer must remain open for tenders for at least 14 days from the date on which this condition is satisfied. Holders of Shares will have the right to withdraw any tendered Shares during the initial offer period, including any extension thereof, but not during any subsequent offer period.

    Upon expiration of the initial offer period and our purchase of Shares, all of Smallworld's outstanding stock options will vest fully. During the subsequent offer period, holders of stock options who do not roll-over such options for options to purchase GE common stock may effect a concurrent cashless exercise and tender of the Ordinary Shares covered by such options to the Offeror in the Offer. Such holders will receive an amount in cash equal to $20 per Ordinary Share less the applicable exercise price under the related stock option.

    The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the receipt of any required approvals under U.S., German and Finnish competition laws and the other conditions set forth in Section 15. Subject to the provisions of the Acquisition Agreement and the City Code, the Offeror may waive any or all conditions to its obligation to purchase Shares pursuant to the Offer other than the Minimum Tender Condition.

    The Offeror may reduce the Minimum Tender Condition prior to the satisfaction or waiver of all other conditions to the Offer. The Offeror will announce any reduction in the Minimum Tender Condition through a press release at least 5 business days prior to the end of the initial offer period. During such 5-day period, shareholders who have tendered Shares in the Offer may withdraw them. Shareholders not willing to accept the Offer if the Minimum Tender Condition is reduced below 90% should either not accept the Offer until the subsequent offer period or be prepared to withdraw any tendered Shares promptly following an announcement of any reduction in the Minimum Tender Condition.

    If on any Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Acquisition Agreement and the City Code, the Offeror may elect to:

    - terminate the Offer and return all tendered Shares to tendering shareholders;

    - waive all unsatisfied conditions (other than the Minimum Tender Condition) and purchase all Shares validly tendered by the Expiration Date and not withdrawn; or

    - extend the initial offer period and, subject to the right of shareholders to withdraw their Shares until the new Expiration Date, retain the Shares which have been tendered until the expiration of the Offer as extended.

    Under the terms of the Acquisition Agreement, the Offeror may not, without the consent of Smallworld, make any change in the terms or conditions of the Offer that is adverse to shareholders, decrease the price per Share payable in the Offer or impose additional conditions to the Offer. Notwithstanding the foregoing, the Offeror may, without the consent of Smallworld,

    - subject to the City Code, extend the Offer, if at any scheduled Expiration Date any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived;

    - subject to the City Code, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC staff applicable to the Offer; and

    - if at any scheduled Expiration Date all conditions to the Offer are satisfied or waived except the Minimum Tender Condition, extend the Offer to permit the Offeror to solicit additional Shares to be tendered in the Offer.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, 2:00 p.m., London time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act"). Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service, Reuters and Bloomberg.

    Under the City Code, any revision of the Offer and the occurrence of the Expiration Date will be followed by a public announcement by 9.00 a.m., New York City time, and 2:00 p.m., London time, on the next business day (or, with respect to any revision of the Offer, such later times or dates as the U.K. Takeover Panel may agree). Such announcement will (unless otherwise permitted by the U.K. Takeover Panel) also state (as nearly as practicable) the total number of Shares and rights over Shares:

    - for which tenders have been received (showing the extent, if any, to which such tenders have been received from any person deemed to be acting in concert with the Offeror);

    - acquired or agreed to be acquired by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror during the course of the period commencing on August 17, 2000; and

    - held by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror prior to August 17, 2000;

and will specify the percentage of outstanding Shares represented by each of these figures.

    If, subject to the terms of the Acquisition Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or by the City Code. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders. Under the City Code, an offer should remain open for 14 days (or such other period as may be permitted by the U.K. Takeover Panel) from the date a material change is first published. Except with the consent of the U.K. Takeover Panel, the Offer may not be revised after Monday, October 9, 2000 or, if later, the date 14 days before the last date on which the Offer can become unconditional (which, unless the U.K. Takeover Panel allows an extension, is October 23, 2000).

    Smallworld has provided the Offeror with Smallworld's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Subject to Section 18, this Offer to Purchase, the related Letter of Transmittal and Form of Acceptance will be mailed to record holders of Shares whose names appear on Smallworld's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    Notwithstanding the Offeror's right to extend the initial offer period under U.S. law, the Offeror is not permitted, except with the consent of the U.K. Takeover Panel, to extend the initial offer period beyond 7:00 p.m., New York City time, 12:00 midnight, London time, on October 23, 2000, (or an earlier time or date if the Offeror has stated (and not withdrawn such statement) that the Offer will not be extended beyond such earlier time or date) (the "Final Time"). However, except with the consent of the U.K. Takeover Panel or as permitted by the City Code, the Offeror may not, for the purposes of determining whether the Minimum Tender Condition has been satisfied, count tenders received after 8:00 a.m., New York City time, or 1:00 p.m., London time, on October 23, 2000 (or any other time and/or date beyond which the Offeror has stated (and not withdrawn such statement) that the Offer will not be extended). If all conditions to the Offer are not satisfied or waived by the Final Time, the Offer will lapse unless there is a competing bid or the U.K. Takeover Panel agrees to a further extension. If the Offer lapses for any reason, holders of Shares may not accept the Offer and the Offeror and holders of Shares will no longer be bound by prior tenders.

    Under the City Code, if a third party makes a competing offer for the Shares after the Offeror has stated that it will not increase the consideration offered or extend the initial offer period, the Offeror may, if it has specifically reserved the right to do so at the time the statement is made (or otherwise with the consent of the U.K. Takeover Panel), withdraw the statement and be free to revise or, as the case may be, extend the Offer if it complies with the requirements of the City Code and in particular if:

    - it announces the withdrawal of the statement as soon as possible and in any event within 4 business days after the date of the announcement of the competing offer or other relevant circumstance; and

    - it notifies holders of Shares in writing of the withdrawal of the statement (or, in the case of holders of Shares with registered addresses outside the U.K. or the U.S. or holders known to be nominees, custodians or trustees holding Shares for such persons, by announcement in the U.K. and the U.S.) at the earliest opportunity.

    Where such a withdrawal in compliance with the requirements of the City Code is made, holders of Shares who accepted the Offer after the statement was made will, in addition to any other right of withdrawal, be permitted to withdraw their tenders during the 8 days following the date on which notice of withdrawal of such statement is mailed to holders of Shares.

    The Offeror may, if it has specifically reserved the right to do so at the time the statement is made, choose not to be bound by the terms of a "no increase" or "no extension" statement and may increase or improve the Offer (as to either the value or nature of the consideration offered or otherwise) if it is recommended for acceptance by the Board of Directors of Smallworld or in other circumstances permitted by the U.K. Takeover Panel.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all of the conditions to the Offer set forth in Section 15, payment for Shares validly tendered, not properly withdrawn and accepted for payment by the Offeror during the initial offer period will be effected as soon as practicable after the Expiration Date. Consideration for Shares validly tendered and accepted for payment by the Offeror during any subsequent offer period will be paid as soon as practicable after receipt of validly tendered Shares. Except with the consent of the U.K. Takeover Panel, payment for Shares tendered will be made in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against that shareholder.

    In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.K. Receiving Agent (for shareholders that are Non-U.S. holders (as defined herein)) or the U.S. Depositary (for shareholders that are U.S. holders (as defined herein)) of:

    - certificates representing such Ordinary Shares;

    - the Form of Acceptance, properly completed, signed and witnessed (for shareholders that are individuals); and

    - any other documents required by the Form of Acceptance.

    In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of:

    - ADRs evidencing such ADSs or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such ADSs into the U.S. Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3;

    - the Letter of Transmittal, properly completed and duly executed (or a facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

    - any other documents required by the Letter of Transmittal.

    Holders of ADSs who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit ADRs pursuant to the procedures set forth below for guaranteed delivery.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the U.S. Depositary and the U.K. Receiving Agent of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the U.S. Depositary (in respect of Shares held by U.S. holders) and the U.K. Receiving Agent (in respect of Shares held by Non-U.S. holders), each of which will act as agent for tendering shareholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Offeror's rights set forth herein, the U.S. Depositary or the U.K. Receiving Agent, as the case may be, may nevertheless, on behalf of the Offeror and subject to

Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4. Under no circumstances will interest on the purchase price for Shares be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment. No consideration will be mailed to an address in or otherwise transmitted into Australia, Canada or Japan.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if ADRs or certificates are submitted for more ADSs or Ordinary Shares, respectively, than are tendered, ADRs or certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of ADSs tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. If the Offeror increases the price being paid for the Shares or otherwise materially amends the Offer (and any such amended Offer represents, on the date it is announced (on such basis as ING Barings Limited may consider appropriate) an improvement (or no diminution) in the value of the Offer as so amended when compared with the Offer prior to such amendment), validly tendered Shares not otherwise withdrawn shall constitute validly tendered Shares for the Offer as so revised and the Offeror shall be entitled to treat any Form of Acceptance or Letter of Transmittal received prior to the announcement of such amendment or increase as a valid acceptance of any amended Offer and such acceptance and all powers and authorities given thereby shall apply MUTATIS MUTANDIS to such increased or amended Offer.

    The Offeror reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    POUNDS STERLING ELECTION

    Instead of receiving cash consideration in U.S. dollars under the Offer, shareholders who so wish may elect to receive pounds sterling. The cash amount payable in U.S. dollars to which such shareholder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from U.S. dollars to pounds sterling at the exchange rate obtainable by the U.S. Depositary or the U.K. Receiving Agent on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by the Offeror to the U.S. Depositary or the U.K. Receiving Agent for delivery in respect of the relevant Shares. A shareholder may elect to receive such amount on the basis set out above only in respect of all tendered Shares. Shareholders may not elect to receive both pounds sterling and U.S. dollars.

    POUNDS STERLING ELECTION IS MADE BY CHECKING THE RELEVANT BOX IN THE LETTER OF TRANSMITTAL, WITH RESPECT TO THE TENDERING OF ADSS, AND IN THE FORM OF ACCEPTANCE, WITH RESPECT TO THE TENDERING OF ORDINARY SHARES.

    The actual amount of pounds sterling received will depend upon the exchange rate prevailing on the business day on which funds are made available to the U.S. Depositary or U.K. Receiving Agent by the Offeror. Shareholders should be aware that the U.S. dollar/pounds sterling exchange rate which is prevailing on the date on which an election is made to receive pounds sterling and on the dates of any exchange and/or dispatch and/or receipt of payment may be different from that prevailing on the business day on which funds are made available to the U.S. Depositary or U.K. Receiving Agent by the Offeror. In all cases, fluctuations in the U.S. dollar/pounds sterling exchange rate are at the risk of the tendering shareholders who elect to receive their consideration in pounds sterling. Neither the Offeror nor any of its advisors or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in U.S. dollars.

3.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    All holders of Ordinary Shares, including persons in the U.S. who hold Ordinary Shares, have been sent with this Offer to Purchase, a Form of Acceptance, which they must use to tender their Ordinary Shares and accept the Offer. All holders of ADSs have been sent with this Offer to Purchase, a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their ADSs and accept the Offer. Requests for additional or different forms should be directed to the Information Agent or the U.K. Receiving Agent at one of the addresses set forth on the back cover page of this Offer to Purchase.

    HOLDERS OF ORDINARY SHARES

    VALID TENDERS. In order to validly tender Ordinary Shares, any holder of Ordinary Shares wishing to accept the Offer in respect of all or any portion of such holder's Ordinary Shares should complete box 1 and sign box 6 on the Form of Acceptance in accordance with the instructions printed on it. All holders of Ordinary Shares who are individuals should sign the Form of Acceptance in the presence of a witness who should also sign box 6 of the Form of Acceptance and provide the other information specified in accordance with the instructions printed on it. Unless witnessed, a Form of Acceptance signed by an individual will not be valid and will not constitute a valid tender by any such individual. A shareholder should complete a separate Form of Acceptance for Ordinary Shares held in certificated form, but under different designations.

    Holders of Ordinary Shares should return the completed, signed and, where necessary, witnessed Form of Acceptance to the U.K. Receiving Agent in the U.K. (if such accepting shareholder is a Non-U.S. Holder) or to the U.S. Depositary in the U.S. (if such accepting shareholder is a U.S. Holder). The completed Form of Acceptance, together with the certificates evidencing the Ordinary Shares, and/or other documents of title, should be deposited with the U.K. Receiving Agent in the U.K. (if such accepting shareholder is a Non-U.S. Holder) or with the U.S. Depositary in the U.S. (if such accepting shareholder is a U.S. Holder), as soon as possible, but in any event not later than 10:00 a.m., New York City time, 3:00 p.m., London time, on Friday, September 22, 2000. If you have any questions as to how to complete the Form of Acceptance, please contact the Information Agent at +44-207-222-4645 in the U.K. or at (212) 754-8000 in the U.S.

    LOST CERTIFICATES. If certificates evidencing Ordinary Shares or other documents of title are lost or are not readily available, a tendering shareholder should still complete, sign and return the Form of Acceptance to the U.K. Receiving Agent so as to be received as soon as possible, but in any event not later than 10:00 a.m., New York City time, 3:00 p.m., London time, on Friday, September 22, 2000, together with any certificates and other documents of title that are available accompanied by a letter stating that the balance will follow or that such other certificates or documents of title have been lost. If the certificates or other documents of title are lost, such shareholder should request the U.K. Receiving Agent to send a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be returned to the U.K. Receiving Agent, in accordance with the instructions given, in support of the Form of Acceptance.

    Any reference in Section 3 to a shareholder or holder of Ordinary Shares includes a reference to the person or persons executing the relevant Form of Acceptance and any person or persons on whose behalf such person or persons executing the Form of Acceptance is/are acting. In the event more than one person executes a Form of Acceptance, the provisions of Section 3 will apply to them jointly and to each of them.

    HOLDERS OF ADSS

    VALID TENDERS.  In order for ADSs to be validly tendered pursuant to the
Offer:

    - a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the U.S. Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase;

    - the ADRs representing tendered ADSs must be either received by the U.S. Depositary at such address or delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the U.S. Depositary in each case prior to the Expiration Date; or

    - such Shareholder must comply with the Guaranteed Delivery Procedures set forth below.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Depositary and forming part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The U.S. Depositary will establish an account at the Book-Entry Transfer Facility with respect to ADSs held in book-entry form for the purposes of the Offer within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

    However, although delivery of ADSs evidenced by ADRs may be effected through book-entry transfer at the U.S. Depositary's account at the Book-Entry Transfer Facility, either:

    - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees; or

    - an Agent's Message in lieu of the Letter of Transmittal,

and any other required documents, must in any case, be received by, the U.S. Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE U.S. DEPOSITARY.

    SIGNATURE GUARANTEES.  No signature guarantee is required on the Letter of
Transmittal:

    - if the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

    - if the ADSs are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program (an "Eligible Institution").

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If an ADR is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or an ADR not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the ADR must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the ADR, with the signature(s) on such ADR or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    ADSS AND ADRS. If the ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appears or appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    PARTIAL ACCEPTANCES. If fewer than all of the ADSs evidenced by the ADRs delivered to the U.S. Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of ADSs which are tendered in the box entitled "Number of ADS(s) Tendered." In such case, a new ADR for the remainder of the ADSs represented by the former ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are purchased. All ADSs delivered to the U.S. Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal.

    In the case of partial tenders, ADSs not tendered will not be reissued to a person other than the registered holder.

    GUARANTEED DELIVERY PROCEDURES. If a shareholder wishes to tender ADSs pursuant to the Offer and:

    - the ADRs evidencing such ADSs are not immediately available; or

    - such shareholder cannot deliver the ADRs and all other required documents to the U.S. Depositary prior to the Expiration Date; or

    - such shareholder cannot complete the procedures for book-entry transfer on a timely basis;

then such ADSs may nevertheless be tendered if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

    - such tender is made by or through an Eligible Institution;

    - the U.S. Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Offeror; and

    - the ADRs (or a Book-Entry Confirmation) representing all tendered ADSs, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the U.S. Depositary within 3 Nasdaq National Market trading days (i.e. days the Market is open for business) after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, transmitted by telegram, telex or facsimile transmission or mailed to the U.S. Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

    WITHHOLDING. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of the Offer price to certain shareholders for Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All U.S. shareholders surrendering Shares should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instructions 8 and 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS

    METHOD OF DELIVERY. The method of delivery of Shares, Letters of Transmittal, Forms of Acceptance and all other required documents is at the option and risk of the tendering holder of Shares. Shares will be deemed delivered only when the ADRs or certificates representing such Shares are actually received by the U.S. Depositary or U.K. Receiving Agent (including, in the case of a book-entry transfer of ADSs, by Book-Entry Confirmation). If delivery is by mail, registered mail (or, if in the U.K., registered post) with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgment of receipt of documents will be given by, or on behalf of, the Offeror.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its sole discretion, which determination shall (except as required by the U.K. Takeover Panel) be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the U.S. Depositary, the U.K. Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will (except as required by the U.K. Takeover Panel) be final and binding.

    UNDERTAKINGS. By executing a Letter of Transmittal or Form of Acceptance, the tendering holder will agree that, effective from and after the date all conditions to the Offer are satisfied, fulfilled or, to the extent permitted, waived (or, in the case of voting by proxy, if the Offer will become unconditional or lapse on the outcome of the resolution in question, or in such other circumstances as the Offeror may request and the U.K. Takeover Panel may permit):

    (1) the Offeror shall be irrevocably appointed to direct the exercise of any votes attaching to any Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn (the "Accepted Shares") and any other rights and privileges attaching to such Shares, including any right to request an extraordinary general meeting of shareholders; and

    (2) the execution of the Letter of Transmittal, Form of Acceptance and its delivery to the U.S. Depositary or U.K. Receiving Agent, as appropriate, shall constitute:

    - an appointment of the U.S. Depositary and U.K. Receiving Agent to act on behalf of the tendering holder of Accepted Shares, subject to such holder's withdrawal rights, including, without limitation, to complete and execute any form of transfer or renunciation with respect to such tendered Shares, deliver such form of transfer or renunciation and take any other act desirable to vest in the Offeror ownership of such tendered Shares;

    - an authority to Smallworld or its agents from the tendering holder of Accepted Shares to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Shares, to the Offeror care of the U.S. Depositary or U.K. Receiving Agent;

    - an agreement to ratify everything that may be done or effected by any director of, or person authorized by, the Offeror or the U.S. Depositary or U.K. Receiving Agent in exercise of the powers and authorities related to tendering Shares into the Offer;

    - an authority to the Offeror or its agent to sign any consent to short notice of an extraordinary general meeting on behalf of the tendering holder of Accepted Shares and/or to execute a form of proxy in respect of such Accepted Shares appointing any person nominated by the Offeror to attend general meetings of Smallworld and any adjournment thereof and to exercise the votes attaching to the Accepted Shares on his behalf;

    - the agreement of such tendering holder of Accepted Shares not to exercise any of such rights (mentioned under the fourth bullet above) without the consent of the Offeror and the irrevocable undertaking of such tendering holder of Accepted Shares not to appoint a proxy for or to attend any such extraordinary general meetings (mentioned under the fourth bullet above);

    - a representation and warranty that such shareholder (A) has not received or sent copies of this Offer to Purchase or any Letter of Transmittal or Form of Acceptance or any related documents in, into or from Australia, Canada or Japan; (B) is accepting the Offer from outside Australia, Canada and Japan; and (C) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorized employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada and Japan;

    - confirmation that such shareholder is entitled to sell and transfer the beneficial ownership of the Accepted Shares and that such Accepted Shares are sold fully paid and nonassessable and with full title guarantee free from all liens, equitable interests, charges, encumbrances and other interests and together with all rights attaching thereto, including, without limitation, the right to all dividends and other distributions declared, paid or made on or after that date; and

    - the agreement of such tendering shareholder to do all such acts and things as shall, in the opinion of the Offeror, the U.S. Depositary or U.K. Receiving Agent, be necessary or expedient to vest in the Offeror or its nominee(s) or such other person(s) as the Offeror may decide the number of Shares to which the Letter of Transmittal or Form of Acceptance relates and to enable the Offeror, the U.S. Depositary and U.K. Receiving Agent and any of their agents to secure the full benefit of the power and authority granted as described above.

    The execution of a Letter of Transmittal or Form of Acceptance (together with any signature guarantees) and its delivery to the U.S. Depositary or U.K. Receiving Agent shall constitute an authority to any director of the Offeror, and to the Offeror, and/or their respective agents to tender the Shares in accordance with the terms of this Offer to Purchase and the Letter of Transmittal or Form of Acceptance. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

    Any accidental omission or failure to deliver this Offer to Purchase, the Form of Acceptance, the Letter of Transmittal, any other documents relating to the Offer or any notice required to be delivered under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

    All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in Section 3, in the Form of Acceptance or in the Letter of Transmittal are given by way of security for the performance of the obligations of the holders of Shares concerned and are irrevocable in accordance with Section 4 of the U.K. Powers of Attorney Act 1971 (or other applicable requirements), except in the circumstances where the person granting the power of attorney or authority validly withdraws his acceptance of the Offer.

    References in this section to a shareholder shall include references to the person or persons executing a Letter of Transmittal or Form of Acceptance and, in the event of more than one person executing a Letter of Transmittal or Form of Acceptance, the provisions of the Letter of Transmittal or Form of Acceptance and this Offer to Purchase shall apply to them jointly and to each of them.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that, with respect to the initial offer period, Shares may be withdrawn at any time prior to the Expiration Date. Shares tendered during a subsequent offer period, if any, may not be withdrawn.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary or the U.K. Receiving Agent at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares if different from that of the person who tendered the Shares. If certificates or ADRs have been delivered or otherwise identified to the U.S. Depositary or U.K. Receiving Agent, then, prior to the physical release of such certificates or ADRs, the shareholder must submit the serial numbers shown on the certificates or ADRs evidencing the Shares to be withdrawn to the U.S. Depositary or U.K. Receiving Agent and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion, and its determination will (except as required by the U.K. Takeover Panel) be final and binding on all parties. None of the Offeror, GE, the U.S. Depositary, the U.K. Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals may not be rescinded. Any Shares properly withdrawn thereafter will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN U.S. FEDERAL INCOME TAX AND U.K. TAX CONSEQUENCES.

    U.S. FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. This summary of the material U.S. federal income tax consequences of the Offer is for general information only and is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a shareholder in light of its particular circumstances or to shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their Shares as part of a straddle or a hedging or conversion transaction and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

    Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of U.S. state and local tax laws or foreign tax laws.

    A U.S. holder refers to:

    - a citizen or resident of the U.S.,

    - a corporation or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S., or

    - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

    A Non-U.S. holder refers to a shareholder that is not a U.S. holder.

    U.S. HOLDERS. The receipt by a U.S. holder of cash for Shares pursuant to the Offer will be a taxable transaction under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). A tendering U.S. holder will generally recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the Shares tendered pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and will be long term capital gain or loss if the Shares have been held for at least one year. Shareholders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

    A U.S. holder that tenders Shares may be subject to backup withholding at a rate of 31% unless it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. See
Section 3 ("Procedures for Accepting the Offer and Tendering Shares--Other Requirements").

    Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the shareholder, provided appropriate information is forwarded to the IRS. A tendering U.S. holder should complete the Substitute Form W-9 that is included in the Letter of Transmittal.

    NON-U.S. HOLDERS. A tendering Non-U.S. holder will generally not be subject to U.S. federal income tax on a gain realized on a disposition of Shares unless:

    - the gain is effectively connected with a trade or business in the U.S. of that Non-U.S. holder,

    - that Non-U.S. holder is a non-resident alien individual who holds the Shares as a capital asset and who is present in the U.S. for 183 or more days in 2000, or

    - that Non-U.S. holder is subject to tax under the provisions of the Code on the taxation of U.S. expatriates.

    Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received by a tendering Non-U.S. Holder unless it certifies as to its foreign status or otherwise establishes an exemption. See Section 3 ("The Offer--Procedures for Accepting the Offer and Tendering Shares--Other Requirements"). Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of a Non-U.S. holder, provided appropriate information is forwarded to the IRS. To avoid backup withholding, a tendering Non-U.S. holder should complete a Form W-8 BEN, which may be obtained from the U.S. Depositary.

    CONVERSION OF POUNDS STERLING. The amount realized and tax basis of pounds sterling received by a U.S. Holder who elects to receive pounds sterling pursuant to the Offer generally will equal the U.S. dollar equivalent of such pounds sterling at the exchange rate in effect on the date the pounds sterling are received (or, in the case of a U.S. Holder who uses the accrual method of accounting, on the date the U.S. Holder had a right to receive the pounds sterling if the U.S. Holder does not make an election to use the exchange rate in effect on the date the pounds sterling are received). Upon any subsequent exchange of such pounds sterling for U.S. dollars, a U.S. Holder will generally recognize foreign currency gain or loss, which is treated as U.S. source ordinary income or loss, equal to the difference between the U.S. Holder's tax basis for the pounds sterling and the amount of U.S. dollars received. U.S. Holders using the accrual method of accounting should consult their tax advisors regarding the merits of and procedures for making the election referred to above.

    U.K. TAXATION

    GENERAL. The following paragraphs, which are intended as a general guide only and are based on current legislation and U.K. Inland Revenue practice, summarize certain limited aspects of the UK taxation treatment of the acceptance of the Offer, and relate only to the position of certain classes of taxpayers and only those Smallworld shareholders who are resident or ordinarily resident in the U.K. for tax purposes and who hold their Shares as an investment (otherwise than under a Personal Equity Plan or Individual Savings Account) and are the absolute beneficial owners thereof.

    Liability to U.K. taxation of chargeable gains will depend on a shareholder's circumstances.

    The receipt of cash under the Offer will constitute consideration for a disposal of a shareholder's Shares for the purposes of U.K. taxation of chargeable gains. Such a disposal may give rise to a liability for U.K. taxation of chargeable gains depending on the shareholder's circumstances.

    Different tax treatment may apply to shareholders who have acquired or agreed to acquire their Shares by exercising options under the Smallworld option plans, including a possible charge to income tax when such an option is exercised.

    No stamp duty or stamp duty reserve tax should be payable by the Smallworld shareholders as a result of accepting the Offer.

    CASH CONSIDERATION IN U.S. DOLLARS. In order to calculate the gain arising on the disposal of Shares, a shareholder who receives U.S. dollars pursuant to the Offer will be required for U.K. tax purposes to convert the proceeds into pounds sterling using the rate of exchange at the date of disposal, which is the date upon which the Offer is declared unconditional. Thereafter, such a shareholder will be deemed to have acquired a new asset for U.K. tax purposes. No gain or loss will arise on the currency when the currency is actually received by the shareholder, but a subsequent disposal of the currency (for example by its conversion into pounds sterling) may give rise to a further gain or loss which is computed separately from the gain or loss on the Shares. The conversion under the pound election facility will constitute such a conversion.

    THE ABOVE SUMMARY IS INTENDED ONLY AS A GENERAL GUIDE TO THE TAXATION POSITION UNDER U.K. TAX LEGISLATION AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. ANY PERSON WHO IS IN DOUBT AS TO HIS TAXATION POSITION OR WHO REQUIRES MORE DETAILED INFORMATION SHOULD CONSULT HIS OWN PROFESSIONAL TAX ADVISER.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    HIGH AND LOW SALES PRICES

    The ADSs are traded on the Nasdaq National Market under the symbol "SWLDY." The following table sets forth, for each quarter during Smallworld's fiscal years ended June 30, 1999 and 2000, the high and low sale prices per ADS on the Nasdaq National Market as reported by the Dow Jones News Service. No dividends were paid to shareholders for the periods indicated.

                                                                HIGH       LOW
                                                                ----       ---
FISCAL 1999:
First Quarter...............................................   $29.38     $ 9.81
Second Quarter..............................................   $14.00     $ 5.87
Third Quarter...............................................   $20.88     $ 5.75
Fourth Quarter..............................................   $ 7.94     $ 5.50

FISCAL 2000:
First Quarter...............................................   $10.00     $ 5.62
Second Quarter..............................................   $11.25     $ 5.75
Third Quarter...............................................   $15.50     $ 7.00
Fourth Quarter..............................................   $13.63     $ 7.00

    On August 16, 2000, the last full trading day prior to announcement of the execution of the Acquisition Agreement, the closing price for the ADSs on the Nasdaq National Market was $8.875 per ADS. On August 23, 2000, the last full trading day before commencement of the Offer, the closing price of the ADSs on the Nasdaq National Market was $19.625 per ADS. You are urged to obtain a current market quotation for the ADSs.

    MONTHLY PRICES

    The following table sets forth the closing price for the ADSs for the first trading day that the Nasdaq National Market was open for business in each month from March 2000:

DATE                                                          ADS PRICE
----                                                          ---------
March 1, 2000...............................................   $11.63
April 3, 2000...............................................   $11.75
May 1, 2000.................................................   $12.00
June 1, 2000................................................   $12.50
July 3, 2000................................................   $12.63
August 1, 2000..............................................   $10.69

    EXCHANGE RATES

    The table below sets forth, for the periods and dates indicated, certain information concerning the Federal Reserve Bank of New York noon buying rates ("Noon Buying Rates") for pounds sterling expressed in U.S. dollars per pound sterling. Fluctuations in the exchange rate between pounds sterling and the U.S. dollars will affect, among other things, the market price of the ADSs and the pounds sterling amount received by shareholders who elect to receive pounds sterling instead of U.S. dollars.

U.S. DOLLARS PER POUND STERLING
-------------------------------                 PERIOD     PERIOD      PERIOD      PERIOD
PERIOD                                           HIGH       LOW      AVERAGE(1)     END
------                                         --------   --------   ----------   --------
Calendar Year 1995...........................    1.64       1.53        1.58        1.55
Calendar Year 1996...........................    1.71       1.50        1.56        1.71
Calendar Year 1997...........................    1.71       1.58        1.64        1.65
Calendar Year 1998...........................    1.72       1.61        1.66        1.66
Calendar Year 1999...........................    1.68       1.55        1.62        1.61
Calendar Year 2000 (through August 23,
  2000)......................................    1.65       1.47        1.55        1.48

       -------------------------------

       (1) The average of the Noon Buying Rates on the last business day of each month during the period.

7.  CERTAIN INFORMATION CONCERNING SMALLWORLD.

    Smallworld is a public limited company incorporated under the laws of England and Wales. Smallworld's principal executive offices are located at Elizabeth House, 1 High Street, Chesterton, Cambridge, England CB4 1WR, and its telephone number is +44-1223-301-144. Smallworld is a leading supplier of spatial technology and network solutions for the global marketplace with focus in the utilities, communications, and public systems industries. Smallworld software products model real world assets and services, enabling companies to improve the performance and efficiency of their complex networks. Smallworld's ADSs are traded on the Nasdaq National Market under the symbol "SWLDY."

8.  CERTAIN INFORMATION CONCERNING THE OFFEROR AND GE.

    The Offeror is a Delaware corporation and a wholly owned subsidiary of GE. The Offeror's principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431 and its telephone number is (203) 373-2211. GE is a New York corporation. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431 and its telephone number is
(203) 373-2211. The common stock of GE is listed on the New York Stock Exchange under the symbol "GE."

    GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repairing and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, GE Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

    The Offeror is part of GEPS. The Offeror was formed to own and manage GEPS' equity investments in emerging technology businesses. GEPS is the largest business unit of GE and is a leading global supplier of power generation technology, energy services and energy management systems. GEPS has the largest installed base of power generation equipment in the global energy industry. Through a series of acquisitions and alliances GEPS has expanded its portfolio of product, service and software solutions to serve customers in the global energy and other related industries. Recent acquisitions of rental power and industrial pure water technologies have expanded GEPS' capabilities to serve a broader range of industries, including telecommunications, entertainment and high-tech manufacturing. GEPS (which is included in GE's overall results of operations) had revenues of $10 billion in 1999. Upon completion of the Offer, Smallworld will become part of GE Energy Management Services, a GEPS business.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Offeror and GE and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of GE, the Offeror or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer to Purchase has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    As a result of the Tender Agreements, each of the Offeror and GE is deemed for U.S. purposes to beneficially own and have the shared power to dispose of the 1,113,700 Shares (representing approximately 14% of the outstanding Shares as of August 17, 2000) subject to the Tender Agreements. The Offeror and GE disclaim this beneficial ownership. Except as described in the preceding sentence or otherwise in this Offer to Purchase, none of the Offeror, GE or, to the best knowledge of Offeror and GE, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of the Offeror, GE or any of the persons so listed,

    - beneficially owns or has any right to acquire any Shares, or

    - has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Acquisition Agreement or the Tender Agreements and as otherwise described in this Offer to Purchase, none of the Offeror, GE nor, to the best knowledge of the Offeror and GE, any of the persons listed in
Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Smallworld, including, but not limited to, the transfer or voting of such securities, joint venture, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

    Except as set forth in this Offer to Purchase (including, without limitation, in Section 6 of Schedule I), neither the Offeror nor GE nor, to the best knowledge of the Offeror and GE, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Smallworld or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between any of the Offeror, GE, or any of their respective subsidiaries or, to the best knowledge of the Offeror and GE, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Smallworld or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    AVAILABLE INFORMATION. GE is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the SEC. Information as of particular dates concerning GE's directors and officers, their remuneration, options granted to them, the principal holders of GE's securities and any material interest of such persons in transactions with GE is required to be disclosed in such proxy statements and distributed to GE's shareholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at SEC's website at http:// www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9.  SOURCE AND AMOUNT OF FUNDS.

    The Offer is not conditioned upon obtaining financing. As of August 17, 2000, Smallworld had an aggregate of 7,899,440 Shares outstanding and 2,694,305 Shares subject to outstanding stock options. The Offeror estimates that the total amount of funds required to purchase all outstanding Shares (on a fully diluted basis) pursuant to the Offer, and to pay related fees and expenses, will be approximately $213.9 million. The Offeror plans to finance the Offer with cash from operations, cash on hand, borrowings under existing credit facilities or through intercompany loans.

    ING Barings Limited is satisfied that the necessary financial resources are available to the Offeror to permit the Offeror to implement the Offer in full.

10. BACKGROUND OF THE OFFER; CONTACTS WITH SMALLWORLD.

    In March 2000, GE contacted and met with Smallworld at an industry conference in Denver, Colorado to discuss potential strategic alliances. At this meeting, GE and Smallworld discussed Smallworld's existing supplier relationship with GE and the potential to expand this relationship. During these discussions, GE indicated its possible interest in acquiring Smallworld.

    On June 7, 2000, GE and Smallworld held a meeting at which GE confirmed its interest in acquiring Smallworld. At this meeting, GE communicated its strong desire to retain key employees and to have Warren Ferguson continue as Chief Executive Officer of the Smallworld business. GE also expressed an interest in acquiring all of the outstanding Shares of Smallworld at a price of $16.50 per

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
share in cash. Smallworld's representatives stated that they believed a higher price would be necessary in order for GE's proposal to be presented to Smallworld's Board of Directors.

    On July 27, 2000, GE and Smallworld held another meeting at which GE presented to Smallworld a letter in which it communicated its interest in acquiring all of the outstanding Shares of Smallworld at a price of $20.00 per Share in cash. The letter stated that the non-binding proposal was subject to satisfactory completion of due diligence by GE and negotiation of a definitive acquisition agreement. GE also explained that if the proposed acquisition were consummated, Smallworld would become a part of GE Energy Management Services, a GEPS business.

    On July 31, 2000, Warren Ferguson communicated to GE that Smallworld's Board of Directors had discussed GE's interest in acquiring Smallworld and decided to proceed with the due diligence process. On August 2, 2000, GE and Smallworld entered into a confidentiality agreement providing, among other things, that GE would not disclose confidential information received from Smallworld and would use such information only for the purpose of evaluating a potential acquisition of Smallworld.

    During the week of August 7, 2000, GE conducted a review of Smallworld's operations in Denver, Colorado and Cambridge, England, including meetings among senior Smallworld management and representatives of GE (including senior representatives from GE Energy Management Services).

    On August 12, 2000, counsel for GE presented a draft acquisition agreement to Smallworld and its counsel. From August 13 through August 16, 2000, the parties and their advisors negotiated the terms of the proposed acquisition agreement and its related agreements.

    On August 16, 2000, the Board of Directors of Smallworld received a written opinion from Deutsche Bank Securities Inc., financial advisor to Smallworld, to the effect that, as of the date of the opinion and based upon and subject to the matters set forth therein, the consideration to be received by the shareholders of Smallworld pursuant to the Offer is fair to such shareholders from a financial point of view.

    At a board meeting held on August 16, 2000, the Board of Directors of Smallworld unanimously approved the Acquisition Agreement and the Offer and determined that the terms of the Offer were fair and reasonable. At that meeting, the Board recommended that all shareholders accept the Offer and tender their Shares to the Offeror.

    Late in the evening on August 16, 2000, GE and Smallworld signed the Acquisition Agreement and certain related agreements. In addition, certain officers and directors of Smallworld entered into the Tender Agreements with the Offeror. Before the opening of the Nasdaq National Market on August 17, 2000, GE and Smallworld issued a joint press release in the U.S. announcing the execution of the Acquisition Agreement and the terms of the transaction. Also on August 17, 2000, the Offeror and Smallworld issued a press release in the U.K. announcing the terms of the Offer for purposes of the City Code.

11. THE ACQUISITION AGREEMENT AND TENDER AGREEMENTS.

    The following is a summary of the material terms of the Acquisition Agreement and Tender Agreements. The summary of the Acquisition Agreement is qualified in its entirety by reference to the Acquisition Agreement attached hereto as Annex B. Defined terms used in this Section 11 and Section 15 and not otherwise defined in this Offer to Purchase shall have the meanings given to such terms in the Acquisition Agreement.

    THE OFFER

    The Acquisition Agreement provides for the commencement of the Offer as promptly as practicable. The obligation of the Offeror to accept for payment the Shares tendered pursuant to the Offer is subject to, among other things:

    - the Minimum Tender Condition;

    - the absence of breaches in the representations, warranties and covenants of Smallworld contained in the Acquisition Agreement having in the aggregate a material adverse effect on Smallworld;

    - the absence of changes or developments having a material adverse effect on Smallworld; and

    - receipt of required approvals under applicable German and Finnish competition laws.

    The Offeror expressly reserves the right to modify the terms of the Offer, except that, without the consent of Smallworld, the Offeror shall not,

        (1) make any change in the terms or conditions of the Offer that is adverse to the holders of Shares;

        (2) decrease the price per Share payable in the Offer; or

        (3) impose conditions to the Offer other than those set forth in
    Section 15.

    Notwithstanding the foregoing, the Offeror may, without the consent of
Smallworld:

    - subject to the City Code, extend the Offer, if at any scheduled Expiration Date any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived;

    - subject to the City Code, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; and

    - if at any scheduled Expiration Date all conditions to the Offer are satisfied or waived except the Minimum Tender Condition, extend the Offer to permit the Offeror to solicit additional Shares to be tendered in the Offer.

    These rights are in addition to the Offeror's rights to terminate the Offer as described in Section 15.

    In addition, the Offeror may, at its sole option, after the date any Shares are purchased pursuant to the Offer commence a subsequent offer pursuant to Rule 14d-11 of the Exchange Act to purchase additional Shares. If the Offeror commences a subsequent offer, all Shares validly tendered in the subsequent offer would be immediately accepted and paid for as they are tendered at the Offer Price. Any subsequent offer must, subject to the requirements of the City Code, remain open for a minimum of three and a maximum of twenty business days.

    Except as expressly permitted by the Acquisition Agreement, neither the Board of Directors of Smallworld nor any committee thereof may:

        (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to GE, the approval or recommendation by such Board of Directors or any such committee of the Initial Offer, the Subsequent Offer, or the Acquisition Agreement;

        (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"); or

        (3) cause Smallworld to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Alternative Acquisition Agreement") relating to any Alternative Transaction.

    Notwithstanding the foregoing, if prior to the original termination date of the Offer, the Board of Directors of Smallworld determines in good faith that it has received a Superior Proposal (as defined below) in compliance with the solicitation provisions contained in the Acquisition Agreement and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Smallworld's shareholders under applicable law, the Board of Directors of Smallworld may (subject to this and the following sentences):

    - inform its shareholders that it no longer believes that the Initial Offer and the Subsequent Offer (both as defined in the Acquisition Agreement) are advisable and no longer recommends the Initial Offer or Subsequent Offer (a "Subsequent Determination"); and

    - enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or second business day in the case of a material amendment to a Superior Proposal) following GE's receipt of written notice advising GE that Smallworld's Board of Directors is prepared to accept such Superior Proposal.

    Such notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board of Directors intends to make a Subsequent Determination. During this three business day period (or two business day period in the case of a material amendment), Smallworld shall provide an opportunity for GE to propose adjustments to the terms of the Acquisition Agreement to enable Smallworld to proceed with its recommendation to its shareholders without a Subsequent Determination.

    A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of Smallworld determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the shareholders of Smallworld than the Initial Offer and the Subsequent Offer, from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of Smallworld, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the Acquisition Agreement that may be proposed by GE in response to such Alternative Transaction).

    Nothing contained in the Acquisition Agreement shall prohibit Smallworld from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Smallworld's shareholders if, in the good faith judgment of the Board of Directors of Smallworld, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, except as expressly provided in the Acquisition Agreement, neither Smallworld nor its Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Initial Offer, the Subsequent Offer or the Acquisition Agreement, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

    RESIGNATION OF DIRECTORS

    The Acquisition Agreement provides that Smallworld shall cause to be delivered to GE and the Offeror resignations of any or all of the directors of Smallworld requested by GE to be effective upon the purchase of the outstanding Shares by the Offeror pursuant to the Offer. Smallworld shall cause such directors, prior to their resignation, to appoint, and such directors shall appoint, new directors nominated by GE and the Offeror to fill such vacancies.

    ACCESS TO INFORMATION; CONFIDENTIALITY

    Smallworld shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of GE and the Offeror reasonable access at all reasonable times to officers, employees, agents, properties, offices or other facilities, books and records of Smallworld and its subsidiaries, and shall furnish GE and the Offeror with all financial, operating and other data and information as GE or Offeror may reasonably request. During such period, Smallworld shall furnish to GE and the Offeror all monthly financial and operating data within 20 days following the end of each calendar month.

    Smallworld shall deliver, as promptly as practicable and in any event prior to the Purchase Date, to GE its audited consolidated financial statements as of and for the year ended June 30, 2000, the auditors' report on such financial statements, the directors' report for that year and the notes to such financial statements. The June 30, 2000 financial statements shall be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis and shall fairly present the consolidated financial position of Smallworld and its subsidiaries at June 30, 2000 and the consolidated results of their operations and changes in cash flows for the year then ended.

    All information obtained by GE or the Offeror concerning Smallworld and its subsidiaries in connection with the transactions contemplated by the Acquisition Agreement shall be kept confidential in accordance with the confidentiality agreement dated August 2, 2000 between GE and Smallworld (the "Confidentiality Agreement").

    OTHER OFFERS

    The Acquisition Agreement provides that Smallworld will not, nor shall Smallworld authorize or permit any of its subsidiaries, officers, directors or employees or any financial advisors, auditors, attorneys, lenders or other advisors or representatives to, directly or indirectly:

        (1) solicit, initiate or encourage the submission of, any Acquisition Proposal; or

        (2) enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to encourage or facilitate any inquiry or proposal relating to or involving, or that may reasonably be expected to lead to, any Acquisition Proposal;

PROVIDED, HOWEVER, that, the Board of Directors of Smallworld shall not be prohibited from furnishing information to any person or entity entitled thereto under the City Code, or entering into discussions or negotiations with any such person or entity if, and to the extent that:

    - the Board of Directors of Smallworld, after consultation with and taking into consideration the advice of independent outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary obligations to Smallworld's shareholders under applicable law;

    - prior to taking such action, Smallworld receives from such entity an executed customary confidentiality agreement; and

    - the Board of Directors of Smallworld concludes in good faith that the Acquisition Proposal contains an offer of consideration that is superior to the Offer Price.

    Smallworld shall provide immediate oral and written notice to GE of:

        (1) the receipt by it of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal;

        (2) subject to the City Code, the material terms and conditions of such Acquisition Proposal or inquiry;

        (3) the identity of the person or entity making any such Acquisition Proposal or inquiry; and Smallworld will keep GE reasonably informed of the status and details of any such Acquisition Proposal or inquiry.

    An "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, joint venture, business combination or similar transaction involving Smallworld or any of its subsidiaries, or sale of more than 20% of the Shares or other capital stock of Smallworld or the sale of assets (including capital stock of its subsidiaries) representing more than 20% of the value of Smallworld and its subsidiaries taken as a whole.

    CONDUCT OF BUSINESS PENDING THE PURCHASE DATE

    Pursuant to the Acquisition Agreement, from and after the date thereof until the Purchase Date, Smallworld has agreed that unless GE shall otherwise agree in writing:

        (1) the business of Smallworld and its subsidiaries shall be conducted only in, and Smallworld and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice;

        (2) Smallworld and its subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of Smallworld and its subsidiaries with customers, suppliers and other persons with which Smallworld or its subsidiaries has business relations; and

        (3) Smallworld and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act.

    Smallworld has agreed that Smallworld shall not, nor shall Smallworld permit any of its subsidiaries to:

        (1) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Smallworld to Smallworld or another wholly owned subsidiary of Smallworld;

        (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

        (3) repurchase or otherwise acquire any shares of its capital stock;

        (4) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of common stock upon:

       - the exercise of Company Options outstanding as of the date of the Acquisition Agreement, or

       - the exercise of warrants outstanding as of the date of the Acquisition Agreement; or

        (5) take any action that would, or could reasonably be expected to, result in any of the conditions to the Offer or the covenants in the Acquisition Agreement not being satisfied.

    Except as expressly contemplated by the Acquisition Agreement, Smallworld has agreed that it shall not, nor shall Smallworld permit any of its subsidiaries to, without the prior written consent of GE,

        (1) amend its Memorandum and Articles of Association or other equivalent organizational documents;

        (2) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than that incurred in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000;

        (3) make any loans or advances to any other person other than loans or advances between any subsidiaries of Smallworld or between Smallworld and any of its subsidiaries (other than loans or advances less than $5,000,000 in any case made in the ordinary course of business consistent with past practice);

        (4) mortgage or pledge any of its assets or properties;

        (5) subject to Section 4.5(b) of the Acquisition Agreement, merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $500,000 or greater other than with respect to transactions in the ordinary course of business consistent with past practice;

        (6) change its accounting policies, procedures or systems of internal controls except as required by U.S. or U.K. generally accepted accounting principles;

        (7) make any change in employment terms for any of its directors or officers;

        (8) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of Smallworld or its subsidiaries or enter into any new, or amend any existing, employment agreements other than changes in compensation effected in the ordinary course of business consistent with past practice and other than new employees hired in the ordinary course of business and whose annual compensation does not exceed $200,000;

        (9) make any change to Smallworld's employee benefit plans;

        (10) amend or cancel or agree to the amendment or cancellation of any Material Contract or enter into a contract that would have been a Material Contract;

        (11) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors;

        (12) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

        (13) make any material tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $500,000 in the aggregate; or

        (14) except as provided in Section 4.6 of the Acquisition Agreement, pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $500,000 in the aggregate.

    REPRESENTATIONS AND WARRANTIES

    The Acquisition Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by Smallworld concerning: Smallworld's organization, standing and power; capitalization; the Board of Directors' approval of the Acquisition Agreement, the Initial Offer, the Subsequent Offer and the other transactions contemplated thereby; absence of conflict with Smallworld's Articles of Association or equivalent organizational documents of any of its subsidiaries; required filings and consents; SEC filings and financial statements; information supplied for purposes of filings with the SEC; absence of certain changes or events; compliance with law; tax matters; assets; absence of litigation; employee benefit plans; environmental matters; labor matters; intellectual property rights; brokers; insurance policies; notes receivable; transactions with affiliates; lack of existing discussions; shareholders' rights agreement; major suppliers, customers and distributors; disclosure and the press release. Some of the representations are qualified by a Material Adverse Effect clause.

    For purposes of the Acquisition Agreement, "Material Adverse Effect" means, with respect to Smallworld, any adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of Smallworld or its subsidiaries which is material to Smallworld and its subsidiaries taken as a whole, other than (1) any adverse change or deterioration resulting from any change in general economic conditions or conditions generally affecting the industry in which Smallworld operates and not relating to Smallworld specifically; or (2) as disclosed in the Company Accounts or the Acquisition Agreement, including the Disclosure Letter (as defined in the Acquisition Agreement).

    TERMINATION EVENTS

    The Acquisition Agreement may be terminated at any time prior to the Purchase Date:

        (1) By mutual written consent of GE and Smallworld;

        (2) By GE or the Offeror if the Board of Directors of Smallworld:

       - shall have withdrawn or shall have modified in a manner adverse to GE or the Offeror its approval of the Acquisition Agreement or its recommendation of the Offer;

       - causes Smallworld to enter into an agreement with respect to an Acquisition Proposal;

       - shall have endorsed, approved or recommended any Acquisition Proposal;
         or

       - shall have resolved to do any of the foregoing;

        (3) By GE or the Offeror, if, as a result of the failure of any of the conditions set forth in Annex I to the Acquisition Agreement that has had a Material Adverse Effect on Smallworld,

       - the Offer shall have been terminated by GE; or

       - the Offer shall have expired in accordance with its terms without the Offeror (or any permitted assignee) having purchased any Shares pursuant to the Offer;

        (4) By GE or the Offeror, if

       - Smallworld shall have failed to perform its covenants or other obligations under the Acquisition Agreement and, within 10 days after written notice of such breach to Smallworld from GE, such breach shall not have been cured; or

       - the representations and warranties of Smallworld contained in the Acquisition Agreement shall not be true and correct;

    except in either case, where such failure or breach would not have a Material Adverse Effect;

        (5) By GE or the Offeror, if the Minimum Tender Condition shall not have been satisfied on the expiration date of the Initial Offer; or

        (6) By Smallworld if (subject to compliance with Sections 4.5 and 4.8 of the Acquisition Agreement):

       - the Board of Directors of Smallworld shall have withdrawn or shall have modified in a manner adverse to GE or the Offeror its approval or recommendation of the Initial Offer, the Subsequent Offer or the Acquisition Agreement; or

       - Smallworld shall have entered into an agreement with respect to a Superior Proposal; PROVIDED, HOWEVER, that any termination of the Acquisition Agreement pursuant to Section 5.1(f) of the Acquisition Agreement shall not be effective until Smallworld has made full payment of the Termination Fee (as defined below) provided under
         Section 5.2(b) of the Acquisition Agreement.

    FEES AND EXPENSES

    Except as specifically provided, all fees and expenses incurred in connection with the transactions contemplated by the Acquisition Agreement shall be paid by the party incurring such fees or expenses.

    TERMINATION FEE

    Smallworld shall pay to GE a termination fee equal to $1,579,888 (the "Termination Fee") upon the occurrence of the events described below. If Smallworld fails to pay the Termination Fee when due, it shall also pay the reasonable costs and expenses incurred by GE in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of the Termination Fee, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank N.A., in effect from time to time from the date such fee or obligation was required to be paid. The Termination Fee shall be payable if:

        (1) GE terminates the Acquisition Agreement in accordance with paragraph (2) above under the heading "Termination Events";

        (2) GE terminates the Acquisition Agreement in accordance with paragraph (4) above under the heading "Termination Events" and within 12 months from the date of the Press Release, Smallworld:

       - enters into an agreement with respect to an Acquisition Proposal; or

       - an Acquisition Proposal becomes or is declared unconditional in all respects;

        (3) after the date of the Acquisition Agreement any Acquisition Proposal involving Smallworld, shall have been announced:

       - the Offer shall have remained open until at least the scheduled Expiration Date immediately following the date such Acquisition Proposal is announced;

       - the Minimum Tender Condition shall not have been satisfied at the Expiration Date;

       - the Acquisition Agreement or the Offer shall thereafter be terminated; and

       - within 12 months of the date of the Press Release (A) Smallworld shall enter into an agreement with respect to an Acquisition Proposal or
         (B) an Acquisition Proposal becomes or is declared unconditional in all respects; or

        (4) Smallworld terminates the Acquisition Agreement in accordance with paragraph (6) under the heading "Termination Events" above.

    Any Termination Fee shall be payable in the case of paragraph (1) or
(4) above, on the date of termination of the Acquisition Agreement, and in the case of Section (2) or (3), on the earlier to occur of the date on which the Acquisition Proposal is entered into and the date on which the Acquisition Proposal becomes or is declared unconditional in all respects.

    TENDER AGREEMENTS

    Certain officers and directors of Smallworld have executed Tender Agreements (both for themselves and their immediate family members). These officers and directors are:

    - Richard G. Newell, chairman of the Board;

    - C. Warren Ferguson, chief executive officer and a director;

    - Martin A. Cartwright, chief financial officer and a director;

    - Richard T. Green, vice president--communications division and a director;

    - Timothy Cadman, director;

    - Wolfgang Chittka, director;

    - Mark Diskin, director;

    - Ronald S. Posner, director;

    - Peter Batty, vice president--technology;

    - Joan C. Myhill, vice president--global business services;

    - Peter Britnell, vice president--utilities and public systems; and

    - David Theriault, vice president--spatial technologies.

Messrs. Cartwright, Chittka, Diskin, Posner, Batty and Ms. Myhill own only stock options to purchase Ordinary Shares.

    Pursuant to the terms of the Tender Agreements, such officers and directors have agreed, among other things, for themselves and their immediate family members, to tender or procure the tender of an aggregate of 1,113,700 Shares (or approximately 14% of the outstanding Shares). The Tender Agreements further provide that tenders may not be withdrawn notwithstanding that such withdrawal may be permitted under the terms of the Offer.

    In addition, pursuant to the terms of the Tender Agreements, Messrs. Batty, Britnell, Cartwright, Ferguson, Green, Newell and Theriault and Ms. Myhill, each of whom holds options to purchase Shares, have agreed to roll-over not less than 45% in value of such options into options to purchase shares of GE common stock having an equivalent value as the options which were rolled-over. Notwithstanding existing vesting schedules or the acceleration of these rolled-over options, all options to purchase GE common stock issued in respect of such rolled over options will vest in three equal installments, with respect to Mr. Ferguson, on January 1 of each of the years 2001, 2002 and 2003 and, with respect to all these other individuals, on the first, second and third anniversaries of the date of grant. The Offeror will also pay these officers and directors as well as all other employees of Smallworld and its subsidiaries who roll-over options to purchase Ordinary Shares into options to purchase GE common stock, a cash payment equal to 10% of the value of such rolled-over options. The value of each rolled-over option shall be determined by multiplying the number of Shares underlying the option being rolled-over by the difference between $20.00 and the exercise price of such option.

    The Tender Agreements executed by the officers and directors of Smallworld listed above (other than Messrs. Chittka and Diskin) provide that if,

    - the Offer lapses or is withdrawn following the withdrawal by Smallworld's Board of its recommendation of the Offer; or

    - the Offer lapses or is withdrawn, without having become unconditional as to acceptances, after the announcement of any other competing proposal to acquire control of Smallworld and such other proposal or any other offer becomes or is declared unconditional in all respects on or before August 17, 2001;

and any of such officers and directors (including immediate family members) disposes of any Shares in the competing offer, the person disposing of such Shares or options shall pay to the Offeror his or her pro-rata portion of up to an aggregate of $2,805,788. Each such person will be liable to pay to the Offeror the excess of the amount received from such disposal, net of tax, over the amount that would have been received, net of tax, for such Shares under the Offer.

    The undertaking to tender or procure the tender of the Shares subject to the Tender Agreements may not be withdrawn in the event of a higher offer.

    Certain of the immediate family members and related trusts of the officers and directors listed above with interests in the Shares subject to the Tender Agreements have entered into irrevocable undertakings to tender such Shares.

12. PURPOSE OF THE OFFER; PLANS FOR SMALLWORLD.

    PURPOSE

    The purpose of the Offer is to acquire control of, and the entire equity interest in, Smallworld. The Offer is being made pursuant to the Acquisition Agreement. As promptly as practicable following the purchase of Shares pursuant to the Offer and after satisfaction or waiver of all conditions set forth in
Schedule I to the Acquisition Agreement, the Offeror intends to acquire the remaining equity interest in Smallworld not acquired in the Offer by effecting a compulsory share acquisition under U.K. law.

    COMPULSORY ACQUISITION

    If, within four months after the date of this Offer to Purchase, as a result of the Offer or otherwise, and as permitted by the Companies Act of 1985 of the United Kingdom (the "Companies Act"), the Offeror acquires or contracts to acquire Shares representing at least 90% in value of the Shares to which the Offer relates, then the Offeror will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F of the Companies Act to compel the purchase of any outstanding Shares on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in the Companies Act.

    If the Offeror acquires or contracts to acquire Shares under the Offer and those Shares with or without any other Shares which the Offeror has acquired or contracted to acquire represent not less than 90% in value of all the Shares (at a time when the Offer remains open for acceptance), a holder of Shares may require the Offeror to purchase his Shares on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in
Section 430A of the Companies Act.

    If for any reason the above-mentioned compulsory acquisition procedure is not invoked by the Offeror, the Offeror will evaluate other alternatives to obtain the remaining Shares not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional Shares in the open market, in privately negotiated transactions, through another offer to purchase or by means of a scheme of arrangement under the Companies Act.

    Any additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for Shares under the Offer. However, under the City Code, except with the consent of the U.K. Takeover Panel, the Offeror may not acquire any Shares on better terms than those of the Offer within six months of termination of the Offer if the Offeror, together with any persons acting in concert with it (as defined in the City Code), holds, following the Offer, shares carrying more than 50% of the voting rights normally exercisable at general meetings of Smallworld.

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    Holders of Shares do not have appraisal rights as a result of the Offer.
However, in the event that the compulsory acquisition procedure referred to above is available to the Offeror, holders of Shares whose Shares have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

    PLANS FOR SMALLWORLD

    GE will continue to evaluate the business and operations of Smallworld during the pendency, and after the consummation of, the Offer. Thereafter, GE intends to review such information as part of a comprehensive review of Smallworld's business, operations, capitalization and management with a view to continuing the profitable expansion of Smallworld's business. The Offeror expects that, initially following the Offer, except as set forth in this Offer to Purchase, the business and operations of Smallworld will be continued substantially as they are currently being conducted. Upon completion of the Offer, Smallworld will become part of GE Energy Management Services, a GEPS business.

    Except as otherwise provided in this Offer to Purchase, the Offeror does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Smallworld or any of its subsidiaries; a sale or transfer of a material amount of assets of Smallworld or any of its subsidiaries (other than possible intercompany transactions to effectively integrate Smallworld into GE's global strategy); any change in the present management of Smallworld; any material change in Smallworld's present capitalization or dividend policy; or any other material change in Smallworld's corporate structure or business.

13. DIVIDENDS AND DISTRIBUTIONS.

    The Acquisition Agreement provides that neither Smallworld nor any of its subsidiaries will, among other things, from the date of the Acquisition Agreement through the end of the initial offer period, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Smallworld to Smallworld or another wholly owned subsidiary of Smallworld.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

    The purchase of Shares pursuant to the Offer will substantially reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Following the purchase of Shares pursuant to the Offer, more than 90% or, if the Minimum Tender Condition is reduced below 90%, such lesser percentage in excess of a majority, of the outstanding Shares will be owned by the Offeror.

    The Offeror currently intends to seek delisting of the ADSs from the Nasdaq National Market and the termination of the registration of the ADSs under the Exchange Act as soon after completion of the Offer as the requirements for such delisting and termination are met.

    Notwithstanding the preceding paragraph, depending on the number of ADSs purchased pursuant to the Offer, the ADSs may no longer meet the requirements of The National Association of Securities Dealers, Inc. Automated Quotation System for listing on the Nasdaq National Market System. To maintain such listing, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that:

    - there be at least 750,000 publicly held shares;

    - the publicly held shares have a market value of at least $5 million;

    - the issuer have net tangible assets of at least $4 million;

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
    - there be at least 400 shareholders of round lots;

    - the minimum bid price per share must be at least $1.00; and

    - there be at least two registered and active market makers.

The second maintenance standard requires that:

    - the issuer have either (1) a market capitalization of at least
      $50 million or (2) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

    - there be at least 1,100,000 shares publicly held;

    - the publicly held shares have a market value of at least $15 million;

    - the minimum bid price per share be at least $5.00;

    - there be at least 400 shareholders of round lots; and

    - there be at least four registered and active market makers.

    If these standards for continued listing on the Nasdaq National Market are not met, the ADSs might nevertheless continue to be listed on the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that:

    - there be at least 300 round lot holders;

    - there be at least 500,000 publicly held shares;

    - the publicly held shares have a market value of at least $1 million;

    - there be at least two registered and active market makers, of which one may be entering stabilizing bids; and

    - the issuer have either (A) net tangible assets of at least $2 million,
      (B) market capitalization of at least $35 million or (C) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for the purpose of determining whether either of the Nasdaq listing criteria are met.

    If the purchase of ADSs pursuant to the Offer causes the ADSs to no longer meet the requirements for continued listing on the Nasdaq National Market or the Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held ADSs or the number of round lot holders or otherwise, as the case may be, the market for ADSs could be adversely affected. It is possible that the ADSs would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the ADSs on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Offeror cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the ADSs or whether it would cause future market prices to be greater or less than the Offer price.

    The ADSs are currently registered under the Exchange Act. The purchase of ADSs pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the ADSs may be terminated upon application of Smallworld to the SEC if the ADSs are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Smallworld to holders of the ADSs and would make certain provisions of the Exchange Act no longer applicable to the ADSs. Furthermore, "affiliates" of Smallworld and persons holding "restricted securities" of Smallworld may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

    The ADSs are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such ADSs for the purpose of buying, carrying, or trading in securities. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the ADSs might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose credits made by brokers.

15. CERTAIN CONDITIONS OF THE OFFER.

    GENERAL

    Notwithstanding any other provision of the Offer or the Acquisition Agreement, and in addition to and not in limitation of Offeror's rights to extend or amend the Offer at any time, in its sole discretion (subject to the Acquisition Agreement and the City Code), the Offeror shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC and the City Code, pay for any Shares, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Acquisition Agreement) terminate the Offer, if the following conditions have not been satisfied, fulfilled or waived by the Offeror:

        (1) the Shares tendered pursuant to the Offer by the expiration of the initial offer period and not withdrawn representing not less than 90% (or such lower percentage as Offeror may on the basis stated below decide) of the Shares to which the Offer relates; PROVIDED that this Minimum Tender Condition shall not be satisfied unless the number of Shares tendered pursuant to the Offer and not withdrawn, together with the Shares owned by Offeror, represent at least a majority of the outstanding voting power of the Shares and for this purpose "the Shares to which the Offer relates" means (A) Shares issued or allotted on or before the date of this Offer to Purchase and (B) Shares issued or allotted after that time but before the Expiration Date or such later time and/ or date as the Offeror may subject to the City Code decide but excluding any Shares which on the date the Offer is made are held or contracted to be acquired by the Offeror and/or its associates (within the meaning of section 430E of the Companies Act) and provided further that, unless the Offeror otherwise determines, the Minimum Tender Condition shall be treated as satisfied only at a time when all of conditions (2) to (10) inclusive are either satisfied, fulfilled or (if capable of waiver) waived provided however that the Offer shall not be required to be declared or be deemed to have become unconditional as to the required level of acceptances if, following the announcement of a reduction in the percentage of Shares required to be received for purposes of the Minimum Tender Condition, any circumstance or event shall have been identified, threatened or shall occur that would prohibit, restrict, delay or interfere with the implementation of or impose additional material conditions or obligations with respect to, or otherwise challenge, the prospect or ability of the Offeror to apply the provisions of Sections 428-430F of the Companies Act to acquire compulsorily any outstanding Shares to which the Offer relates;

        (2) the waiting periods under the Hart-Scott-Rodino AntiTrust Improvements Act of 1976, as amended ("HSR Act"), applicable to the proposed acquisition of Smallworld by the Offeror having expired or been terminated, if applicable, and all other regulatory approvals required under applicable law, the failure to obtain which would prevent or prohibit the consummation of the Offer, having been obtained;

        (3) there not having been instituted, and not being pending or threatened any action, investigation or proceeding by any Governmental Entity, and there not having been instituted, and not being pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to the Offeror:

       - challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Offeror, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer;

       - seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by the Offeror or its affiliates of all or any portion of the business or assets of Smallworld and its Subsidiaries, taken as a whole, or of Offeror or any of its affiliates, or to compel Offeror or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Smallworld and its Subsidiaries, taken as a whole, or of the Offeror or any of its affiliates;

       - seeking to impose or confirm limitations on the ability of the Offeror or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares acquired or owned by the Offeror or any of its affiliates on all matters properly presented to the holders of Shares;

       - seeking to require divestiture by the Offeror or any of its affiliates of the Shares; or

       - that otherwise would reasonably be expected to have a Material Adverse Effect;

        (4) no action having been taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer, the acceptance for payment of or payment for any Shares, by any Governmental Entity that, in the reasonable judgment of the Offeror, might, directly or indirectly, result in any of the consequences referred to in the bullets in condition (3) above;

        (5) there not having occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

        (6) there not having occurred:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or

       - the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States;

        (7) the representations and warranties of Smallworld contained in the Acquisition Agreement (which are set forth in Article II of the Acquisition Agreement set forth in Annex B to this Offer to Purchase) being true and correct as at August 16, 2000 and as of the Purchase Date with the same effect as if made at and as of the Purchase Date) (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date); or
    (B) Smallworld having performed its covenants and obligations required to be performed by it under the Acquisition Agreement (which are set forth in Article IV of the Acquisition Agreement set forth in Annex B to this Offer to Purchase), save any failure to perform that has been cured within 10 days after the giving of written notice of such breach to Smallworld except in the case of either (A) or (B) to the extent that the aggregate of all breaches or failures thereof would not have a Material Adverse Effect;

        (8) Smallworld and its Subsidiaries having procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by Smallworld required in connection with the execution and delivery of the Acquisition Agreement and the consummation of the other transactions contemplated thereby except to the extent that the aggregate failure to procure such consents would not have a Material Adverse Effect;

        (9) the directors of Smallworld not having withdrawn, or modified or changed in any manner adverse to the Offeror (including by amendment of the Schedule 14D-9 required to be filed by Smallworld pursuant to the rules of the SEC), its recommendation of the Offer and the directors of Smallworld not having resolved to do any of the foregoing; and

        (10) the Acquisition Agreement not having been terminated in accordance with its terms (which termination provisions are set forth in Article V of the Acquisition Agreement set forth in Annex B to this Offer to Purchase), which, in the reasonable judgment of the Offeror in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

    The Offeror reserves the right to waive, in whole or in part, all or any of the conditions above except conditions (1) and (2).

    The Offer will lapse if it is referred to the Competition Commission of the U.K. before the expiration of the initial offer period.

    If the Offer lapses, it will cease to be capable of further acceptance and accepting holders of Shares and the Offeror will cease to be bound by any Forms of Acceptance or Letters of Transmittal submitted before the time when the Offer lapses.

    If the Offeror is required by the U.K. Takeover Panel to make an offer for Shares under the provisions of Rule 9 of the City Code, Offeror may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

    The foregoing conditions are for the benefit of GE and the Offeror and may be asserted by GE and the Offeror regardless of the circumstances giving rise to any such condition (including any action or omission by GE or the Offeror, other than an action or omission that would constitute a material breach of the representations, warranties or covenants of GE in the Acquisition Agreement) or may be waived by GE or the Offeror in whole or in part at any time and from time to time, in its sole discretion. The failure by GE or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Initial Offer be terminated pursuant to the foregoing provisions, all tendered Ordinary Shares theretofore accepted for payment shall be returned forthwith.

    Under the City Code, conditions (2) through (10) above must be fulfilled or, if capable of waiver, waived by 7:00 p.m., New York time, 12:00 midnight, London time, on the date that is 21 days after the date on which the Minimum Tender Condition is satisfied (or such later time as the U.K. Takeover Panel may agree), otherwise the Offer will lapse.

    MINIMUM TENDER CONDITION

    If the latest time at which the Offer may become unconditional is extended beyond 7:00 p.m., New York City time, 12:00 midnight, London time, on October 23, 2000, tenders received after 8:00 a.m.,

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
New York City time, 1:00 p.m., London time, on that date may only be counted with the agreement of the U.K. Takeover Panel, except where the City Code permits otherwise.

    Except as otherwise agreed by the U.K. Takeover Panel:

    - without prejudice to the right reserved by the Offeror to treat a Form of Acceptance or a Letter of Transmittal as valid even though not entirely in order or not accompanied by the relevant certificate(s) and/or other documents of title, a tender will only be treated as valid for the purposes of the Minimum Tender Condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it;

    - a purchase of Shares by the Offeror or its nominee(s) (or, if relevant, any person acting in concert with the Offeror, or its nominee(s)) will only be treated as valid for the purposes of the Minimum Tender Condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it; and

    - before the Offer may become unconditional as to acceptances Northern Registrars Limited must issue a certificate to the Offeror which states the number of Shares in respect of which acceptances have been received and not validly withdrawn and the number of Shares otherwise acquired, whether before or during the period beginning on August 17, 2000, in each case in compliance with the foregoing.

    For the purpose of determining whether the Minimum Tender Condition has been satisfied, the Offeror is not bound (unless required by the U.K. Takeover Panel) to take into account any Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before the determination takes place unless Smallworld or its agent has given written notice to the Offeror or to Northern Registrars Limited on behalf of the Offeror at one of the addresses specified on the back cover page of this Offer to Purchase containing relevant details of the allotment, issue or conversion. Notification by e-mail, telex, facsimile or other electronic transmission does not constitute written notice for this purpose.

16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL

    Except as set forth below, based upon its examination of publicly available filings by Smallworld with the SEC and other publicly available information concerning Smallworld, the Offeror is not aware of any licenses or other regulatory permits that appear to be material to the business of Smallworld and its subsidiaries, taken as a whole, that might be adversely affected by the Offeror's acquisition of Shares (and the indirect acquisition of the stock of Smallworld's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of the Shares (or the indirect acquisition of the stock of Smallworld's subsidiaries) by the Offeror pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Offeror's present intention to seek such approval or action. However, the Offeror presently does not intend to delay the purchase of the Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Offeror's right to delay or decline to purchase the Shares if any of the conditions in Section 15 shall have not been fulfilled). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Smallworld or the Offeror or that certain parts of the businesses of Smallworld or the Offeror might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Offeror to elect to terminate the Offer without purchasing the Shares thereunder. The Offeror's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

    U.S. COMPETITION LAWS

    Pursuant to the requirements of the HSR Act, the Offeror may be required to file a Notification and Report Form with respect to the Offer with the Antitrust Division of the Justice Department and the Federal Trade Commission, or FTC, after the date hereof. If the HSR Act applies, the waiting period applicable to the purchase of Shares pursuant to the Offer would be scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws of the U.S. as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Smallworld or the Offeror. Private parties (including individual States) may also bring legal actions under the antitrust laws of the U.S. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

    GERMAN COMPETITION LAWS

    Notification of the Offer to the Federal Cartel Office is required under the German merger control rules (GWB Sections 35 and 39(1)), which provide that the Offer may not be completed prior to clearance by the Federal Cartel Office (GWB
Section 41(1)) or expiration of the relevant waiting periods without the Federal Cartel Office having prohibited the Offer. The Offer is therefore conditional on approval of the transaction by the Federal Cartel Office.

    FINNISH COMPETITION LAWS

    Notification of the Offer to the Finnish Competition Authority is required under the Finnish merger control rules (Act on Competition Restrictions 489/1992), which provide that the Offer may be completed but no shareholder rights may be used, and no action affecting the commercial behavior of the object of the transaction may be taken prior to clearance by the Office of Free Competition or the Competition Council. The Offer is therefore conditional on approval of the transaction by the Finnish Competition Authority.

17. FEES AND EXPENSES.

    Except as set forth below, neither GE nor the Offeror, nor any officer, director, shareholder, agent or other representative of GE or the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by GE or the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    The Offeror has retained ING Barings LLC, as Dealer Manager for the Offer in the U.S., Morrow & Co., Inc., as Information Agent, The Bank of New York as U.S. Depositary and as U.K.

Receiving Agent in connection with the Offer. The Dealer Manager, Information Agent, the U.S. Depositary and the U.K. Receiving Agent will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Dealer Manager, U.S. Depositary and the U.K. Receiving Agent will also be indemnified by GE and the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile or personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

18. OVERSEAS SHAREHOLDERS.

    The making of the Offer in, or to certain persons resident in or nationals or citizens of, jurisdictions outside the U.K. or the U. S. or to their nominees or trustees ("overseas persons") may be prohibited or affected by the laws of the relevant jurisdiction. Such overseas persons should inform themselves about and observe any applicable legal requirements. No person receiving a copy of this Offer to Purchase and/or the Form of Acceptance and/or the Letter of Transmittal or any other offering document in any jurisdiction other than the U.K. or the U.S. may treat the same as constituting an invitation or offer to him nor should he in any event use such document if, in the relevant jurisdiction, such an invitation or offer cannot lawfully be made to him or such document cannot lawfully be used without contravention of any relevant registration or other legal requirements. In such circumstances this Offer to Purchase and/or any Form of Acceptance, Letter of Transmittal or other offering document is sent for information only. It is the responsibility of any such overseas person receiving a copy of any such document or wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction by whomsoever payable and each of the Offeror, and any person acting on its behalf shall be fully indemnified and held harmless by any such overseas person for whom the Offeror is required to pay any issue, transfer or other taxes, duties or payments. Overseas persons should consult their professional advisers as to whether they require any governmental, exchange control or other consents or need to comply with any other applicable legal requirements to enable them to accept the Offer.

    The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of and should not be accepted in or from, or by any such use, means, instrumentality or facilities of, Australia, Canada or Japan. This includes, but is not limited to, facsimile transmission, e-mail, telex and telephone. Accordingly, copies of this Offer to Purchase, the Form of Acceptance, the Letter of Transmittal and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from Australia, Canada or Japan. Except with the consent of the Offeror, persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from Australia, Canada or Japan, use any such mails, means, instrumentality or facility in connection with the Offer unless certain exemptions from the requirements for the relevant jurisdictions are applicable, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to tender Shares must not use the Australian, Canadian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Except with the agreement of the Offeror, envelopes containing a Form of Acceptance or Letter of Transmittal in respect of the Offer must not be postmarked in Australia, Canada or Japan or otherwise dispatched form those jurisdictions and all acceptors must provide addresses outside Australia, Canada and Japan for the receipt of the consideration to which they are entitled under the Offer or for the return of the

Form of Acceptance, Letter of Transmittal, share certificates, or other documents of title unless certain exemptions from the requirements of the relevant jurisdictions apply.

    Subject as provided below, a holder of Shares may be deemed not to have validly tendered Shares if that holder:

    - cannot give the representations and warranties set out in Section 3;

    - completes the relevant box of the Form of Acceptance or Letter of Transmittal with an address in Australia, Canada or Japan or has a registered address in Australia, Canada or Japan and in either case does not insert in the relevant box of the Form of Acceptance or Letter of Transmittal the name and address of a person or agent outside Australia, Canada or Japan to whom the holder wishes the consideration to which the holder is entitled under the Offer to be sent;

    - inserts in the relevant box of the Form of Acceptance or Letter of Transmittal the name and address of a person or agent in Australia, Canada or Japan to whom the holder wishes the consideration to which the holder is entitled under the Offer to be sent; or

    - the Form of Acceptance or Letter of Transmittal received from that holder is in an envelope postmarked in, or which otherwise appears to the Purchaser or its agents to have been sent from, Australia, Canada or Japan.

and the Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in Section 3 could have been truthfully given by the relevant holder. If such investigation is made and, as a result, the Offeror cannot satisfy itself that such representations and warranties could have been so given, such acceptance may be rejected as invalid.

    Persons receiving this Offer to Purchase, Letter of Transmittal or any related offer document (including, without limitation, custodians, nominees and trustees) must not in connection with the Offer distribute or send it in or into any jurisdiction where to do so would or might contravene applicable securities laws or regulations. If an offer document is received by any person in such jurisdiction, or by the agent or nominee of such a person, he must not seek to accept the Offer except pursuant to an express agreement with the Offeror. If any person, despite these restriction and whether pursuant to contractual or legal obligation or otherwise, forwards this Offer to Purchase, the Form of Acceptance, the Letter of Transmittal or any related offering document in, into or from Australia, Canada or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national security exchange of Australia, Canada or Japan in connection with that forwarding, that person should:

    - inform the recipient of that fact;

    - explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

    - draw the attention of the recipient to the restriction in this Offer to Purchase.

    The Offer extends to the persons to whom this Offer to Purchase and any related documents may not be dispatched and such persons may collect copies of those documents from the Information Agent at either of the addresses shown on the back cover page of this Offer to Purchase. The Offeror reserves the right to notify any matter, including the making of the Offer, to all or any holders of
Shares:

    - with a registered address outside the U.K. and the U.S.; or

    - whom the Offeror knows to be a custodian, trustee or nominee holding Shares for persons who are citizens, residents or nationals of jurisdictions outside the U.K. and the U.S., by announcement or by paid advertisement in a daily national newspaper(s) published and circulated in the U.K. (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by such holder of Shares to receive or see such notice) and all references in this Offer to Purchase to notice or the provision of information in writing by or on behalf of the Offeror shall be construed accordingly.

    If any written notice from a holder of Shares withdrawing his acceptance is received in an envelope postmarked in, or which otherwise appears to be the Offeror or its agents to have been sent from Australia, Canada or Japan, the Offeror reserves the right, in its absolute discretion, to treat that notice as invalid.

    Notwithstanding anything to the contrary contained in this Offer to Purchase or any other offering document, the Offeror may make the Offer (with or without giving effect to the foregoing paragraphs of this Section 18) in Australia, Canada or Japan pursuant to an exemption under applicable law and in this connection the representations and warranties set out in Section 3 will be varied accordingly. The Offeror reserves the right, in its absolute discretion, to treat any purported acceptance as invalid if it believes such acceptance may violate applicable legal or regulatory requirements. Any terms of the Offer relating to overseas holders of Shares may be waived, varied or modified as regards specific holders of Shares or on a general basis by the Offeror in its sole discretion. Subject to this discretion, the provisions set forth in this section supersede any terms of the Offer inconsistent with them.

    A reference in this section to a holder of Shares includes the person or persons executing a Form of Acceptance or Letter of Transmittal and, in the event of more than one person executing a Form of Acceptance or Letter of Transmittal, the provisions of this section apply to them jointly and severally.

19. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase, the related Letter of Transmittal and Form of Acceptance and an advertisement to be published on August 25, 2000 in the Financial Times and is being made to all holders of Shares. The Offer is not being made to (other than by such advertisement) (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, GE and Offeror have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF GE OR THE OFFEROR NOT CONTAINED HEREIN, IN THE LETTER OF TRANSMITTAL OR IN THE FORM OF ACCEPTANCE AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                      SCHEDULE I

              ADDITIONAL INFORMATION CONCERNING THE OFFEROR AND GE

1.  DIRECTORS OF GE.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors of GE. Except as indicated in the next sentence, each director identified below is a U.S. citizen. Mr. Fresco is a citizen of Italy, Mr. Gonzalez is a citizen of Mexico and Ms. Jung is a citizen of Canada.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
James I. Cash, Jr.                          52      Director since 1997. James E. Robison Professor of
Harvard Business School                             Business Administration--Graduate School of Business
Morgan Hall                                         Administration, Harvard University, Cambridge, Mass.
Soldiers Field Road                                 A graduate of Texas Christian University with MS and
Boston, MA 02163                                    PhD degrees from Purdue University, Dr. Cash joined
                                                    the faculty of Harvard Business School in 1976, where
                                                    he served as chairman of the MBA program from 1992 to
                                                    1995. Dr. Cash is also a director of Cambridge
                                                    Technology Partners, The Chubb Corporation,
                                                    Knight-Ridder, Inc., State Street Bank and Trust, and
                                                    WinStar Corporation. He also serves as a trustee of
                                                    the Massachusetts General Hospital and Partners
                                                    Healthcare and as an overseer for the Boston Museum
                                                    of Science.

Silas S. Cathcart                           73      Director 1972-1987 and since 1990. Retired Chairman
222 Wisconsin Avenue                                of the Board and Chief Executive Officer, Illinois
Suite 103                                           Tool Works, Inc., diversified products, Chicago, Ill.
Lake Forest, IL 60045                               Following his graduation from Princeton in 1948, Mr.
                                                    Cathcart joined Illinois Tool Works, Inc., a
                                                    manufacturer of tools, fasteners, packaging and other
                                                    products. He was named a Vice President in 1954,
                                                    Executive Vice President in 1962, and President and
                                                    director in 1964, and he served as Chairman from 1972
                                                    to 1986. From 1987 to 1989, he served as Chairman of
                                                    the Board of Kidder, Peabody Group Inc. Mr. Cathcart
                                                    is also a director of Cardinal Health, Inc. and
                                                    serves as a trustee of the Buffalo Bill Historical
                                                    Society.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Dennis D. Dammerman                         54      Director since 1994. Vice Chairman of the Board and
General Electric Company                            Executive Officer, GE; Chairman, General Electric
3135 Easton Turnpike                                Capital Services, Inc. Mr. Dammerman joined GE after
Fairfield, CT 06431                                 graduating from the University of Dubuque in 1967. He
                                                    had financial assignments in several GE businesses
                                                    before being named Vice President and Comptroller of
                                                    General Electric Credit Corporation (now GE Capital
                                                    Corporation) in 1979. In 1981, he became Vice
                                                    President and General Manager of GE Capital's
                                                    Commercial Financial Services Department and, later
                                                    that year, of GE Capital's Real Estate Financial
                                                    Services Division. He was elected Senior Vice
                                                    President for Finance of GE in 1984, a director of GE
                                                    in 1994 and, in 1998, was named Vice Chairman of the
                                                    Board and Executive Officer of GE and Chairman and
                                                    Chief Executive Officer of GE Capital Services, Inc.

Paolo Fresco                                66      Director since 1990. Chairman of the Board, Fiat SpA,
Fiat SpA                                            automotive and industrial products, Turin, Italy. Mr.
via Nizza 250                                       Fresco received a law degree from the University of
10126 Torino, Italy                                 Genoa. After practicing law in Rome, he joined GE's
                                                    Italian subsidiary, Compagnia Generale di Elettricita
                                                    (COGENEL), in 1962 as Corporate Counsel, becoming
                                                    President and General Manager of that company in
                                                    1972. In 1976, he joined GE's International Group and
                                                    was elected a vice president in 1977. Mr. Fresco
                                                    became Vice President and General Manager--Europe and
                                                    Africa Operations in 1979. In 1985, he was named Vice
                                                    President and General Manager--International
                                                    Operations. In 1987, he was elected senior Vice
                                                    President--GE International. He became a member of
                                                    the GE Board in 1990 and was elected Vice Chairman of
                                                    the Board and Executive Officer of GE in 1992. Mr.
                                                    Fresco retired from GE and became Chairman of the
                                                    Board of Fiat SpA of Italy in 1998.

Ann M. Fudge                                48      Director since 1999. President, Kraft's Maxwell House
Kraft Foods, Inc.                                   and Post Division, and Executive Vice President,
555 South Broadway                                  Kraft Foods, Inc., packaged foods, White Plains, N.Y.
Tarrytown, NY 10591                                 After graduating from Simmons College in 1973, Ms.
                                                    Fudge worked in human resources for GE until entering
                                                    Harvard University, where she obtained an MBA in
                                                    1977. She then held marketing positions at General
                                                    Mills until joining General Foods in 1986, where she
                                                    was appointed Executive Vice President in 1991. In
                                                    1994, she was named President of Kraft General Foods'
                                                    Maxwell House Coffee Company, and in 1995, Executive
                                                    Vice President of Kraft Foods, Inc. She became
                                                    President of Kraft's Maxwell House and Post coffee
                                                    and cereal division in 1997. Ms. Fudge is a director
                                                    of Honeywell International Inc., Liz Claiborne, Inc.
                                                    and the Federal Reserve Bank of New York.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Claudio X. Gonzalez                         65      Director since 1993. Chairman of the Board and Chief
Kimberly-Clark de Mexico, S.A.                      Executive Officer, Kimberly-Clark de Mexico, S.A. de
de C.V.                                             C.V., Mexico City, and Director, Kimberly-Clark
Jose Luis Lagrange 103,                             Corporation, consumer and paper products. Mr.
Tercero Piso                                        Gonzalez is a graduate of Stanford University. He was
Colonia Los Morales                                 employed by Kimberly- Clark in 1956 and by
Mexico, D.F. 11510, Mexico                          Kimberly-Clark de Mexico, S.A. in 1957. He was
                                                    elected Vice President of Operations of
                                                    Kimberly-Clark de Mexico, S.A. in 1962 and Executive
                                                    Vice President and Managing Director in 1966. He
                                                    assumed his present position in 1973. Mr. Gonzalez is
                                                    also a director of Kellogg Company, The Mexico Fund,
                                                    Inc., Planet Hollywood International, Inc., Banco
                                                    Nacional de Mexico, Grupo Carso, Grupo Industrial
                                                    ALFA, Grupo Modelo, Grupo Televisa and Telefonos de
                                                    Mexico.

Andrea Jung                                 41      Director since 1998. President and Chief Executive
Avon Products, Inc.                                 Officer, and Director, Avon Products, Inc.,
1345 Avenue of the Americas                         cosmetics, New York, N.Y. Ms. Jung, a graduate of
New York, NY 10105                                  Princeton University, joined Avon Products, Inc., a
                                                    multinational cosmetics company, in 1994 as
                                                    President, product marketing for Avon U.S. She was
                                                    elected President, global marketing, in 1996, an
                                                    Executive Vice President in 1997, President and a
                                                    director of the company in 1998 and Chief Executive
                                                    Officer in 1999. Previously, she was Executive Vice
                                                    President, Neiman Marcus and a Senior Vice President
                                                    for 1. Magnin. Ms. Jung is also a member of the
                                                    Princeton University Board of Trustees and is a
                                                    director of Catalyst and the Cosmetic, Toiletry and
                                                    Fragrance Association.

Kenneth G. Langone                          64      Director since 1999. Chairman, President and Chief
Invemed Associates, Inc.                            Executive Officer, Invemed Associates, Inc.,
375 Park Avenue                                     investment banking and brokerage, New York, N.Y. Mr.
New York, NY 10152                                  Langone received a BA from Bucknell University and an
                                                    MBA from New York University's Stern School of
                                                    Business. He is the founder of Invemed Associates,
                                                    Inc., and a co-founder, director and member of the
                                                    executive committee of Home Depot, Inc. He is also a
                                                    director of DBT Online, Inc., InterWorld Corporation,
                                                    TRICON Global Restaurants, Inc. and Unifi, Inc., as
                                                    well as the New York Stock Exchange. In addition to
                                                    serving as a director of numerous charitable
                                                    organizations, Mr. Langone is Chairman of the NYU
                                                    School of Medicine and serves on the Board of
                                                    Trustees of New York University and the Board of
                                                    Overseers of its Stern School of Business.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Scott G. McNealy                            45      Director since 1999. Chairman, President and Chief
Sun Microsystems, Inc.                              Executive Officer, Sun Microsystems, Inc., supplier
901 San Antonio Road                                of network computing solutions, Palo Alto, Calif.
Palo Alto, CA 94303-4900                            After graduating with an economics degree from
                                                    Harvard University in 1976, Mr. McNealy worked in
                                                    manufacturing for Rockwell International before
                                                    entering Stanford University, where he obtained an
                                                    MBA degree in 1980. Following Stanford, Mr. McNealy
                                                    worked at FMC Corporation and Onyx Systems before
                                                    co-founding Sun Microsystems, Inc., where he became a
                                                    director and Vice President of Operations in 1982.
                                                    Mr. McNealy has been Chairman of the Board of
                                                    Directors and Chief Executive Officer of Sun
                                                    Microsystems since 1984.

Gertrude G. Michelson                       74      Director since 1976. Former member of the Board of
Federated Department Stores                         Directors, Federated Department Stores, Senior Vice
151 West 34th Street                                President--External Affairs and former Director, R.
New York, NY 10001                                  H. Macy & Co., Inc., retailers, New York, N.Y. Mrs.
                                                    Michelson received a BA degree from Pennsylvania
                                                    State University in 1945 and an LLB degree from
                                                    Columbia University in 1947, at which time she joined
                                                    Macy's--New York. Mrs. Michelson was elected a Vice
                                                    President in 1963 and Senior Vice President in 1979,
                                                    and she was named Senior Vice President--External
                                                    Affairs in 1980. She served as senior advisor to R.
                                                    H. Macy & Co., Inc. from 1992 to 1994. She is
                                                    Chairman Emeritus of the Board of Trustees of
                                                    Columbia University and President of the Board of
                                                    Overseers, TIAA-CREF.

Sam Nunn                                    61      Director since 1997. Partner, King & Spalding, law
King & Spalding                                     firm, Atlanta, Ga. After attending Georgia Institute
191 Peachtree Street, N.E.                          of Technology and serving in the U.S. Coast Guard,
Atlanta, Georgia 30303                              Mr. Nunn received an AB degree from Emory University
                                                    in 1960 and an LLB degree from Emory Law School in
                                                    1962. He then practiced law and served in the Georgia
                                                    House of Representatives before being elected to the
                                                    U.S. Senate in 1972, where he served as the chairman
                                                    and ranking member on both the Senate Armed Services
                                                    Committee and the Senate Permanent Committee on
                                                    Investigations before retiring in 1997. Mr. Nunn is
                                                    also a director of The Coca-Cola Company, Dell
                                                    Computer Corporation, Internet Security Systems
                                                    Group, Inc., National Service Industries, Inc.,
                                                    Scientific-Atlanta, Inc., Texaco Inc. and Total
                                                    System Services, Inc. He also is involved in public
                                                    policy work as chairman of the board of the Center
                                                    for Strategic and International Studies (CSIS) and
                                                    the Sam Nunn School of International Affairs at the
                                                    Georgia Institute of Technology.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Roger S. Penske                             63      Director since 1994. Chairman of the Board and
Penske Corporation                                  President, Penske Corporation, Detroit Diesel
13400 Outer Drive,                                  Corporation, Penske Truck Leasing Corporation, and
West Detroit, MI 48239-4001                         United Auto Group, Inc., transportation and
                                                    automotive services, Detroit, Mich. A 1959 graduate
                                                    of Lehigh (Pa.) University, Mr. Penske founded Penske
                                                    Corporation in 1969. He became Chairman of the Board
                                                    of Penske Truck Leasing Corporation in 1982, Chairman
                                                    and Chief Executive Officer of Detroit Diesel
                                                    Corporation in 1988 and Chairman of the Board of
                                                    United Auto Group, Inc. in 1999. Mr. Penske is also
                                                    Vice Chairman and a director of International
                                                    Speedway Corporation and a director of Delphi
                                                    Automotive Systems Corporation. He serves as a
                                                    trustee of the Henry Ford Museum and Greenfield
                                                    Village, is a director of Detroit Renaissance and is
                                                    a member of the Business Council.

Frank H.T. Rhodes                           73      Director since 1984. President Emeritus, Cornell
Cornell University                                  University, Ithaca, N.Y. An English-born naturalized
3104 Snee Building                                  U.S. citizen, Dr. Rhodes holds bachelor of science,
Ithaca, NY 14853                                    doctor of philosophy and doctor of science degrees
                                                    from the University of Birmingham (U.K.). He served
                                                    as President of Cornell University from 1977 to 1995.
                                                    Dr. Rhodes was appointed by President Reagan as a
                                                    member of the National Science Board, of which he is
                                                    a former Chairman, and by President Bush as a member
                                                    of the President's Education Policy Advisory
                                                    Committee.

Andrew C. Sigler                            68      Director since 1984. Retired Chairman of the Board
Champion International                              and Chief Executive Officer and former Director,
Corporation                                         Champion International Corporation, paper and forest
1 Champion Plaza                                    products, Stamford, Conn. A graduate of Dartmouth
Stamford, CT 06921                                  College with an MBA degree from its Amos Tuck School
                                                    of Business Administration, Mr. Sigler joined
                                                    Champion Papers Inc., a predecessor of Champion
                                                    International, in 1956. He served as Chairman of the
                                                    Board of directors and Chief Executive Officer of
                                                    Champion International from 1979 until his retirement
                                                    in 1996. Mr. Sigler is also a director of Honeywell
                                                    International Inc. and The Chase Manhattan
                                                    Corporation.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Douglas A. Warner III                       53      Director since 1992. Chairman of the Board, President
J.P. Morgan & Co., Inc. &                           and Chief Executive Officer, J.P. Morgan & Co.
Morgan Guaranty Trust Co.                           Incorporated and Morgan Guaranty Trust Company, New
60 Wall Street                                      York, N.Y. Following graduation from Yale University
New York, NY 10260                                  in 1968, Mr. Warner joined Morgan Guaranty Trust
                                                    Company, a wholly owned subsidiary of J.P. Morgan &
                                                    Co. Incorporated. He was named an Executive Vice
                                                    President of the bank in 1987, Executive Vice
                                                    President of the parent in 1989 and Managing Director
                                                    of the bank and its parent in 1989. He was elected
                                                    President and a director of the bank and its parent
                                                    in 1990 and became Chairman and Chief Executive
                                                    Officer in 1995. Mr. Warner is also a director of
                                                    Anheuser-Busch Companies, Inc., Chairman of the Board
                                                    of Managers and the Board of Overseers of Memorial
                                                    Sloan-Kettering Cancer Center, a member of the
                                                    Business Council and a trustee of the Pierpont Morgan
                                                    Library.

John F. Welch, Jr.                          64      Director since 1980. Chairman of the Board and Chief
General Electric Company                            Executive Officer, GE. A 1957 graduate of the
3135 Easton Turnpike                                University of Massachusetts with MS and PhD degrees
Fairfield, CT 06431                                 from the University of Illinois, Mr. Welch joined GE
                                                    in 1960. Following managerial assignments in the
                                                    plastics and the chemical and metallurgical
                                                    businesses, he was elected a Vice President in 1972.
                                                    In 1973, he was named Vice President and Group
                                                    Executive of the Components and Materials Group. He
                                                    became a Senior Vice President and Sector Executive
                                                    of the Consumer Products and Services Sector in 1977
                                                    and was elected a Vice Chairman and named an
                                                    Executive Officer in 1979. Mr. Welch was elected
                                                    Chairman and named Chief Executive Officer in 1981.
                                                    He also serves as a director of Fiat SpA and NBC
                                                    Internet, Inc.

Robert C. Wright                            57      Director since 2000. Vice Chairman of the Board and
National Broadcasting Company                       Executive Officer, GE since 2000. Mr. Wright has
30 Rockefeller Plaza                                served as President and Chief Executive Officer of
New York, NY 10112                                  National Broadcasting Company, Inc. since 1986.
                                                    Mr. Wright is a graduate of the College of Holy Cross
                                                    and the University of Virginia School of Law, where
                                                    he received his LL.B. degree. Prior to his
                                                    association with NBC, he served as President of
                                                    General Electric Financial Services and, before that,
                                                    as President of Cox Cable Communications. Mr. Wright
                                                    serves on the board of trustees of the American Film
                                                    Institute and the Museum of Television and Radio, the
                                                    board of directors of the Motion Picture and
                                                    Television Fund Corporation and the board of
                                                    governors of New York Presbyterian Hospital. He is
                                                    also an honorary trustee of the Foundation of
                                                    American Women in Radio and Television and a trustee
                                                    of the College of Holy Cross.

2.  EXECUTIVE OFFICERS OF GE.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the executive officers of GE. All of the executive officers identified below are citizens and residents of the U.S.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   ------------------------------------------------------
John F. Welch, Jr.                          64      Chairman of the Board and Chief Executive Officer, GE
General Electric Company                            since 1981. Mr. Welch joined GE in 1960, and was
3135 Easton Turnpike                                elected a Vice Chairman and named an Executive Officer
Fairfield, CT 06431                                 in 1979. Director of GE since 1980.

Robert C. Wright                            57      Vice Chairman of the Board and Executive Officer, GE
National Broadcasting Company                       since 2000. Mr. Wright has served as President and
30 Rockefeller Plaza                                Chief Executive Officer of National Broadcasting
New York, NY 10112                                  Company, Inc. since 1986. Director of GE since 2000.

Philip D. Ameen                             51      Vice President and Comptroller, GE since 1994.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Francis S. Blake                            50      Senior Vice President--Corporate Business Development,
General Electric Company                            GE since July 2000. Prior to that, he served in
3135 Easton Turnpike                                executive positions in GE's Power Systems business,
Fairfield, CT 06431                                 most recently as Vice President--Business Development
                                                    and Vice President--General Counsel.

James R. Bunt                               58      Vice President and Treasurer, GE since 1993.
General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

William J. Conaty                           54      Senior Vice President--Human Resources, GE since 1993.
General Electric Company 3135 Easton
Turnpike Fairfield, CT 06431

Dennis D. Dammerman                         54      Vice Chairman of the Board and Executive Officer, GE;
General Electric Company                            Chairman and Chief Executive Officer, General Electric
3135 Easton Turnpike                                Capital Services, Inc. since 1998. Prior to that he
Fairfield, CT 06431                                 served as Senior Vice President for Finance, GE since
                                                    1984. Director of GE since 1994.

Scott C. Donnelly                           38      Senior Vice President--Corporate Research and
General Electric Company                            Development, GE since 2000. Prior to that,
P.O. Box 8                                          Mr. Donnelly served in executive positions in GE's
Schenectady, NY 12301                               Medical Systems and Industrial Systems businesses.

Matthew J. Espe                             41      Senior Vice President, GE and President and Chief
General Electric Company                            Executive Officer, GE Lighting since May 2000. Prior
Nela Park                                           to that, Mr. Espe served in executive positions in GE
Cleveland, OH 44112                                 Plastics.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   ------------------------------------------------------
Benjamin W. Heineman, Jr.                   56      Senior Vice President, General Counsel and Secretary,
General Electric Company                            GE since 1987.
3135 Easton Turnpike
Fairfield, CT 06431

Jeffrey R. Immelt                           44      Senior Vice President, GE and President and Chief
General Electric Company                            Executive Officer, GE Medical Systems since 1997.
P.O. Box 414                                        Prior to that, Mr. Immelt served in executive
Milwaukee, WI 53201                                 positions in GE Plastics.

Lawrence R. Johnston                        51      Senior Vice President, GE and President and Chief
General Electric Company                            Executive Officer, GE Appliances since 1997. Prior to
Appliance Park                                      that, Mr. Johnston served in executive positions in GE
Louisville, KY 40225                                Appliances.

John Krenicki, Jr.                          38      Vice President, GE and President and Chief Executive
General Electric Company                            Officer, GE Transportation Systems since 2000. Prior
2901 East Lake Road                                 to that, Mr. Krenicki served in executive positions in
Erie, PA 16531                                      GE's Plastics and Lighting businesses.

W. James McNerney, Jr.                      50      Senior Vice President, GE and President and Chief
General Electric Company                            Executive Officer, GE Aircraft Engines since 1997.
1 Neumann Way                                       Prior to that, Mr. McNerney served in executive
Cincinnati, OH 05215                                positions in GE's Lighting and International
                                                    businesses.

Robert L. Nardelli                          51      Senior Vice President, GE, and President and Chief
General Electric Company                            Executive Officer, GE Power Systems since 1995.
1 River Road
Schenectady, NY 12345

R.W. Nelson                                 60      Vice President--Financial Planning and Analysis, GE,
General Electric Company                            since 1991.
3135 Easton Turnpike
Fairfield, CT 06431

G.M. Reiner                                 46      Senior Vice President and Chief Information Officer,
General Electric Company                            GE since 1996. Prior to that, he served in executive
3135 Easton Turnpike                                positions in Transportation Systems and Plastics
Fairfield, CT 06431                                 businesses.

John G. Rice                                43      Senior Vice President, GE and Chief Operating Officer,
GE Power Systems                                    GE Power Systems since 2000. Prior to that, he served
4200 Wildwood Parkway                               as President and Chief Executive Officer of GE
Atlantic, GA 30339                                  Transportation Systems from 1997.

Gary L. Rogers                              55      Senior Vice President, GE since 1986, and President
General Electric Company                            and Chief Executive Officer, GE Plastics since 1989.
1 Plastics Avenue
Pittsfield, MA 01201

Keith S. Sherin                             41      Senior Vice President and Chief Financial Officer, GE
General Electric Company                            since 1998. Prior to that, he served in executive
3135 Easton Turnpike                                positions in GE's Medical Systems, Plastics and
Fairfield, CT 06431                                 Aircraft Engines businesses.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   ------------------------------------------------------
Lloyd G. Trotter                            54      Senior Vice President, GE since 1998, and President
General Electric Company                            and Chief Executive Officer, Industrial Systems since
41 Woodford Avenue                                  1992.
Plainville, CT 06062

3.  DIRECTORS OF THE OFFEROR.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors of the Offeror. All of the directors identified below are citizens and residents of the U.S.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
John G. Rice                                43      Director since 2000. Senior Vice President, GE and
GE Power Systems                                    Chief Operating Officer, GE Power Systems since June,
4200 Wildwood Parkway                               2000. Prior to that, he served as President and Chief
Atlanta, GA 30339                                   Executive Officer of GE Transportation Systems from
                                                    September 1997. From 1995 until September 1997 he
                                                    served as President, GE Plastics Pacific in
                                                    Singapore. In 1994 he assumed leadership of the
                                                    Corporate Audit Staff of GE Plastics Pacific
                                                    Singapore.

Elizabeth K. Lanier                         49      Director since 2000. President, Offeror since 2000.
GE Power Systems                                    Vice President, GE and Vice President and General
One River Road                                      Counsel, GE Power Systems since August 1998. Prior to
Schenectady, NY 12345                               that, she served as Vice President and Chief of
                                                    Staff, Cinergy Corporation in Cincinnati, Ohio. From
                                                    1982 until 1996 she was a partner with Frost &
                                                    Jacobs, a Cincinnati law firm.

4.  EXECUTIVE OFFICERS OF THE OFFEROR.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the executive officers of the Offeror. All of the executive officers identified below are citizens and residents of the U.S.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Elizabeth K. Lanier                         49      President, Offeror since 2000. Vice President, GE and
GE Power Systems                                    Vice President and General Counsel, GE Power Systems
One River Road                                      since August 1998. Prior to that she served as Vice
Schenectady, NY 12345                               President and Chief of Staff, Cinergy Corporation in
                                                    Cincinnati, Ohio. From 1982 until 1996 she was a
                                                    partner with Frost & Jacobs, a Cincinnati law firm.
                                                    Director of Offeror since 2000.

           NAMES AND CURRENT                                   PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Thomas P. Saddlemire                        52      Treasurer, Offeror since 2000. Vice President,
GE Power Systems                                    Finance, GE Power Systems since October, 1995.
One River Road
Schenectady, NY 12345

5.  STATEMENT OF RESPONSIBILITY.

    The directors of the Offeror, whose names are set forth above in Section 3 of this Schedule I, and Thomas P. Saddlemire, an executive officer of the Offeror, accept responsibility for the information contained in this document other than information relating to Smallworld, the directors of Smallworld and their immediate families. To the best of the knowledge and belief of the directors of the Offeror and Thomas P. Saddlemire (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

6.  MATERIAL CONTRACTS OF OFFEROR.

    The following contracts are the material contracts of the Offeror and GE:

    - Acquisition Agreement dated August 16, 2000 between General Electric Company and Smallworldwide plc.

    - Tender Agreements dated August 17, 2000.

    - Service Agreement dated August 16, 2000 between Richard G. Newell and GE.

    - Service Agreement dated August 16, 2000 between C. Warren Ferguson and GE.

    - Service Agreement dated August 16, 2000 between Martin A. Cartwright and
      GE.

    - Service Agreement dated August 16, 2000 between Richard Green and GE.

    The Acquisition Agreement and the Tender Agreements are described in
Section 11 of this Offer to Purchase.

    The Service Agreement with Mr. Ferguson provides for the payment by GE of a base salary at a rate equal to $330,000 per year and an annual bonus, in an amount to be determined by GE in its discretion, based upon the operating results of GE and Smallworld. Subsequent increases in salary and bonus shall be determined and paid in accordance with the terms of an employment agreement to be entered into between GE and Mr. Ferguson. Mr. Ferguson is also entitled to receive a retention payment equal to 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 (which amount shall not be less than his actual base salary plus earned bonus for the year ended June 30, 2000), which will be paid in two equal installments on each of January 1, 2002 and January 1, 2003. If he is not employed by GE on such date as a result of a Good Cause Termination Event or a Voluntary Termination Event (each as defined in the Service Agreement) the retention payment will not be made. If the employment of Mr. Ferguson is terminated on or prior to January 1, 2003, other than as a result of a Good Cause Termination Event or a Voluntary Termination Event, GE will pay him a severance payment equal to the greater of 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 or actual base salary plus earned bonus for the year ended June 30, 2000. In addition, the Service Agreement provides for the grant of an option to purchase 7,000 shares of common stock of GE, exercisable in two equal installments on the third and fifth anniversaries of the date of grant. If Mr. Ferguson voluntarily terminates his employment with GE at any time after the first anniversary of the Purchase Date (as defined in the Acquisition Agreement) on terms mutually satisfactory to GE and Mr. Ferguson, which shall be set forth in a written agreement between GE and

Mr. Ferguson, such options shall automatically vest. The Service Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

    The Service Agreements with Messrs. Cartwright and Green provide for the payment to each of them by GE of (1) a base salary for the twelve month period commencing on the Purchase Date and ending on the one year anniversary thereof (the "Service Term") at a rate not less than his current base salary as of the Purchase Date and (2) an annual bonus, in an amount to be determined by GE in its discretion, based upon the operating results of GE and Smallworld. Subsequent increases will be paid in accordance with GE's standard salary planning process. The Service Term will continue until (A) GE provides the employee with 90 days notice of termination of employment or (B) after expiration of the initial 12 month period of the Service Agreement, the employee provides GE with a minimum of 90 days notice of termination of employment. Each of Messrs. Cartwright and Green is also entitled to receive a retention payment equal to 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 (which amount shall not be less than his actual base salary plus earned bonus for the year ended June 30, 2000), which will be paid in two equal installments on each of January 1, 2002 and January 1, 2003. If either of Messrs. Cartwright or Green is not employed by GE on such date as a result of a Good Cause Termination Event or a Voluntary Termination Event the retention payment will not be made to the terminated employee. If the employment of Messrs. Cartwright or Green is terminated on or prior to January 1, 2003, other than as a result of a Good Cause Termination Event or a Voluntary Termination Event, GE will pay the terminated employee a severance payment equal to the greater of 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 or actual base salary plus earned bonus for the year ended June 30, 2000. In addition, the Service Agreements provide for the grant to Messrs. Cartwright and Green of an option to purchase 3,250 and 4,000 shares of common stock of GE, respectively. The options are exercisable in two equal installments on the third and fifth anniversaries of the date of grant. In addition, the Service Agreements contain customary confidentiality, non-competition and non-solicitation provisions.

    The Service Agreement with Richard Newell provides for the payment by GE of a base salary for the Service Term at a rate not less than his current base salary as of the Purchase Date and an annual bonus, in an amount to be determined by GE in its discretion, based upon the operating results of GE and Smallworld, which amount, in the aggregate, shall not be less than his actual base salary plus earned bonus for the year ended June 30, 2000. Subsequent increases will be paid in accordance with GE's standard salary planning process. After expiration of the initial 12 month period of the Service Agreement the Service Term shall continue until the date two years after such expiration. Notwithstanding the foregoing, the Service Term shall end at any time if it
(1) is terminated by Mr. Newell as a result of a Constructive Discharge Event (as defined in the Service Agreement), (2) is terminated by GE as a result of a Good Cause Termination Event or (3) after expiration of the initial 12 month period of the Service Agreement either party provides the other with 180 notice of termination of employment. Mr. Newell is also entitled to receive a retention payment equal to 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 (which amount shall not be less than his actual base salary plus earned bonus for the year ended June 30, 2000), which will be paid in two equal installments on each of January 1, 2002 and January 1, 2003. If he is not employed by GE on such date as a result of a Good Cause Termination Event or a Voluntary Termination Event the retention payment will not be made. If the employment of Mr. Newell is terminated on or prior to January 1, 2003, other than as a result of a Good Cause Termination Event or a Voluntary Termination Event, GE will pay him a severance payment equal to the greater of 100% of his actual base salary plus earned bonus for the year ended June 30, 2001 or actual base salary plus earned bonus for the year ended June 30, 2000. In addition, the Service Agreement provides for the grant of an option to purchase 3,000 shares of common stock of GE, exercisable in two equal installments on the third and fifth anniversaries of the date of grant. If Mr. Newell voluntarily terminates his employment with GE at any time after the first anniversary of the Purchase Date on terms mutually satisfactory to GE and Mr. Newell, which shall be set forth in a written agreement between GE and Mr. Newell, such options shall automatically vest. The Service Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

7.  FINANCIAL INFORMATION OF GE

    GE had total revenues for the years ended December 31, 1999 and December 31, 1998 of $111.6 billion and $100.5 billion, respectively. GE had earnings before income taxes for the years ended December 31, 1999 and December 31, 1998 of $15.6 billion and $13.5 billion, respectively. GE's net income for the years ended December 31, 1999 and December 31, 1998 was $10.7 billion and $9.3 billion, respectively. GE had shareholders' equity as of December 31, 1999 of $42.6 billion.

                                                                         ANNEX A

                  ADDITIONAL INFORMATION CONCERNING SMALLWORLD

1.  DIRECTORS OF SMALLWORLD.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors of Smallworld. Except as indicated in the next sentence, all of the directors are citizens and residents of the U.K. Mr. Ferguson and Mr. Posner are citizens and residents of the U.S. Mr. Chittka is a citizen and resident of Germany.

      NAMES AND CURRENT BUSINESS                               PRESENT PRINCIPAL OCCUPATION OR
                ADDRESS                    AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Richard G. Newell......................     58      Dr. Newell, a co-founder of Smallworld, has served as
Smallworldwide plc                                  Chairman of the Board of Directors since the
Elizabeth House                                     incorporation of Smallworld in 1988. Prior to
1 High Street Chesterton                            founding Smallworld, Dr. Newell co-founded Cambridge
Cambridge, UK                                       Interactive Systems Ltd. in 1977, a computer software
CB4 1WR                                             developer which developed the Medusa CAD product. Dr.
                                                    Newell served as chairman of Cambridge Interactive
                                                    Systems Ltd. until its acquisition by ComputerVision,
                                                    Inc. in 1983. Dr. Newell received his degree and PhD
                                                    in Civil Engineering from Imperial College,
                                                    University of London.

C. Warren Ferguson.....................     61      Mr. Ferguson currently has served as Chief Executive
Smallworld Systems, Inc.                            Officer and a director of Smallworld since October
5600 Greenwood Plaza                                1999. He served as President and Chief Operating
Suite 300                                           Officer of Smallworld Systems Inc. from September
Engelwood, CO 80111                                 1996 to October 1999. He joined Smallworld in June
                                                    1995 and served as Vice President of Business
                                                    Development for North America until September 1996.
                                                    Prior to joining Smallworld, Mr. Ferguson served as
                                                    Vice President of Plangraphics Inc., a GIS consulting
                                                    company, with responsibility for the Western and
                                                    Pacific Consulting Group. Mr. Ferguson draws on
                                                    36 years of experience as a leader, manager, and
                                                    innovator in the AM/FM/GIS industry. He has a
                                                    background in large project management,
                                                    implementation, data conversion, and new technology
                                                    integration and has built several very successful
                                                    AM/FM/GIS businesses. Mr. Ferguson has been a
                                                    consultant to executives throughout the utility,
                                                    public sector and commercial business community,
                                                    providing both management and technical consulting.

      NAMES AND CURRENT BUSINESS                               PRESENT PRINCIPAL OCCUPATION OR
                ADDRESS                    AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Martin A. Cartwright...................     49      Mr. Cartwright has served as Chief Financial Officer
Smallworldwide plc                                  of Smallworld since July 1998 and has been a director
Elizabeth House                                     of Smallworld since October 1999. Prior to joining
1 High Street Chesterton                            Smallworld, Mr. Cartwright worked exclusively in the
Cambridge, UK                                       information technology arena in senior financial
CB4 1WR                                             director roles, including six years as European
                                                    Finance Director of Cadence Design Systems Inc. Prior
                                                    to 1986, he served as Assistant Vice President of
                                                    Johnson & Higgins Inc., a major U.S. insurance
                                                    broker, and has been working in multinational
                                                    businesses since leaving the audit profession in
                                                    1977. Mr. Cartwright is a Fellow of the Institute of
                                                    Chartered Accountants.

Richard T. Green.......................     42      Mr. Green, a co-founder of Smallworld, serves as the
Smallworldwide plc                                  Vice President of the Communications Division, a
Elizabeth House                                     position he has held since November 1999, and as a
1 High Street Chesterton                            director of Smallworld since April 1989. From August
Cambridge, UK                                       1996 to October 1999 he served as the Vice President
CB4 1WR                                             of Corporate Development, Asia. From August 1995 to
                                                    August 1996, Mr. Green served as Director of
                                                    Corporate Development of Smallworld. From July 1994
                                                    to August 1995, Mr. Green served as Managing
                                                    Director of Smallworld Systems Ltd., Smallworld's
                                                    U.K. operating subsidiary. Prior to July 1994, Mr.
                                                    Green served as Director of Marketing and Sales of
                                                    Smallworld. Mr. Green holds a degree in Mechanical
                                                    Engineering from Nottingham Trent University and is a
                                                    member of the Institute of Mechanical Engineers.

Timothy Cadman.........................     52      Mr. Cadman, a co-founder of Smallworld, has been a
Smallworld plc                                      director of Smallworld since its incorporation in
Elizabeth House                                     1988. Mr. Cadman was formerly Vice President of
1 High Street Chesterton                            Product Development and has served in a number of
Cambridge, UK                                       positions since Smallworld's incorporation.
CB4 1WR                                             Mr. Cadman holds a degree in Aeronautical Engineering
                                                    from the University of Loughborough and an MSc in
                                                    Computer Science from the University of Edinburgh.

Wolfgang D. Chittka....................     64      Mr. Chittka has been a director of Smallworld since
Gelsenwasser AG                                     September 1995. Mr. Chittka currently serves as
Willy Brandt-Allee 26                               Director for Company Development for Gelsenwasser AG.
D-45891 Gelsenkirchen                               Mr. Chittka holds a degree in Commerce from the
Germany                                             University of Cologne.

Mark Diskin............................     59      Mr. Diskin has been a director of Smallworld since
Smallworld plc                                      1991. Mr. Diskin currently acts as an independent
Elizabeth House                                     consultant in the field of business management. Mr.
1 High Street Chesterton                            Diskin holds a degree in Commerce from the University
Cambridge, UK                                       of Cape Town, and an MBA from Dartmouth College.
CB4 1WR

      NAMES AND CURRENT BUSINESS                               PRESENT PRINCIPAL OCCUPATION OR
                ADDRESS                    AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Ronald S. Posner.......................     52      Mr. Posner has been a director of Smallworld since
PS Capital LLC                                      June 1999. He has been a leader in the high
32 Lower Crescent                                   technology, software and internet markets for 20
Sausalito, CA 94965                                 years and holds key advisory and investment roles
                                                    with a number of companies. He is founder and
                                                    Chairman of PS Capital, a San Francisco venture
                                                    capital firm. Mr. Posner holds a degree in
                                                    Mathematics from Rensellaer Polytechnic Institute and
                                                    an MBA from Harvard Business School.

2.  EXECUTIVE OFFICERS OF SMALLWORLD.

    The following table sets forth the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the executive officers of Smallworld. Except as indicated in the next sentence, all of the executive officers are citizens and residents of the U.K. Mr. Ferguson is a citizen and resident of the U.S.

      NAMES AND CURRENT BUSINESS                               PRESENT PRINCIPAL OCCUPATION OR
                ADDRESS                    AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
C. Warren Ferguson.....................     61      Mr. Ferguson currently has served as Chief Executive
Smallworld Systems, Inc.                            Officer and a director of Smallworld since October
5600 Greenwood Plaza                                1999. He served as President and Chief Operating
Suite 300                                           Officer of Smallworld Systems Inc. from September
Engelwood, CO 80111                                 1996 to October 1999. He joined Smallworld in June
                                                    1995 and served as Vice President of Business
                                                    Development for North America until September 1996.
                                                    Prior to joining Smallworld, Mr. Ferguson served as
                                                    Vice President of Plangraphics Inc., a GIS consulting
                                                    company, with responsibility for the Western and
                                                    Pacific Consulting Group.

Martin A. Cartwright...................     49      Mr. Cartwright has served as Chief Financial Officer
Smallworldwide plc                                  of Smallworld since July 1998 and has been a director
Elizabeth House                                     of Smallworld since October 1999. Prior to joining
1 High Street Chesterton                            Smallworld, Mr. Cartwright worked exclusively in the
Cambridge, UK                                       information technology arena in senior financial
CB4 1WR                                             director roles, including six years as European
                                                    Finance Director of Cadence Design Systems Inc. Prior
                                                    to 1986, he served as Assistant Vice President of
                                                    Johnson & Higgins Inc., a major U.S. insurance
                                                    broker, and has been working in multinational
                                                    businesses since leaving the audit profession in
                                                    1977.

      NAMES AND CURRENT BUSINESS                               PRESENT PRINCIPAL OCCUPATION OR
                ADDRESS                    AGE       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  --------   -----------------------------------------------------
Richard T. Green.......................     42      Mr. Green, a co-founder of Smallworld, serves as the
Smallworldwide plc                                  Vice President of the Communications Division, a
Elizabeth House                                     position he has held since November 1999 and as a
1 High Street Chesterton                            director of Smallworld since April 1989. From August
Cambridge, UK                                       1996 to October 1999 he served as the Vice President
CB4 1WR                                             of Corporate Development, Asia. From August 1995 to
                                                    August 1996, Mr. Green served as Director of
                                                    Corporate Development of Smallworld. From July 1994
                                                    to August 1995, Mr. Green served as Managing Director
                                                    of Smallworld Systems Ltd., Smallworld's U.K.
                                                    operating subsidiary. Prior to July 1994, Mr. Green
                                                    served as Director of Marketing and Sales of
                                                    Smallworld.

3.  STATEMENT OF RESPONSIBILITY.

    The directors of Smallworld, whose names are set forth above in this Annex A, accept responsibility for the information contained in this document relating to Smallworld, the directors of Smallworld and their immediate families. To the best of the knowledge and belief of the directors of Smallworld (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

4.  MANAGEMENT AND EMPLOYEES OF SMALLWORLD.

    In connection with consummation of the Offer, the existing employment rights, including pension rights, of the employees of Smallworld will be fully safeguarded.

5.  SMALLWORLD SHARE OPTION SCHEMES.

    The Offer will extend to any Shares issued or unconditionally allotted before the date on which the Offer becomes or is declared unconditional in all respects (or such later date as the Offeror may, subject to the City Code, determine) as a result of the exercise or vesting of options granted under any Smallworld Share Option Schemes. The Offeror will make appropriate proposals to participants in the Smallworld Share Option Schemes in due course.

6.  SHAREHOLDINGS AND DEALINGS.

    DEFINITIONS

    For the purposes of this Section 6:

    - "arrangement" includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

    - "associate" means:

           / / parent companies, subsidiaries and fellow subsidiaries and associated companies of the Offeror or Smallworld, and companies of which any such subsidiaries or associated companies associated companies;

           / / banks, financial and other professional advisors (including stockbrokers) to the Offeror or Smallworld or any company covered in the first square above, including persons controlling, controlled by or under the same control as such banks or professional advisors;

           / / the directors of the Offeror or Smallworld or any company covered in the first square above (together, in each case, with their close relatives and related trusts); and

           / / the pension funds of the Offeror or Smallworld or any company covered in the first square above.

    - "disclosure period" means the period commencing on August 17, 1999 (the date 12 months prior to the commencement of the offer period) and ending on August 23, 2000 (the latest practicable date prior to the publication of this Offer to Purchase).

    - "relevant securities" means the Shares and securities convertible into, or exchangeable for, rights to subscribe for and options (including traded options) in respect of, or derivatives referenced to, Shares.

    - "subsidiary" has the meaning given to it in the Companies Act.

    INTERESTS IN SMALLWORLD

        INTERESTS IN SHARES

        (1) The interests (other than options, details of which are set out below) of the directors of Smallworld and their immediate families and connected persons (within the meaning of Section 346 of Companies Act) and any persons who have given irrevocable undertakings under the terms of the Tender Agreements to tender Shares into the Offer, all which interests are beneficial unless otherwise stated, in the share capital of Smallworld as at August 23, 2000 (being the latest practicable date prior to the publication of the Offer to Purchase), including those interests which have been notified to Smallworld pursuant to Section 324 or Section 328 of the Companies Act or which are otherwise required pursuant to Section 325 of the Companies Act to be entered in the register referred to in that Section) were as follows:

NAME                                                          NUMBER OF SHARES
----                                                          -----------------
Richard G. Newell                                                       614,600
C. Warren Ferguson(1)                                                     1,300
Martin A. Cartwright                                                         --
Richard T. Green(2)                                                     100,000
Timothy Cadman                                                          216,400
Wolfgang D. Chittka                                                          --
Mark Diskin                                                                  --
Ronald S. Posner                                                             --
Peter Batty                                                                  --
Joan C. Myhill                                                               --
Peter Britnell(3)                                                        54,320
David Theriault(4)                                                      124,800

       --------------------------------------

       (1) Of these Shares, 1000 are held by the Ferguson Lifetime Trust, a trust for Dena Ferguson Jenkins, and 300 are held by Judy Ferguson who is the beneficial owner of the shares and who has agreed to enter into a Tender Agreement with respect to such Shares. Warren Ferguson has no beneficial interest in any of these Shares.

       (2) In addition to the Tender Agreement signed by Mr. Green in respect of his interest in these Shares, Tender Agreements have been signed by the trustees of the R. T. Green Life Interest Settlement, which is the legal owner of 85,000 Shares, the beneficial interest being held by Mr. Green, and by the trustees of the R. T. Green Childrens' Settlement, which is the legal owner of 15,000 Shares, the beneficial interests in which are held by the dependents of Mr. Green.

       (3) In addition to the Tender Agreement signed by Mr. Britnell in respect of 54,600 Shares, a Tender Agreement has been signed by the trustees of the Moehewa Trust which is the legal owner of 54,320 Shares. Mr. Britnell is a trustee of this trust.

       (4) Of these Shares, 118,000 are held by Mifune Theriault-Tsuji who has entered into a Tender Agreement with respect to such Shares.
         Mr. Theriault has signed a Tender Agreement in respect of 126,800
         Shares.

        (ii) As at August 23, 2000 (being the latest practicable date prior to the publication of the Offer to Purchase) the following persons who are deemed to be acting in concert with Smallworld through its financial advisor, Deutsche Bank Securities Inc., were interested in the share capital of Smallworld:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Michael Halloran(1).........................................        1,000

       --------------------------------------

        (1) Michael Halloran is the Global Head of Technology Investment Banking, Deutsche Bank Securities Inc.

    INTERESTS IN OPTIONS

    As at August 23, 2000 (being the latest practicable date prior to the publication of this Offer to Purchase), the following options over Smallworld shares had been granted to the directors of Smallworld under the Smallworld Share Option Schemes and remained outstanding:

                                                                                              NUMBER OF
                                                                                              SMALLWORLD
                                                                                  EXERCISE   SHARES UNDER
NAME                             DATE OF GRANT       EXERCISE PERIOD(1) (FROM)    PRICE($)    OPTION(2)
-----------------------------  -----------------   -----------------------------  --------   ------------
Richard G. Newell............  26 September 1996   26 September 1999               $11.00       40,000

C. Warren Ferguson...........       23 June 1995   23 June 1998                      5.36       13,160
                                 26 January 1996   26 January 1999                   5.36        2,840
                                16 November 1998   16 November 2001                  8.88       10,000
                                    29 July 1999   29 July 2000                      7.31       13,000
                                29 November 1999   29 November 2000                  7.75       50,000
                                29 November 1999   29 November 2009(3)               7.75      100,000

Martin A. Cartwright.........       16 July 1998   16 July 2001                      8.88       17,153
                                16 November 1998   16 November 2001                  8.88        2,847
                                 31 January 2000   31 January 2010(3)               10.38       30,000

Richard T. Green.............  26 September 1996   26 September 1999                11.00        8,000
                                16 November 1998   16 November 2001                  8.88        5,000
                                    29 July 1999   29 July 2000                      7.31        6,500
                                 31 January 2000   31 January 2010(3)               10.38       30,500

Timothy Cadman...............        23 May 2000   23 May 2001                      11.88       15,000

Wolfgang D. Chittka..........        23 May 2000   23 May 2001                      11.88       15,000

Mark Diskin..................        23 May 2000   23 May 2001                      11.88       15,000

Ronald S. Posner.............       16 June 1999   16 June 2000                      6.00       75,000

--------------------------

(1) The exercise period for all options expires 10 years from the date of grant.

(2) All options are automatically exercisable for 6 months after the Offer becomes unconditional in all respects.

(3) There is a performance condition in respect of these options which is linked to Smallworld's share price; the date shown is the latest time such condition could be satisfied.

    DEALINGS

    Other than as set out below, there have been no dealings for value in Shares or options by the directors of Smallworld and their immediate families and connected persons and associates of Smallworld (within the meaning of Section 346 of the Companies Act) and any persons who have executed Tender Agreements in which they have agreed to tender their Shares into the Offer during the disclosure period:

                                 NUMBER OF   WHETHER BOUGHT                        PRICE
             NAME                 SHARES        OR SOLD             DATE         PER SHARE
-------------------------------  ---------   --------------   -----------------  ---------
Mifune Theriault-Tsuji.........    2,000         Sold         February 10, 2000   $11.69

    Save as disclosed in this Offer to Purchase:

    - neither any subsidiary of Smallworld nor any associate owns or controls any relevant securities nor has any such person dealt for value therein from August 17, 2000 up to and including August 23, 2000 (being the latest practicable date prior to the publication of this Offer to Purchase);

    - neither Smallworld, nor any associate of Smallworld is a party to any arrangement with any person relating to relevant securities which may be an inducement to deal or refrain from dealing in relevant securities;

    - no director of Smallworld nor any member of this immediate family nor any connected person within the meaning of Section 346 of the Companies Act nor any related trust owned, or controlled or was interested in, directly or indirectly, any shares of GE or the Offeror, nor has any such person dealt for value in any such shares, during the disclosure period; and

    - Smallworld is not interested in, directly or indirectly, any shares of GE or the Offeror nor has Smallworld dealt for value in such shares during the disclosure period.

    INTERESTS OF OFFEROR AND GE

    As at the close of business on August 23, 2000 (the last practicable date prior to the publication of this Offer to Purchase), neither the Offeror nor GE nor any director of either of them had any interest in relevant securities of Smallworld, except for any interest arising by virtue of the Tender Agreements. On August 21, 2000, Williams de Broe Investment Management (an affiliate of ING Barings Limited and deemed to be acting in concert with the Offeror through ING Barings Limited) dealt for value in Shares by selling 9,050 Shares at a price per share of $19.6875.

    GENERAL

    Except as otherwise set forth in this Offer to Purchase, as at the close of business on August 23, 2000 (being the latest practicable date prior to the publication of this Offer to Purchase), none of GE, the Offeror, their respective directors or any member of their immediate families or related trusts, or any person deemed to be acting in concert with the Offeror, owned or controlled or (in the case of the directors, their immediate families and related trusts) was interested, directly or indirectly in any relevant securities, nor had any such person dealt for value therein during the disclosure period.

    Except as set forth above, no arrangement exists between any person (the "Relevant Person") and (1) GE or the Offeror or (2) any person acting in concert with GE or the Offeror, in any such case in relation to relevant securities (and, for this purpose an arrangement includes, in addition to indemnity and option arrangements, any agreement or understanding, formal or informal, of whatever nature, which may be an inducement to deal or refrain from dealing) and no Relevant Person with whom such an arrangement exists has dealt for value in relevant securities during the disclosure period.

7.  MATERIAL CONTRACTS AND SERVICE CONTRACTS OF SMALLWORLD

    MATERIAL CONTRACTS

    The following contract, not being a contract entered into in the ordinary course of business, has been entered into by Smallworld, within the 2 years preceding August 17, 2000, the date of the announcement of the Offer and is, or may be, material:

    - Smallworld, Navigant Consulting, Inc. ("Navigant") and GeoData Solutions, Inc. ("GeoData") entered into an asset purchase agreement dated July 26, 2000, pursuant to which Smallworld purchased substantially all of the assets, properties and business of GeoData, a wholly owned subsidiary of Navigant. The purchase price for the purchased assets was $8,999,999. The agreement contains representations and warranties as well as indemnities that are typical in agreements of this kind.

    SERVICE CONTRACTS OF DIRECTORS OF SMALLWORLD

    There are no service agreements in force between any director of Smallworld and Smallworld or any of its subsidiaries which do not expire or cannot be terminated by Smallworld or its relevant subsidiary on 12 months notice or less and no such agreement has been entered into or amended during the six months preceeding the date of publication of this Offer to Purchase.

8.  MISCELLANEOUS.

    Except as set forth in this Offer to Purchase, there is no agreement, arrangement or understanding (including any compensation agreement) between GE or the Offeror or any person acting in concert with the Offeror for the purposes of the Offer and any directors, recent directors, securityholders or recent securityholders of Smallworld having any connection or dependence upon the Offer.

    There has been no material change in the financial or trading position of Smallworld since June 30, 1999, the date to which the latest audited accounts of Smallworld were prepared.

    Each of Deutsche Bank AG, which is regulated in the U.K. by The Securities and Futures Authority Limited, and Deutsche Bank Securities Inc., which is regulated in the U.S. by the SEC, have given and not withdrawn their written consents to the issue of this Offer to Purchase with the inclusion herein of the references to their names in the forms and in the contexts in which they appear. Each of ING Barings Limited, which is regulated in the U.K. by The Securities and Futures Authority Limited, and ING Barings LLC, which is regulated in the U.S. by the SEC, has given and not withdrawn its written consent to the issue of this Offer to Purchase with the inclusion herein of the references to its name in the form and context in which they appear.

    There is no agreement, arrangement or understanding whereby the beneficial ownership of any Shares acquired pursuant to the Offer will be transferred to any other person except that the Offeror reserves the right to transfer any such Shares to any affiliate of GE.

    Copies of the documents listed below may be inspected at the offices of Slaughter and May at 35 Basinghall Street, London EC2V 5DB, England, during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) while the Offer remains open for acceptance:

    - the Memorandum and Articles of Association of Smallworld;

    - the Certificate of Incorporation and Bylaws of the Offeror;

    - the Acquisition Agreement;

    - the Tender Agreements;

    - the material contract referred to in paragraph 7 above and those of the Offeror listed in paragraph 6 on page S-10;

    - the written consents referred to in paragraph 8 above;

    - this Offer to Purchase, the Letter of Transmittal and the Form of Acceptance; and

    - the audited consolidated results of Smallworld for the periods ended June 30, 1998 and 1999 and the unaudited consolidated results for 2000.

9.  AUDITED FINANCIAL STATEMENTS OF SMALLWORLD.

      REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS AND REGISTERED AUDITORS

To the Board of Directors and Shareholders of Smallworldwide plc

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial positions of Smallworldwide plc and its subsidiaries at June 30, 1999, 1998 and 1997 and the results of operations and their cash flows for the years ended June 30, 1999, 1998 and 1997 in accordance with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom, which are similar to those followed in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

                                          PricewaterhouseCoopers
                                          Independent Chartered Accountants and
                                          Registered Auditors

                                          December 23, 1999
                                          Cambridge, England

                          CONSOLIDATED BALANCE SHEETS

                                                                         JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
                                           ASSETS
Current assets:
  Cash and equivalents......................................  $ 8,286    $ 9,984    $ 6,975
  Short-term investments....................................    2,696      2,320      4,000
  Accounts receivable.......................................   19,416     19,496     15,559
  Income taxes receivable...................................       16         --         --
  Inventories...............................................    1,191      1,674        932
  Amounts receivable from equity affiliates.................        9         72        146
  Prepaid expenses and other assets.........................    2,526      3,187      2,371
  Deferred income taxes.....................................    2,320      1,897      2,002
                                                              -------    -------    -------
    Total current assets....................................   36,460     38,630     31,985
Long-term investments.......................................    4,028      6,157      8,291
Property and equipment, net.................................    5,991      5,849      4,058
Deferred income taxes.......................................      661        226        357
Goodwill....................................................    1,283      1,747        370
Investment in equity affiliates.............................       --         --        276
                                                              -------    -------    -------
Total Assets................................................  $48,423    $52,609    $45,337
                                                              =======    =======    =======
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 7,309    $ 5,663    $ 3,619
  Income taxes payable......................................       --      1,759        863
  Personnel taxes...........................................      752        607        334
  Accrued liabilities.......................................    7,227      8,095      6,926
  Accrued contractual liability.............................       --         --      2,400
  Deferred revenue..........................................    6,139      3,942      2,002
  Current portion of capital lease obligations..............      333        289        341
                                                              -------    -------    -------
    Total current liabilities...............................   21,760     20,355     16,485
Accrued liabilities, less current portion...................       --         --         26
Capital lease obligations, less current portion.............      314         11        305
Deferred revenue, less current portion......................      332        264        330
                                                              -------    -------    -------
    Total liabilities.......................................   22,406     20,630     17,146
                                                              -------    -------    -------
Commitments (Note 8)
Shareholders' equity:
  Ordinary Shares: L0.01 par value, 73,315,600, 73,315,600
    and 50,000,000 authorized; 7,739,640, 7,725,120 and
    7,665,000 outstanding...................................      142        141        140
  Cumulative other comprehensive income.....................     (839)      (797)      (128)
  Additional paid-in capital................................   25,629     25,549     25,268
  Retained earnings.........................................    1,085      7,086      2,911
                                                              -------    -------    -------
    Total shareholders' equity..............................   26,017     31,979     28,191
                                                              -------    -------    -------
Total Liabilities and Shareholders' Equity..................  $48,423    $52,609    $45,337
                                                              =======    =======    =======

   The accompanying notes are an integral part of these financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                          DATA)
REVENUES:
  Licenses--generic products................................  $31,728    $37,007    $29,224
         --applications.....................................   11,948      7,388      2,249
  Services and maintenance..................................   27,510     22,072     16,202
  Other.....................................................      530        708        662
                                                              -------    -------    -------
    Total revenues..........................................   71,716     67,175     48,337
                                                              -------    -------    -------
COST OF REVENUES:
  Licenses--generic products................................      660         --      1,809
         --applications.....................................    4,426      2,689        546
  Services and maintenance..................................   13,684     13,317     11,440
  Other.....................................................      156        147        203
                                                              -------    -------    -------
    Total cost of revenues..................................   18,926     16,153     13,998
                                                              -------    -------    -------
Gross profit................................................   52,790     51,022     34,339
                                                              -------    -------    -------
OPERATING EXPENSES:
  Research and development..................................   15,868     11,801      4,923
  Acquired research and development.........................       --        184      2,026
  Sales and marketing.......................................   34,404     26,259     19,787
  General and administrative................................    8,175      6,946      5,228
  Restructuring costs.......................................    2,308         --         --
                                                              -------    -------    -------
    Total operating expenses................................   60,755     45,190     31,964
                                                              -------    -------    -------
(Loss) income from operations...............................   (7,965)     5,832      2,375
  Other income (loss), net..................................       11         42       (722)
  Interest on securities....................................      413        686        410
  Interest income, net......................................      174        231        202
                                                              -------    -------    -------
(Loss) income before income taxes...........................   (7,367)     6,791      2,265
  Benefit (provision) for income taxes......................    1,366     (2,571)      (921)
  Share of income (loss) from equity affiliates.............       --        (45)        45
                                                              -------    -------    -------
Net (loss) income...........................................  $(6,001)   $ 4,175    $ 1,389
                                                              -------    -------    -------
Basic (loss) earnings per share.............................  $ (0.78)   $  0.54    $  0.21
                                                              =======    =======    =======
Diluted (loss) earnings per share...........................  $ (0.78)   $  0.51    $  0.19
                                                              =======    =======    =======
Shares used to compute basic (loss) earnings per share......    7,731      7,690      6,734
                                                              =======    =======    =======
Shares used to compute fully diluted (loss) earnings per
  share.....................................................    7,731      8,265      7,438
                                                              =======    =======    =======

   The accompanying notes are an integral part of these financial statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                              "O"                  "AO"
                                                                                          CONVERTIBLE           CONVERTIBLE
                                                                  "A" ORDINARY            PREFERENCE            PREFERENCE
                                         ORDINARY SHARES             SHARES                 SHARES                SHARES
                                       --------------------   ---------------------   -------------------   -------------------
                                        SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                       ---------   --------   ----------   --------   --------   --------   --------   --------
                                                                (IN THOUSANDS EXCEPT NUMBER OF SHARES)
BALANCES, JUNE 30, 1996..............  2,550,960     $ 48      2,759,680     $ 51       3,440      $316       3,440    $   316
Net income...........................
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............
  Reclassification adjustment for
    (gains) losses included in net
    income...........................
  Currency translation adjustment....
Comprehensive income.................
Exercise of options..................    182,200        4
Issuance of Ordinary Shares..........  2,090,000       36                                                               19,197
Conversion of "A" Ordinary Shares....  2,759,680       51     (2,759,680)     (51)
Conversion of Preference Shares......     82,160        1
Redemption of Preference Shares......                                                  (3,440)     (316)     (3,440)      (316)
                                       ---------     ----     ----------     ----      ------      ----      ------    -------
BALANCES, JUNE 30, 1997..............  7,665,000      140             --       --          --        --          --         --
Net income...........................
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............
  Reclassification adjustment for
    (gains) losses included in net
    income...........................
  Currency translation adjustment....
Comprehensive income.................
Exercise of options..................     60,120        1
                                       ---------     ----     ----------     ----      ------      ----      ------    -------
BALANCES, JUNE 30, 1998..............  7,725,120      141             --       --          --        --          --         --
Net loss.............................
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............
  Reclassification adjustment for
    (gains) losses included in net
    income...........................
  Currency translation adjustment....
Comprehensive income.................
Exercise of options..................     14,520        1
                                       ---------     ----     ----------     ----      ------      ----      ------    -------
BALANCES, JUNE 30, 1999..............  7,739,640     $142             --     $ --          --      $ --          --    $    --
                                       =========     ====     ==========     ====      ======      ====      ======    =======

                                                        ACCUMULATED OTHER
                                                      COMPREHENSIVE INCOME
                                                    -------------------------
                                                    UNREALIZED     CURRENCY     RETAINED
                                       ADDITIONAL   GAIN (LOSS)   TRANSLATION   EARNINGS
                                        PAID IN         ON            ON        (DEFICIT)   COMPREHENSIVE
                                        CAPITAL     INVESTMENTS   ADJUSTMENT       (1)         INCOME        TOTAL
                                       ----------   -----------   -----------   ---------   -------------   --------
                                                          (IN THOUSANDS EXCEPT NUMBER OF SHARES)
BALANCES, JUNE 30, 1996..............    $ 5,839         --          $(494)      $ 1,522                    $ 7,598
Net income...........................                                              1,389       $1,389         1,389
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............                   (80)                                      (80)          (80)
  Reclassification adjustment for
    (gains) losses included in net
    income...........................                    --                                        --            --
  Currency translation adjustment....                                  446                        446           446
                                                                                               ------
Comprehensive income.................                                                           1,755
Exercise of options..................        233                                                                237
Issuance of Ordinary Shares..........                                                                        19,233
Conversion of "A" Ordinary Shares....                                                                           '97
Conversion of Preference Shares......         (1)                                                                --
Redemption of Preference Shares......                                                                          (632)
                                         -------       ----          -----       -------       ------       -------
BALANCES, JUNE 30, 1997..............     25,268        (80)           (48)        2,911                     28,191
Net income...........................                                              4,175        4,175         4,175
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............                    60                                        60            60
  Reclassification adjustment for
    (gains) losses included in net
    income...........................                    80                                        80            80
  Currency translation adjustment....                                 (809)                      (809)         (809)
                                                                                               ------
Comprehensive income.................                                                           3,506
Exercise of options..................        281                                                                282
                                         -------       ----          -----       -------       ------       -------
BALANCES, JUNE 30, 1998..............     25,549         60           (857)        7,086                     31,979
Net loss.............................                                             (6,001)      (6,001)       (6,001)
Other comprehensive income
  Accumulated unrealized holding gain
    (loss) on investments............                   (25)                                      (25)          (25)
  Reclassification adjustment for
    (gains) losses included in net
    income...........................                   (60)                                      (60)          (60)
  Currency translation adjustment....                                   43                         43            43
                                                                                               ------
Comprehensive income.................                                                          (6,043)
Exercise of options..................         80                                                                 81
                                         -------       ----          -----       -------       ------       -------
BALANCES, JUNE 30, 1999..............    $25,629       $(25)         $(814)      $ 1,085                    $26,017
                                         =======       ====          =====       =======       ======       =======

------------------------------
(1) The amount of shareholders' equity available for distribution to shareholders is the amount of profits determined as distributable under U.K. GAAP in the statutory accounts of the parent company. At June 30, 1999 there were no such distributable profits available.

COMPREHENSIVE INCOME

    Effective July 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". The required statements of Comprehensive Income have been presented within the Statement of Shareholders' Equity.

   The accompanying notes are an integral part of these financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(6,001)    $4,175    $ 1,389
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  (USED IN) OPERATING ACTIVITIES:
  Foreign exchange loss.....................................      605        654        213
  Realized (gain) loss on investments.......................      (41)       (10)         1
  Depreciation and amortization.............................    3,468      2,650      2,208
  Write off of redundant assets.............................      340         --         --
  Deferred income taxes.....................................   (2,392)       220       (207)
  Share of (income) loss from equity affiliates.............       --         45        (45)
CHANGES IN ASSETS AND LIABILITIES:
  Accounts receivable.......................................     (407)    (3,567)    (6,119)
  Inventories...............................................      629       (792)        88
  Prepaid and other current assets..........................      513     (1,093)    (1,487)
  Accounts payable..........................................    1,952      1,235        571
  Income taxes payable......................................     (714)     1,036       (159)
  Deferred revenue..........................................    2,308      1,698        402
  Accrued liabilities and other creditors...................     (437)      (774)     5,470
  Personnel taxes...........................................      287        138       (121)
                                                              -------     ------    -------
Net cash provided by operating activities...................      110      5,615      2,204
                                                              =======     ======    =======
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (3,055)    (4,076)    (2,756)
  Proceeds from sale of property and equipment..............       --         --        133
  Acquisition of businesses (net of cash acquired)..........       --     (2,087)        --
  Investment in marketable securities.......................   (3,749)    (2,085)   (37,372)
Proceeds from sales of investments..........................    5,472      6,050     25,000
                                                              -------     ------    -------
Net cash used in investing activities.......................   (1,332)    (2,198)   (14,995)
                                                              =======     ======    =======
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of capital lease obligations.....................     (344)      (347)      (404)
  Proceeds from sale of Ordinary Shares.....................       81        288     19,470
  Redemption of Preference Shares...........................       --         --       (632)
                                                              -------     ------    -------
Net cash (used in) provided by financing activities.........     (263)       (59)    18,434
                                                              =======     ======    =======
Effect of foreign exchange on cash and equivalents..........     (213)      (349)       599
Net (decrease) increase in cash and equivalents.............   (1,698)     3,009      6,242
Cash and equivalents at beginning of period.................    9,984      6,975        733
                                                              -------     ------    -------
CASH AND EQUIVALENTS AT END OF PERIOD.......................  $ 8,286     $9,984    $ 6,975
                                                              =======     ======    =======
Supplemental disclosure of non cash activities
  Property and equipment acquired under capital leases......  $   617     $   --    $   174
Supplemental disclosure of cash flow information
  Cash paid for income taxes................................  $   522     $1,308    $ 1,256
  Cash received on interest.................................  $   596     $  941    $   609

   The accompanying notes are an integral part of these financial statements

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE BUSINESS OF THE COMPANY

    Smallworldwide plc (the "Company") develops and markets software products that model real world assets and services, seamlessly integrating this information across the enterprise. The Company's object-oriented technology offers fast implementation and easy integration so that customers can increase revenues, improve customer service and better utilize their assets. The Company's revenues are derived from software licenses, as well as from software support, training and consultancy services. Information about the Company's operations by geographic area is included in Note 9.

    The Company's Smallworld 3 product accounts for the majority of the Company's license revenues and a substantial portion of its total revenues. The Company has developed and shipped applications products which are extensions to or developments related to Smallworld 3, but it will remain the case for the near future that the Company's revenues and operating results are heavily dependent on the continued market acceptance and further market penetration of the Smallworld 3 products.

    Sales of Smallworld 3 depend to a large extent on customers in regulated industries. As a result, the Company's revenues, profitability and results of operations will remain subject to the effects of changes in the regulatory environment in which its customers operate.

INCORPORATION AND HISTORY (SEE NOTE 7)

    Smallworldwide plc was incorporated in England and Wales on September 5, 1988 as Cambridge Willow Limited. Its name was changed to Smallworld Systems Limited on November 30, 1988. In 1993, a wholly-owned subsidiary company, Smallworld Systems Inc., was established in the U.S. The name of the Company was changed to Smallworldwide Limited on August 10, 1994, the same day on which a U.K. operating subsidiary was incorporated as Smallworld Systems Limited.

    In 1995, the Company acquired wholly-owned subsidiaries in Spain, Germany and Australia and incorporated a new wholly-owned subsidiary in New Zealand. In 1996, the Company increased its holding in its Swedish distributor to 90%. In 1999, the Company acquired the remaining 10% in its Swedish distributor.

    On October 9, 1996, the Company re-registered as a public limited company and changed its name from Smallworldwide Limited to Smallworldwide plc.

    On November 15, 1996, the Company completed an initial public offering. At the initial public offering, the Company sold 2,090,000 Ordinary Shares, represented by 2,090,000 American Depositary Shares, at a price of $11.00 per share, less underwriting discount and commissions of $0.77 per share.

    In fiscal 1997, the Company incorporated new, wholly-owned subsidiaries in Singapore and Korea.

    In fiscal 1998, the Company acquired a wholly-owned subsidiary in Holland and incorporated a new wholly-owned subsidiary in Switzerland.

    In fiscal 1999, the Company incorporated a wholly-owned subsidiary in Canada.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

    The accompanying consolidated financial statements have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP").

    Certain comparatives have been reclassified to be consistent with this year's disclosures.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries. The results of the subsidiaries acquired are included in the consolidated income statement from the date control passes. Intra-group sales and profits have been eliminated on consolidation.

    On acquisition of a subsidiary, all of the subsidiary's assets and liabilities that exist at the date of acquisition are recorded at their fair values reflecting their condition at that date. The fair value of the acquisition cost is allocated against these assets and liabilities, with any resulting balance recorded as goodwill. All changes to those assets and liabilities and the resulting gains and losses that arise after the Company has gained control of the subsidiary are charged to the post-acquisition income statement.

INTANGIBLES

    Goodwill, the excess of the fair value of the acquisition cost over the fair value of the net assets acquired, is capitalized and amortized over its estimated useful life of five years from the date of acquisition.

    In accordance with the Company's policy of periodically reviewing goodwill for signs of impairment, management has reviewed the value of goodwill recorded in connection with the acquisition of 40% of Smallworld Svenska AB. Based upon Smallworld Svenska's history of recurring losses, management determined that an impairment existed. The impairment was measured by estimating the fair value and future benefits of the asset as required by generally accepted accounting principles and resulted in a write-off of remaining goodwill. This resulted in a charge of $363,000 which was included in the operating expenses for the fiscal year ended June 30, 1997. Accumulated amortization to date, excluding the write-off in respect of Smallworld Svenska AB, is $1,019,000.

EQUITY AFFILIATES

    The Company's share of profits less losses of equity affiliates (voting rights of between 20% and 50%) is included in the consolidated income statement, and the Company's share of the net assets of equity affiliates is included in the consolidated balance sheet. The Company is liable only for the losses of equity affiliates up to the amount of the original investment and therefore includes only its share of losses up to that level.

REVENUE RECOGNITION

    The Company's revenue is derived primarily from two sources, across many industries: (i) generic and applications product license revenue, derived mainly from product sales to end users and (ii) service and support revenue, derived primarily from providing software upgrades, support and education and consulting services to end users.

    Effective July 1, 1998, the Company adopted the provisions of Statement of Position 97-2, (SOP 97-2), Software Revenue Recognition, as amended by Statement of Position 98-9, Deferral of the Effective Date of Certain Provisions of SOP 97-2. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition and delineates the accounting for software product and maintenance revenue. Under SOP 97-2 the Company recognizes product revenue upon shipment, if evidence of an arrangement exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Estimated product returns are recorded upon recognition of revenue from customers having rights of return, including exchange rights for unsold products and product upgrades. Provisions for estimated warranty costs and anticipated retroactive price adjustments are recorded at the time products are shipped. In 1998 and 1997, the Company's revenue recognition policy was the same as set forth above.

    For contracts with multiple obligations, the Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not yet being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth are met. The Company recognizes revenue allocated to maintenance fees for ongoing customer support and product upgrades ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated to training and consulting services, the Company recognizes revenue as the related services are performed.

    For contracts where customization forms a significant part of the contract, the Company accounts for revenue under SOP 81-1, Accounting for Long-Term Construction Type Contracts. Under this standard, revenues are recognized by the percentage of completion method where reasonably dependable estimates can be made. Progress toward completion is determined by input or output measures, depending upon management's view as to which will represent the most reliable and meaningful measure of the project's progress.

    Provisions for estimated losses on incomplete contracts are recognized in the period in which the likelihood of such losses is determined.

    The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards
No. 86, "Computer Software to be Sold, Leased, or Otherwise Marketed". To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

    The cost of acquired assets assigned to research and development has been expensed as the technological feasibility of the in-process technology has not yet been established and the technology has no alternative future use.

PENSION COSTS

    The Company sponsors and contributes to a defined contribution plan covering substantially all employees in the U.K. and the U.S. The Company contributes to this plan based upon various fixed percentages of employee compensation and such contributions are expensed as incurred. The amount of contributions expensed by the Company for the years ended June 30, 1997, 1998 and 1999 were $414,000, $804,000 and $933,000, respectively.

CASH EQUIVALENTS

    All highly liquid debt investments with a remaining maturity of three months or less at the time of purchase are classified as cash equivalents.

INVENTORIES

    Inventories, consisting only of work in progress, represent time and materials chargeable against specific customer consulting contracts which have not been invoiced at the balance sheet date. Inventories are valued at the lower of cost and net realizable value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated so as to write off the cost of property and equipment on a straight-line basis over the expected useful economic lives of the assets based on the following annual rates:

Office equipment............................................  15-33%
Motor vehicles..............................................     33%
Computer equipment..........................................  25-33%
Computer software...........................................  25-33%

CAPITAL AND OPERATING LEASES

    Costs in respect of operating leases are charged on a straight-line basis over the lease term. Leasing arrangements which transfer substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in property and equipment and the capital element of the leasing commitments is shown as capital lease obligations. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit so as to give a constant periodic rate of charge on the remaining balance outstanding at each accounting period end. Assets held under capital leases are depreciated over the shorter of the lease terms or the useful lives of equivalent owned assets.

WARRANTIES

    The Company's products carry formal guarantees of satisfactory performance for varying periods following their purchase by customers. Provision is made for the estimated costs of unexpired warranties based on assessments of the levels of support required for new and existing customers.

CURRENCY

    The functional currency of the Company's operations is the local currency in which each entity operates. The translation from the functional currency to the U.S. dollar for reporting purposes is performed for balance sheet accounts using the current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in shareholders' equity.

    Fluctuations in the U.S.dollar to the pound sterling and Deutsche mark exchange rates, in particular, will affect period-to-period comparisons of the Company's results of operations. In 1997, the Company engaged in limited hedging transactions to protect Deutsche mark revenue streams and to fix the cost of redemption of Deutsche mark denominated Preference Shares. In 1999, the Company entered into a limited number of forward exchange contracts to fix the sterling value of working capital held in dollars. No such contracts were outstanding at the year end. The Company will continue to review its exposure to currency translation risks and will undertake hedging transactions as it deems appropriate. The Company does not speculate in currency.

    Foreign exchange losses in 1997 were $722,000, mainly as a result of the appreciation of the U.S. dollar and pound sterling against the Deutsche mark. The effect of exchange rate movements in all other years was not material.

INCOME TAXES

    Income taxes are computed using the asset and liability method. Under this method, deferred income taxes and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

BASIC AND FULLY DILUTED EARNINGS PER SHARE

    Basic earnings per share is computed using the weighted average number of Ordinary Shares outstanding during the period. Fully diluted earnings per share is computed using the weighed average of Ordinary and ordinary equivalent shares outstanding during the period except that ordinary equivalent shares are excluded from the computation if the effect is anti-dilutive. Ordinary equivalent shares consist of the incremental shares issuable upon the exercise of share options.

CONCENTRATION OF CREDIT RISK

    The Company sells its products to various companies across several industries throughout the world. The Company performs ongoing credit evaluations of its customers as it considers necessary and makes provisions for potential credit losses as required. To date such losses have been immaterial.

USE OF ESTIMATES

    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

COMPANIES ACT 1985

    These financial statements do not comprise statutory accounts within the meaning of Section 240 of the Companies Act 1985 of Great Britain (the "Companies Act"). The Company's statutory accounts, which are its primary financial statements, are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"), in compliance with the Companies Act and are expressed in pounds sterling. Statutory accounts for the years ended June 30, 1997 and 1998 have been delivered to the Register of Companies for England and Wales. Dividends, if any, are required to be declared in pounds sterling out of profits available for that purpose as determined in accordance with U.K. GAAP and the Companies Act.

STOCK-BASED COMPENSATION

    The Company uses the principles of Accounting Principles Board Opinion No. 25, "Accounting for Shares Issued to Employees", to account for share options.

INVESTMENTS IN MARKETABLE SECURITIES

    The Company holds investments in marketable debt securities, all of which are classified as available for sale. These securities are stated at estimated fair value based upon market quotes. Unrealized gains and losses are recognized as a separate component of shareholders' equity. Realized gains and losses are included in Other income. Interest earned is included in Interest on securities.

    The cost of securities sold is based upon the specific identification method.

2.  RELATED PARTY TRANSACTIONS

    Scottish and Southern Energy plc is a customer of one of the subsidiaries of the Company and was a shareholder in the Company until the initial public offering and nominated a director to the Board of the Company until April 22, 1997. Revenues from Scottish and Southern Energy plc in the period to April 22, 1997 were $257,000.

    Revenues from Smallworld Systems B.V. (The Netherlands), in which the Company had a 25% shareholding until January 1, 1998, for the year ended
June 30, 1997 were $1,286,000. Revenues for the period ended January 1, 1998 were $377,000. Thereafter, the Company has a 100% shareholding and the results are consolidated as a wholly owned subsidiary.

3. INCOME TAXES

    Income before income taxes is analyzed as follows:

                                                          YEAR ENDED JUNE 30,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
United Kingdom.....................................  $(5,187)    $2,951     $ (912)
Foreign............................................   (2,180)     3,840      1,353
                                                     -------     ------     ------
(Loss) income before income taxes..................  $(7,367)    $6,791     $2,265
                                                     =======     ======     ======

    At June 30, 1999, the Company had net operating loss carryforwards of approximately $483,000, $3,252,000 and $3,933,000 in the U.S., U.K. and Germany, respectively. The losses may be carried forward for 15 years in the U.S. None of the U.S. losses expires within the next five years. The losses in the U.K and Germany may be carried forward indefinitely.

    Management of the Company has evaluated the positive and negative evidence impacting the realizability of the deferred tax assets which consist principally of net operating loss carryforwards in the U.S., U.K and Germany, and fixed asset temporary differences in the U.K. Management has considered the history of profits and losses in the U.S., U.K. and Germany and has concluded that as of June 30, 1999, the U.S. subsidiary and the U.K. companies will generate sufficient future taxable income to fully utilize the tax loss carryforwards in the near future, but that a valuation allowance of $2.0 million should be taken in respect of the tax losses of the German subsidiary. Management evaluates the positive and negative evidence on a quarterly basis.

    The provision (benefit) for income taxes consisted of:

                                                          YEAR ENDED JUNE 30,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Current:
  United Kingdom...................................  $  (528)    $1,296     $1,054
  Foreign..........................................      902       1040         69
                                                     -------     ------     ------
    Total current..................................      374      2,336      1,123
                                                     -------     ------     ------
Deferred:
  United Kingdom...................................   (1,086)       156       (572)
  Foreign..........................................     (654)        79        370
                                                     -------     ------     ------
    Total deferred.................................   (1,740)       235       (202)
                                                     =======     ======     ======
Total provision (benefit) for income taxes.........  $(1,366)    $2,571     $  921
                                                     =======     ======     ======

    Total income tax provision (benefit) differs from the amounts computed by applying the U.K.statutory income tax rate of 30% in 1999, 31% in 1998 and 32.5% in 1997 to income before income taxes, as a result of the following:

                                                           YEAR ENDED JUNE 30,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
U.K. statutory rate.................................  $(2,265)    $2,105     $ 736
  Permanent disallowables...........................      156        437       407
  Utilization of net operating loss carryforwards...     (126)      (256)     (825)
  Deferred tax adjustments..........................     (232)       (12)      392
  Valuation allowances..............................    1,905       (225)      212
  Differences in statutory rates of foreign
    countries.......................................     (858)       572        49
  Double taxation relief............................       21         --         9
  Other, net........................................       33        (50)      (59)
                                                      -------     ------     -----
Total provision (benefit) for income taxes..........  $(1,366)    $2,571     $ 921
                                                      =======     ======     =====

    Significant components of the deferred tax assets are as follows:

                                                                JUNE 30,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Deferred tax assets (current):
  Fixed asset temporary differences................  $   127     $  513     $  265
  Net operating loss carryforwards.................    1,902        866      1,622
  Non deductible accruals and reserves.............      291        518        115
                                                     -------     ------     ------
Total deferred taxes (current).....................    2,320      1,897      2,002
Deferred tax assets (non-current):
  Fixed asset temporary differences................      658        342        357
  Net operating loss carryforwards.................    1,599        317        673
  Non deductible accruals and reserves.............      638         --         --
  Less: valuation allowance........................   (2,234)      (433)      (673)
                                                     -------     ------     ------
Total deferred taxes (non-current).................      661        226        357
                                                     -------     ------     ------
Total deferred tax asset, net......................  $ 2,981     $2,123     $2,359
                                                     =======     ======     ======

    The Company has not recorded deferred income taxes for undistributed earnings of foreign subsidiaries that are reinvested indefinitely in foreign operations.

    The following table provides a summary of the activity in the valuation allowance for deferred tax assets for the years ended June 30, 1999, 1998, and 1997.

                                                            YEAR ENDED JUNE 30,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Balance at the beginning of the period...............   $  433      $673      $1,981
  Charged to expense.................................    1,905       225         212
  Deductions.........................................     (104)     (465)     (1,520)
                                                        ------      ----      ------
Balance at the end of the period.....................   $2,234      $433      $  673
                                                        ======      ====      ======

4. INCOME PER SHARE

    Diluted loss per share does not include the impact of shares issuable under outstanding stock options at June 30, 1999 since the inclusion of such shares is anti-dilutive due to losses for that period.

                                                   YEAR ENDED JUNE 30, 1999
                                            ---------------------------------------
                                              INCOME         SHARES       PER SHARE
                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                            -----------   -------------   ---------
                                            (IN THOUSANDS EXCEPT FOR SHARE AND PER
                                                          SHARE DATA)
Basic EPS (income available to all
  shareholders)...........................    $(6,001)      7,730,534      $(0.78)
Effect of dilutive securities (stock
  options)................................
Diluted EPS (income available to all
  shareholders after assumed
  conversions)............................    $(6,001)      7,730,534      $(0.78)

                                                   YEAR ENDED JUNE 30, 1998
                                            ---------------------------------------
                                              INCOME         SHARES       PER SHARE
                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                            -----------   -------------   ---------
                                            (IN THOUSANDS EXCEPT FOR SHARE AND PER
                                                          SHARE DATA)
Basic EPS (income available to all
  shareholders)...........................    $ 4,175       7,689,541      $ 0.54
Effect of dilutive securities (stock
  options)................................                    575,150
Diluted EPS (income available to all
  shareholders after assumed
  conversions)............................    $ 4,175       8,264,691      $ 0.51

                                                   YEAR ENDED JUNE 30, 1997
                                            ---------------------------------------
                                              INCOME         SHARES       PER SHARE
                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                            -----------   -------------   ---------
                                            (IN THOUSANDS EXCEPT FOR SHARE AND PER
                                                          SHARE DATA)
Basic EPS (income available to all
  shareholders)...........................    $ 1,389       6,733,528      $ 0.21
Effect of dilutive securities (stock
  options and preference shares)..........                    704,169
Diluted EPS (income available to all
  shareholders after assumed
  conversions)............................    $ 1,389       7,437,697      $ 0.19

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                 JUNE 30,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Office equipment....................................   $3,391     $2,821     $1,672
Motor vehicles......................................      312        353        235
Computer equipment..................................    7,809      6,818      6,287
Computer software...................................    1,819      1,201        740
                                                       ------     ------     ------
                                                       13,331     11,193      8,934
Less: accumulated depreciation......................   (7,340)    (5,344)    (4,876)
                                                       ------     ------     ------
Property and equipment, net.........................   $5,991     $5,849     $4,058
                                                       ======     ======     ======

    The components or property and equiptment held under capital leases included in the above figures are as follows:

                                                                  JUNE 30,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Office equipment.....................................   $   0      $   0      $   25
Motor vehicles.......................................      25         26          27
Computer equipment...................................     940        963         968
                                                        -----      -----      ------
                                                          965        989       1,020
Less: accumulated amortization.......................    (279)      (742)       (458)
                                                        -----      -----      ------
Property and equipment held under capital leases,
  net................................................   $ 686      $ 247      $  562
                                                        =====      =====      ======

6. SHAREHOLDERS' EQUITY

ORDINARY SHARES

    At June 30, 1999, the Company had authorized 73,315,600 Ordinary Shares of L0.01 each.

SUPER PREFERENCE SHARES

    At June 30, 1999, the Company had authorized 5,000,000 Super Preference Shares of L0.01 each, of which none is outstanding. The Super Preference Shares carry such rights to dividends and voting as the Board of Directors may determine from time to time.

SHARE OPTIONS

    The Board is authorized to issue option at its discretion to directors and employees to acquire Ordinary Shares in the Company, provided that the total par value does not exceed 25% of the total par value of the Ordinary Share Capital in issue on the day preceding that date. Options are generally exercisable after one to three years and must be exercised no later than ten years after grant.

    Option activity is summarized as follows:

                                                                         OUTSTANDING OPTIONS
                                                              ------------------------------------------
                                                               NUMBER             EXERCISE PRICE
                                                              OF SHARES             PER SHARE
                                                              ---------   ------------------------------
Balances, June 30, 1996.....................................    711,920
  Granted in year...........................................    409,200                   $11.00--$16.50
  Lapsed in year............................................    (25,720)                 L3.46675--L6.67
  Exercised in year.........................................   (182,200)                 L0.00025--L2.35
                                                              ---------   ------------------------------
Balances, June 30, 1997.....................................    913,200
  Granted in year...........................................    196,650                   $16.50--$24.00
  Lapsed in year............................................    (34,670)                  L3.416--$22.50
  Exercised in year.........................................    (60,120)                 $3.88--L3.46675
                                                              ---------   ------------------------------
Balances, June 30, 1998.....................................  1,015,060
  Granted in year...........................................    477,800                    $6.00--$8.875
  Lapsed in year............................................    (11,860)                L3.46675--$8.875
  Exercised in year.........................................    (14,520)                 L3.46675--$6.50
                                                              ---------
Balances, June 30, 1999.....................................  1,466,480
                                                              =========

    The following options over the Ordinary Shares were in existence at June 30, 1999:

                                                 EXERCISE PRICE                           ORIGINAL
NUMBER OF SHARES                                   PER SHARE      EXERCISE PERIOD      DATE OF ISSUE
----------------                                 --------------   ----------------   ------------------
224,000........................................         L2.125         1996--2003      November 1, 1993
8,760..........................................          L3.42         1997--2004      October 14, 1994
12,360.........................................          L3.47         1998--2005     February 17, 1995
33,160.........................................  $        5.36         1998--2005         June 23, 1995
43,160.........................................          L3.47         1998--2005       October 9, 1995
2,840..........................................          L3.47         1999--2006      January 26, 1996
2,840..........................................  $        5.36         1999--2006      January 26, 1996
61,560.........................................          L3.47         1999--2006      January 27, 1996
43,200.........................................          L3.47         1999--2006      January 27, 1996
104,880........................................  $        6.50         1999--2006    September 23, 2006
196,000........................................  $       11.00         1999--2006    September 23, 1996
43,200.........................................  $        6.50         2000--2007      January 27, 1997
30,000.........................................  $       8.875         2000--2007          June 2, 1997
108,900........................................  $        6.50         2000--2007       October 3, 1997
5,000..........................................  $        6.50         2000--2007      October 13, 1997
4,000..........................................  $        6.50         2000--2007      December 1, 1997
15,500.........................................  $        6.50         2001--2008      January 23, 1998
36,000.........................................  $        6.50         2001--2008      January 29, 1998
28,250.........................................  $        6.50         2001--2008          July 17,1998
15,920.........................................  $        6.50         2001--2008      October 12, 1998
371,950........................................  $       8.875         2001--2008      November 16,1998
75,000.........................................  $        6.00         2000--2009          June 16,1999

    Since June 30, 1999, the Board has granted 596,390 share options to directors and employees.

REPRICING OF STOCK OPTIONS

    On October 12, 1998, the Company agreed to cancel all outstanding stock options for staff, except for senior management, where the options had been granted at more than the current market price of the Company's stock. The Company further agreed to issue new options to employees with an exercise price equal to the closing market price on October 12, 1998 ($6.50). The options are subject to the normal terms and conditions of the Company's stock option schemes.

SHARE OPTION PLANS

    At June 30, 1999, the Company had three share option plans. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its share option plans. Had compensation cost for the Company's share option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       YEAR       YEAR       YEAR
                                                      ENDED      ENDED      ENDED
                                                     JUNE 30,   JUNE 30,   JUNE 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)                   1999       1998       1997
------------------------------------                 --------   --------   --------
Net (loss) income
  As reported......................................  $(6,001)    $4,175     $1,389
  Pro forma........................................   (7,940)     3,074        891
Basic (loss) earnings per share
  As reported......................................  $ (0.78)    $ 0.54     $ 0.21
  Pro forma........................................    (1.03)      0.40       0.13
Fully diluted (loss) earnings per share
  As reported......................................  $ (0.78)    $ 0.51     $ 0.19
  Pro forma........................................    (1.03)      0.37       0.12

    The Black-Scholes value method was used to measure compensation expense under FASB Statement 123 in 1997, 1998 and 1999 with assumptions used for grants in 1997, 1998 and 1999 of risk free interest rates of between 4.34% and 6.49% depending on the date of issue, and expected lives of 4 or 5 years. Dividends are not expected to be paid. The expected volatility of these options is estimated to be 50% in 1997 and 1998 and 97% in 1999. The weighted average grant date fair value at June 30, 1999 was $6.11. This compares to $10.132 and $5.49 at June 30, 1998 and 1997, respectively.

    Under the 1996 Inland Revenue Approved Incentive Share Option Plan (the "1996 Approved Plan"), the Company may grant options to directors and employees meeting certain eligibility requirements. The terms of the 1990 Inland Revenue Approved Incentive Share Option Plan (the "1990 Approved Plan") are not significantly different from those of the 1996 Approved Plan.

    In September 1996 the Company adopted the 1996 Unapproved Share Option Plan for which it has not sought approval from the U.K. Inland Revenue. The Company may grant options to directors and employees meeting certain eligibility requirements.

7. ACQUISITIONS

    Effective from June 30, 1997, the Company purchased the intellectual property rights in certain software applications and certain fixed assets from Integration Technologies LLC. The consideration of $2,400,000 was paid in cash. The software applications had not yet reached technological feasibility. Therefore, the purchase price relating to intellectual property rights of $2,026,000 was written off to the income statement as acquired research and development.

    Effective from January 1, 1998, the Company acquired the remaining 75% of the issued share capital of Smallworld Systems BV for a total consideration of $2,481,000 in cash. Goodwill in the amount of $1,661,000 was recorded at the date of acquisition. A contingent future cash payment was agreed, predicated upon Smallworld Systems BV achieving cumulative after tax profits in excess of
5.0 million guilders ($2,500,000) in the period from acquisition to June 30, 2000 and is capped so as not to exceed 2.55 million guilders ($1,275,000). The business combination is to be accounted for under the purchase method. Management has reviewed the possibility of such a payment being made and has made no provision for such a payment in these accounts.

    Effective from May 21, 1999, the Company acquired the remaining 10% of the issued share capital of Smallworld Svenska AB. The consideration was 25,000 Swedish kroner (approximately $3,000).

8. COMMITMENTS

    The Company leases its facilities under non-cancellable operating lease agreements which expire at various dates through 2013. In addition, the Company leases certain equipment under long-term lease agreements that are classified as capital leases. These capital leases terminate at various dates through calendar 2002.

    Future minimum lease commitments at June 30, 1999 are as follows:

                                                             CAPITAL    OPERATING
YEAR ENDING JUNE 30,                                          LEASES     LEASES
--------------------                                         --------   ---------
                                                                (IN THOUSANDS)
2000.......................................................   $ 383      $ 3,039
2001.......................................................     293        2,593
2002.......................................................      42        2,414
2003.......................................................      --        2,284
2004.......................................................      --        1,906
Thereafter.................................................      --        9,042
                                                              -----      -------
Total minimum lease payments...............................     718      $21,278
                                                                         =======
Less amounts representing interest.........................     (71)
                                                              -----
Present value of minimum lease payments....................     647
Less current portion.......................................    (333)
                                                              -----
Capital lease obligations..................................   $ 314
                                                              =====

    During fiscal 1999, the Company and one of its subsidiaries entered into sale and leaseback arrangements in relation to computer hardware fixed assets acquired in the period from July 1997 to June 1999. These have been accounted for as capital leases and have primary periods of 24 or 36 months, after which the Company has an option to enter into a secondary lease period. A lease obligation of $647,000 has been recorded at June 30,1999, as a result of these transactions.

    Rental expense under operating leases totalled $2,329,000, $1,944,000 and $2,905,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

    At June 30, 1999, the Company had a contingent liability amounting to L96,000 ($151,000) comprising unsecured rent guarantees.

    At June 30, 1999, the Company had credit lines of up to L300,000 ($473,000) in the U. K., and DM1,500,000 ($791,000) in Germany. These lines of credit are secured by the current assets of the Company and its German subsidiary, respectively. As of June 30, 1999, there were no amounts outstanding under these lines of credit.

9. GEOGRAPHIC INFORMATION

    The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No.131, or SFAS 131, Disclosures about Segments of an Enterprise and Related Information, effective for fiscal years beginning after December 31, 1999. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14, or SFAS 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information. Segment disclosures provided in previous periods comply with the requirements of the new standard.

    Management uses operating income as its measure of profitability for its business. The Company's software products and related services are developed and marketed to support heterogeneous client/ server computing environments. The Company markets and manages its products and related services into the Americas, Asia Pacific, Germany, the United Kingdom, in addition to other world markets.

                                                      YEAR ENDED JUNE 30,
                                                 ------------------------------
                                                   1999       1998       1997
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
Revenues:
  Americas.....................................  $ 28,100   $ 20,316   $10,869
  Asia Pacific.................................     7,317      6,664     4,504
  Germany......................................    16,873     26,046    21,024
  United Kingdom...............................     8,739      6,440     5,803
  Other........................................    10,687      7,709     6,137
                                                 --------   --------   -------
    Total revenues.............................  $ 71,716   $ 67,175   $48,337
                                                 ========   ========   =======
Income (loss) from operations:
  Americas.....................................  $  9,751   $  8,029   $ 3,618
  Asia Pacific.................................     2,173      1,864       839
  Germany......................................    (3,622)     7,571     5,612
  United Kingdom...............................   (21,225)   (14,145)   (8,984)
  Other........................................     4,958      2,513     1,290
                                                 --------   --------   -------
    Total (loss) income from operations........  $ (7,965)  $  5,832   $ 2,375
                                                 ========   ========   =======
Net interest received (paid)
  Americas.....................................  $     37   $     27   $     2
  Asia Pacific.................................        22         42        62
  Germany......................................        31        156         9
  United Kingdom...............................       457        667       544
  Other........................................        40         25        (5)
                                                 --------   --------   -------
                                                 $    587   $    917   $   612
                                                 ========   ========   =======
Total assets:
  Americas.....................................  $  8,905   $  8,567   $ 3,836
  Asia Pacific.................................     4,724      4,139     2,482
  Germany......................................     8,937     15,167    12,498
  United Kingdom...............................    19,791     19,615    23,494
  Other........................................     6,066      5,121     3,027
                                                 --------   --------   -------
    Total assets...............................  $ 48,423   $ 52,609   $45,337
                                                 ========   ========   =======

    The Company's exports from the U.K. were $12,346,000, $20,648,000 and $16,528,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

    One customer accounted for 12% of revenues in the year ended June 30, 1997. No customer accounted for more than 10% of revenues in any other year.

    Because the Company is a U.K. based organization and substantially all of its research and development and corporate headquarters costs are incurred in the U.K., but a large majority of its revenues are derived from operations outside the U.K., the Company incurred an operating loss of $21.2 million on its U.K. operations in fiscal 1999, on a consolidated basis.

10. INVESTMENTS

    INVESTMENTS IN MARKETABLE SECURITIES

    Available for sale investments consist of United States Treasury Notes of various expiry dates, ranging from November 15, 1999 through to October 31, 2002. Treasury Notes with expiry dates of less than one year are held as current assets, with the remainder held as non-current assets.

    At June 30, 1999 available for sale investments consisted of the following:

                                                          YEAR ENDED JUNE 30,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Investments at cost................................   $6,749     $8,417    $12,371
Unrealized gains...................................       24         60          8
Unrealized losses..................................      (49)        --        (88)
                                                      ------     ------    -------
Investments at fair value..........................   $6,724     $8,477    $12,291
                                                      ======     ======    =======

    At June 30, 1999, the redemption value at maturity of the investments held was $6,680,000. Proceeds from the sale of investments was $5,139,000.

    INVESTMENTS IN EQUITY AFFILIATES

    The Company has the following interests in its equity affiliates:

                                                         PROPORTION OF NOMINAL VALUE
                                                         OF ORDINARY SHARES HELD BY
NAME OF EQUITY AFFILIATE                      COUNTRY            THE COMPANY
------------------------                      --------   ---------------------------
Smallworld Systems AS.......................  Norway                 25%

11. RESTRUCTURING

    As a result of revenues in its German operations falling substantially short of expectations the Company implemented a reduction in work force intended to reduce costs in line with more conservative revenue expectations.

    This restructuring involved a reduction of approximately 25% in headcount in Germany and an approximate 30% reduction in Company research and development headcount.

    The Company charged $2.3 million for this restructuring in fiscal 1999. This charge comprised the following:

                                                               $'000
                                                              --------
Staff severance pay and associated costs....................   1,588
Early termination of supply contracts.......................     137
Write off of redundant assets...............................     340
Leasehold termination and other costs.......................     243
                                                               -----
                                                               2,308
                                                               =====

    The total headcount reduction made was 69, including 20 long term sub-contract staff in Germany.

    The reductions were made in the following geographies:

USA.........................................................   12
Asia Pacific................................................    1
UK..........................................................   20
Germany.....................................................   31
Other.......................................................    5
                                                              ---
                                                               69
                                                              ===

    The functional analysis of the reductions was:

Research and Development....................................   50
Sales and Marketing.........................................   14
General and Administrative..................................    5
                                                              ---
                                                               69
                                                              ===

12. SUBSEQUENT EVENTS

LEGAL PROCEEDINGS

    On July 2, 1999, a purported class action complaint was filed in the United States District Court for the Central District of Colorado against the Company and certain of its officers on behalf of certain persons who purchased ADSs of the Company during the period from March 30, 1998 up to and including July 6, 1998. The complaint alleges that the Company and certain of its directors violated certain federal securities laws. The complaint seeks an unspecified amount of damages. Management believes the Company and the other named defendants have meritorious defenses to the allegations made in the lawsuits and the Company intends vigorously to defend against such allegations.

    Other than stated above, the Company is not involved in any material legal proceedings.

                                    *  *  *

9.  UNAUDITED FINANCIAL INFORMATION OF SMALLWORLD.

    On August 16, 2000 Smallworld announced the interim results for the fourth quarter and fiscal year ending June 30, 2000. The portion of the announcement relating to the interim results is reproduced below.

    FISCAL 2000--FOURTH QUARTER PERFORMANCE

    Total revenues for the quarter ended June 30, 2000, were $23.3 million, a 20% increase as compared to the same period of the prior fiscal year. The revenue gain, when combined with higher gross profit enabled Smallworld to achieve a net profit of $2.2 million or $0.26 earnings per fully diluted share compared with a net profit of $1.7 million (inclusive of a restructuring credit of $0.8 million), or $0.21 earnings per diluted share, in the corresponding quarter of the prior fiscal year.

    The gross profit was $17.9 million, an increase of 35% as compared to the corresponding quarter in fiscal 1999. Operating expenses increased by 21% to $14.2 million compared to $11.7 million (inclusive of a restructuring credit of $0.8 million) in the corresponding period in the prior fiscal year.

    Revenue from services and maintenance increased by 20% to $10.3 million versus $8.5 million in the same period of fiscal 1999, while revenue from software licenses and applications increased by 21% to $12.8 million. Gross margins increased to 77% from 69% in the corresponding quarter of the prior fiscal year.

    FISCAL 2000 PERFORMANCE

    Total annual revenues amounted to $78.9 million, a 10% increase over the $71.7 million achieved during fiscal 1999. License and applications revenues fell 5% to $41.3 million while revenues from services and maintenance increased 35% to $37.1 million.

    Gross profit of $56.6 million during fiscal 2000 was 7% above gross profit of $52.8 million during fiscal 1999. Operating expenses fell by 10% to $54.9 million during fiscal 2000, compared to $60.8 million during fiscal 1999.

    Net profit for fiscal 2000 was $1.2 million or $0.14 per fully diluted share, compared to a net loss of $6.0 million (including restructuring costs of $2.3 million), or $0.78 loss per diluted share, for fiscal 1999.

    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED           YEAR ENDED
                                                              JUNE 30,                 JUNE 30,
                                                       ----------------------   ----------------------
                                                          2000         1999        2000         1999
                                                       -----------   --------   -----------   --------
                                                       (UNAUDITED)              (UNAUDITED)
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES:
Licenses.............................................    $ 8,912     $ 7,795      $30,511     $31,728
Applications.........................................      3,928       2,816       10,766      11,948
Services and maintenance.............................     10,271       8,547       37,115      27,510
Other................................................        185         238          530         530
TOTAL REVENUES.......................................     23,296      19,396       78,922      71,716

COST OF REVENUES:
Licenses.............................................         38         267          904         660
Applications.........................................        576       1,325        2,314       4,426
Services and maintenance.............................      4,831       4,511       18,989      13,684
Other................................................        (32)         (1)         118         156
TOTAL COST OF REVENUES...............................      5,413       6,102       22,325      18,926

GROSS PROFIT.........................................     17,883      13,294       56,597      52,790

OPERATING EXPENSES:
Research and development.............................      3,346       3,121       12,845      15,868
Sales and marketing..................................      8,786       7,583       33,428      34,404
General and administrative...........................      2,070       1,825        8,615       8,175
Restructuring costs..................................          0        (811)           0       2,308
TOTAL OPERATING EXPENSES.............................     14,202      11,718       54,888      60,755

INCOME (LOSS) FROM OPERATIONS........................      3,681       1,576        1,709      (7,965)
Other (loss) income, net.............................         20         (63)          (6)         11
Interest on securities...............................        128          95          434         413
Interest income, net.................................         59          71          128         174
INCOME (LOSS) BEFORE INCOME TAXES....................      3,888       1,679        2,265      (7,367)
(Provision) benefit for income taxes.................     (1,712)          9       (1,095)      1,366
NET INCOME (LOSS)....................................    $ 2,176     $ 1,688      $ 1,170     $(6,001)

Basic earnings (loss) per share......................    $  0.28     $  0.22      $  0.15     $ (0.78)

Diluted earnings (loss) per share....................    $  0.26     $  0.21      $  0.14     $ (0.78)

Shares used to compute basic earnings (loss) per
  share..............................................      7,867       7,740        7,788       7,731

Shares used to compute diluted earnings (loss) per
  share..............................................      8,526       7,889        8,229       7,731

    CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     JUNE 30,
                                                              -----------   --------
                                                                 2000         1999
                                                              -----------   --------
                                                              (UNAUDITED)
                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
    Cash and equivalents....................................    $ 8,967     $ 8,286
    Short-term cash investments.............................      2,712       2,696
    Accounts receivable.....................................     23,279      19,416
    Income taxes receivable.................................          0          16
    Inventories.............................................      1,430       1,191
    Amounts receivable from equity affiliates...............        398           9
    Prepaid expenses and other assets.......................      2,856       2,526
    Deferred income taxes...................................      1,882       2,320
    TOTAL CURRENT ASSETS....................................     41,524      36,460
Long-term cash investments..................................      5,279       4,028
Property and equipment, net.................................      5,070       5,991
Deferred income taxes.......................................        978         661
Goodwill and other intangible assets........................      1,353       1,283
    TOTAL ASSETS............................................    $54,204     $48,423
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable........................................    $ 7,657     $ 7,309
    Income taxes payable....................................        506           0
    Personnel taxes.........................................        642         752
    Accrued liabilities.....................................      9,511       7,227
    Deferred revenue........................................      7,441       6,139
    Current portion of capital lease obligations............        472         333
    TOTAL CURRENT LIABILITIES...............................     26,229      21,760
Accrued liabilities, less current portion...................         37           0
Capital lease obligations, less current portion.............        388         314
Deferred revenue, less current portion......................        134         332
    TOTAL LIABILITIES.......................................     26,788      22,406

SHAREHOLDERS' EQUITY:
    Ordinary shares.........................................        144         142
    Accumulated other comprehensive income..................     (1,346)       (839)
    Additional paid-in capital..............................     26,363      25,629
    Retained earnings.......................................      2,255       1,085
    TOTAL SHAREHOLDERS' EQUITY..............................     27,416      26,017

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $54,204     $48,423

                                                                         ANNEX B

--------------------------------------------------------------------------------

                             ACQUISITION AGREEMENT

                                    BETWEEN

                            GENERAL ELECTRIC COMPANY

                                      AND

                               SMALLWORLDWIDE PLC

                             DATED AUGUST 16, 2000

--------------------------------------------------------------------------------

                             ACQUISITION AGREEMENT
                               TABLE OF CONTENTS

                                                                               PAGE
                                                                             --------
ARTICLE I THE OFFER........................................................     B-7

Section 1.1.   The Offer...................................................     B-7
Section 1.2.   Consent to Offer; Schedule 14D-9............................     B-8
Section 1.3.   Stock Option Plans..........................................     B-9
Section 1.4.   Withholding Taxes...........................................     B-9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................     B-9

Section 2.1.   Organization and Standing...................................     B-9
Section 2.2.   Capitalization..............................................    B-10
Section 2.3.   Authority for Agreement.....................................    B-10
Section 2.4.   No Conflict.................................................    B-11
Section 2.5.   Required Filings and Consents...............................    B-11
Section 2.6.   Compliance..................................................    B-11
Section 2.7.   SEC Filings, Financial Statements...........................    B-12
Section 2.8.   Absence of Certain Changes or Events........................    B-13
Section 2.9.   Taxes.......................................................    B-13
Section 2.10.  Assets......................................................    B-14
Section 2.11.  Change of Control Agreements................................    B-15
Section 2.12.  Litigation..................................................    B-15
Section 2.13.  Contracts and Commitments...................................    B-15
Section 2.14.  Information Supplied........................................    B-15
Section 2.15.  Employee Matters............................................    B-16
Section 2.16.  Environmental Matters.......................................    B-17
Section 2.17.  Intellectual Property Rights................................    B-18
Section 2.18.  Brokers.....................................................    B-19
Section 2.19.  Insurance Policies..........................................    B-19
Section 2.20.  Notes Receivable............................................    B-20
Section 2.21.  Transactions with Affiliates................................    B-20
Section 2.22.  No Existing Discussions.....................................    B-20
Section 2.23.  Shareholders' Rights Agreement..............................    B-20
Section 2.24.  Major Suppliers, Customers and Distributors.................    B-20
Section 2.25.  Press Release...............................................    B-21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER........................    B-21

Section 3.1.   Organization and Standing...................................    B-21
Section 3.2.   Authority for Agreement.....................................    B-21
Section 3.3.   No Conflict.................................................    B-21
Section 3.4.   Required Filings and Consents...............................    B-22
Section 3.5.   Information Supplied........................................    B-22
Section 3.6.   Brokers.....................................................    B-22
Section 3.7.   Press Release...............................................    B-22
Section 3.8.   Available Funds.............................................    B-22

                                                                               PAGE
                                                                             --------
ARTICLE IV COVENANTS.......................................................    B-23

Section 4.1.   Conduct of the Business.....................................    B-23
               Access to Information; Confidentiality; Financial
Section 4.2.   Statements..................................................    B-24
Section 4.3.   Notification of Certain Matters.............................    B-24
Section 4.4.   Further Assurances..........................................    B-25
Section 4.5.   Board Recommendations.......................................    B-25
Section 4.6.   Shareholder Litigation......................................    B-26
Section 4.7.   Public Announcements........................................    B-27
Section 4.8.   Acquisition Proposals.......................................    B-27
Section 4.9.   Shareholder Lists...........................................    B-27
Section 4.10.  Director Resignations.......................................    B-28

ARTICLE V TERMINATION, AMENDMENT AND WAIVER................................    B-28

Section 5.1.   Termination.................................................    B-28
Section 5.2.   Effect of Termination.......................................    B-28
Section 5.3.   Amendments..................................................    B-29
Section 5.4.   Waiver......................................................    B-29

ARTICLE VI GENERAL PROVISIONS..............................................    B-29

Section 6.1.   No Third Party Beneficiaries................................    B-29
Section 6.2.   Entire Agreement............................................    B-29
Section 6.3.   Succession and Assignment...................................    B-30
Section 6.4.   Counterparts................................................    B-30
Section 6.5.   Headings....................................................    B-30
Section 6.6.   Governing Law...............................................    B-30
Section 6.7.   Severability................................................    B-30
Section 6.8.   Construction................................................    B-30
               Non-Survival of Representations and Warranties and
Section 6.9.   Agreements..................................................    B-30
Section 6.10.  Fees and Expenses...........................................    B-30
Section 6.11.  Notices.....................................................    B-30

ANNEX I......  Conditions of the Initial Offer.............................     I-1

                             INDEX OF DEFINED TERMS

TERM                                                           SECTION
----                                                          ---------
20-F........................................................  2.10
Acquisition Agreement.......................................  4.5(b)
Acquisition Proposal........................................  4.8(C)
Affiliate...................................................  2.22
Affiliate Debt..............................................  2.21
Affiliate Transactions......................................  2.21
Agreement...................................................  Preamble
Alternative Transaction.....................................  4.5(b)
Articles of Association.....................................  2.1
Associate...................................................  2.22
Blue Sky Laws...............................................  2.5
Buyer.......................................................  Preamble
City Code...................................................  Recitals
Code........................................................  1.4
Companies Act...............................................  Recitals
Company.....................................................  Preamble
Company Accounts............................................  2.7(a)
Company Plans...............................................  2.15(a)
Company Financial Statements................................  2.7(b)
Company Options.............................................  1.3
Company Shareholders........................................  Recitals
Company Software............................................  2.17(a)
Company Stock Option Plans..................................  1.3
Confidentiality Agreement...................................  4.2(a)
Disclosure Letter...........................................  2.2
DOJ.........................................................  4.4(b)
Environmental Event.........................................  2.16
ERISA.......................................................  2.15(a)
ERISA Affiliate.............................................  2.15(c)
Exchange Act................................................  Recitals
Finance Act.................................................  1.4
Foreign Benefit Plan........................................  2.15(d)
GAAP........................................................  2.7(b)
Governmental Entity.........................................  2.5
Governmental Reports........................................  2.7(a)
HSR Act.....................................................  2.5
Independent Advisor.........................................  Recitals
Initial Offer...............................................  1.1(b)
Intellectual Property.......................................  2.17
Law.........................................................  2.4
Licensed Intellectual Property..............................  2.17(c)
Licenses....................................................  2.17(b)
Litigation..................................................  2.12
Material Adverse Effect.....................................  2.1(a)
Material Contact............................................  2.13

TERM                                                           SECTION
----                                                          ---------
Material Contracts..........................................  2.13
Minimum Condition...........................................  Annex I
Offer Documents.............................................  1.1(d)
Offer Price.................................................  1.1(b)
Offer to Purchase...........................................  1.1(d)
Option Adjustment Ratio.....................................  1.3
Ordinary Shares.............................................  Recitals
Owned Intellectual Property.................................  2.17(c)
Person......................................................  2.22
Preference Shares...........................................  2.2
Press Release...............................................  1.1(b)
Purchase Date...............................................  1.1(c)
Representatives.............................................  4.2(a)
Required Approval...........................................  4.4(a)
Schedule 14D-9..............................................  1.2
Schedule TO.................................................  1.1(d)
SEC.........................................................  1.1(c)
SEC Reports.................................................  2.7(a)
Securities Act..............................................  2.7(a)
Shareholders' Agreement.....................................  Recitals
Subsequent Determination....................................  4.5(b)
Subsequent Offer............................................  1.1(e)
Subsidiaries................................................  2.2
Subsidiary..................................................  2.2
Substitute Options..........................................  1.3
Superior Proposal...........................................  4.5(b)
Tax.........................................................  2.9
Tax Return..................................................  2.9
Taxable Presence............................................  2.9
Taxes.......................................................  2.9
Tendering Shareholders......................................  Recitals
Termination Fee.............................................  5.2(b)
Third Party Software........................................  2.17(a)
2000 Unaudited Financial Statements.........................  2.7(c)
UK..........................................................  1.1(f)
US Benefit Plan.............................................  2.15(c)

                             ACQUISITION AGREEMENT

    THIS ACQUISITION AGREEMENT (this "AGREEMENT"), dated August 16, 2000 is made by and between GENERAL ELECTRIC COMPANY, a New York corporation ("BUYER"), and SMALLWORLDWIDE plc, a public limited company incorporated under the laws of England and Wales (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Buyer;

    WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with The UK City Code on Takeovers and Mergers (the "CITY CODE"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and The Companies Act 1985 of Great Britain (the "COMPANIES ACT"), Buyer or its assignee pursuant to Section 6.3 of this Agreement will make the cash tender offer described in Section 1.1;

    WHEREAS, the Company has issued and outstanding Ordinary Shares, of L0.01 each, and American Depositary Shares representing Ordinary Shares (collectively, the "ORDINARY SHARES");

    WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and each of Richard G. Newell, C. Warren Ferguson, Martin A. Cartwright, Richard T. Green, Timothy Cadman, Wolfgang D. Chittka, Mark Diskin, Ronald S. Posner, Peter Batty, Joan C. Myhill, Peter Britnell and David Theriault (the "TENDERING SHAREHOLDERS") have entered into irrevocable undertakings to accept, dated as of the date hereof (collectively, the "SHAREHOLDERS' AGREEMENT"), pursuant to which, among other things, the Tendering Shareholders have agreed to tender their Ordinary Shares in the Initial Offer (as hereinafter defined);

    WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and each of C. Warren Ferguson, Martin A. Cartwright, Richard T. Green, Peter Batty, Joan C. Myhill, Peter Britnell and David Theriault have entered into service agreements that provide for service and severance payments under certain circumstances and contain confidentiality and non-competition covenants;

    WHEREAS, the Board of Directors of the Company has unanimously determined that the terms of the Initial Offer and the Subsequent Offer (as hereinafter defined) are fair, and that they will recommend the Initial Offer and Subsequent Offer, to the holders of the Company's Ordinary Shares (the "COMPANY SHAREHOLDERS");

    WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Initial Offer, the Subsequent Offer and the transactions contemplated hereby, which approval was based in part on the opinion of Deutsche Bank Securities Inc. (the "INDEPENDENT ADVISOR"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders for their Ordinary Shares in the Initial Offer and the Subsequent Offer is fair to the Company Shareholders, from a financial point of view;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE OFFER

    SECTION 1.1. THE OFFER.

    (a) Forthwith after the signing of this Agreement Buyer and the Company will procure the release of a press release announcing the Initial Offer, in the form of the draft initialed by the parties for the purposes of identification (the "PRESS RELEASE").

    (b) Provided that this Agreement shall not have been terminated in accordance with Section 5.1 hereof and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, Buyer (or its assignee pursuant to Section 6.3) shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (the "INITIAL OFFER") to purchase all of the issued and outstanding Ordinary Shares at a price of $20.00 per share (the "OFFER PRICE") net to the seller in cash, but subject to any withholding required by law.

    (c) The Initial Offer shall be subject to the conditions set forth in Annex I hereto. Buyer shall not, except as expressly contemplated hereby, without the prior written consent of the Company, make any change in the terms or conditions of the Initial Offer that is adverse to the holders of the Ordinary Shares, decrease the Offer Price or the imposition of conditions to the Initial Offer in addition to those set forth in Annex I hereto (it being agreed that a waiver by Buyer of any condition, in its sole discretion, shall not be deemed to be adverse to the Company Shareholders); PROVIDED that:

        (i) subject to the City Code, if on any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall not have been satisfied or waived, the Initial Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by Buyer to be necessary to satisfy the unsatisfied conditions;

        (ii) subject to the City Code, the Initial Offer may be extended by Buyer without the consent of the Company for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Initial Offer; and

        (iii) if at any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall have been satisfied, other than the Minimum Condition (as hereinafter defined), Buyer shall be entitled to (but not required to) extend the Initial Offer from time to time without the consent of the Company in order to permit Buyer to solicit additional shares to be tendered into the Initial Offer.

    Buyer shall, unless it shall have in its sole discretion exercised its right to extend the termination date of the Initial Offer pursuant to this
Section 1.1(c), on the terms and subject to the prior satisfaction or waiver of the conditions of the Initial Offer, accept for payment and purchase, as soon as permitted under the terms of the Initial Offer, all Ordinary Shares validly tendered and not withdrawn prior to the expiration date of the Initial Offer. It is agreed that the conditions to the Initial Offer are solely for the benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or inaction by Buyer) or may, but need not, be waived by Buyer, in whole or in part at any time and from time to time, in its sole discretion. Buyer acknowledges and agrees that, notwithstanding anything provided in this Agreement, it will not be permitted to invoke a condition to the Offer except in the circumstances referred to in note 2 to Rule 13 of the City Code.

    (d) The Initial Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") that is subject to the conditions set forth in Annex I hereto. As soon as practicable on the date of commencement of the Initial Offer, Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements and amendments thereto, the "SCHEDULE TO" or the "OFFER DOCUMENTS"). The Offer to Purchase shall provide for an initial expiration date of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement, subject to Buyer's right to extend the expiration date of the Initial Offer pursuant to Section 1.1.(c).

    (e) Notwithstanding anything herein to the contrary, Buyer may, at its sole option, after the date the Ordinary Shares are purchased by Buyer pursuant to the Initial Offer (the "PURCHASE DATE"), commence a subsequent offer for Ordinary Shares at a price equal to the Offer Price pursuant to Rule 14d-11 under the Exchange Act for such period as Buyer may determine (the "SUBSEQUENT OFFER").

    (f) The Offer, the Subsequent Offer and the Offer Documents (and any documents filed in connection with a Subsequent Offer) shall comply in all material respects with the provisions of all applicable United States federal and United Kingdom ("UK") securities laws and the applicable provisions of the City Code. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents (and any documents filed in connection with a Subsequent Offer) if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, Buyer shall take all steps necessary to cause the Offer Documents (and any documents filed in connection with a Subsequent Offer) as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Shareholders as and to the extent required by applicable United States federal and UK securities laws and the City Code. The Company and its counsel, with respect to the Schedule TO, shall be given a reasonable opportunity to review and comment on such filing and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC. The Company shall, except with respect to any information about the Company, its operations, financial condition, directors and shareholders furnished by or on behalf of the Company to Buyer for inclusion in the Offer Documents, have no liability in respect of the failure of the Offer Documents to comply with the provisions of all applicable United States federal and UK securities laws and the applicable provisions of the City Code.

    SECTION 1.2. CONSENT TO OFFER; SCHEDULE 14D-9. The Company hereby approves of and consents to the Initial Offer and Subsequent Offer and to the inclusion in the Initial Offer and Subsequent Offer and the related documents thereto the recommendations of the Board of Directors of the Company set forth in
Section 2.3(b) hereof. Simultaneously with or as soon as practicable on the day of filing of the Schedule TO by Buyer, the Company shall file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all supplements and amendments thereto, the "SCHEDULE 14D-9") that shall in all material respects comply with the provisions of all applicable United States federal and UK securities laws and the applicable provisions of the City Code, which shall reflect the recommendations of the Board of Directors of the Company set forth in Section 2.3(b) hereof. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, the Company shall take all steps necessary to cause the
Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Shareholders, in each case, as and to the extent required by applicable United States federal and UK securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC.

    SECTION 1.3. STOCK OPTION PLANS. The Company shall cooperate with Buyer in Buyer's efforts to encourage holders of outstanding options to acquire Ordinary Shares granted under the Company's 1990 Inland Revenue Approved Incentive Share Option Plan, 1996 Inland Revenue Approved Incentive Share Option Plan and the 1996 Unapproved Share Option Plan (the "COMPANY STOCK OPTION PLANS") and the holders of any other outstanding options (collectively, the "COMPANY OPTIONS") to agree to substitute for such Company Options options to acquire common stock of General Electric Company ("SUBSTITUTE OPTIONS"), on the same terms and conditions as were applicable under such Company Options. The number of shares covered by each Substitute Option shall be equal to (i) the number of Ordinary Shares covered by the Company Option being substituted, multiplied by (ii) the Option Adjustment Ratio, with an exercise price per share equal to (A) the exercise price of the Ordinary Shares subject to such Company Option immediately prior to the Purchase Date, divided by (B) the Option Adjustment Ratio. For purposes of this Agreement, "OPTION ADJUSTMENT RATIO" shall mean the amount determined by dividing (x) $20 by (y) the average of the daily high and low trading prices on the New York Stock Exchange for the common stock of General Electric Company on each of the five consecutive trading days ending on the day prior to the Purchase Date.

    SECTION 1.4. WITHHOLDING TAXES. Buyer shall be entitled to deduct and withhold from the Offer Price or consideration paid in respect of Company Options in connection with the transactions contemplated by this Agreement to any holder of Ordinary Shares and Company Options such amounts that Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law (including, without limitation, The Finance Act of 1998 (the "FINANCE ACT")). To the extent that amounts are so withheld by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Ordinary Shares and Company Options in respect of which such deduction and withholding was made by Buyer.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Buyer as follows:

    SECTION 2.1. ORGANIZATION AND STANDING.

    (a) Each of the Company and each Subsidiary (as defined below) (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, the phrase "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company, any adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of the Company or its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole, other than
(i) any adverse change or deterioration resulting from any change in general economic conditions or conditions generally affecting the industry in which the Company operates and not relating to the Company specifically or (ii) as disclosed in the Company Accounts or this Agreement, including the Disclosure Letter (as defined below).

    (b) The Company has furnished or made available to Buyer true and complete copies of its Memorandum and Articles of Association (the "ARTICLES OF ASSOCIATION") and the Memorandum and Articles of Association (or equivalent organizational documents) and bylaws of each Subsidiary, each as amended to date, and their respective minute books. Such Articles of Association (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Articles of Association, bylaws or equivalent organizational documents.

    SECTION 2.2. CAPITALIZATION. The authorized share capital of the Company consists of 73,315,600 Ordinary Shares and 5,000,000 Super Preference Shares, of L0.01 each (the "PREFERENCE SHARES"). As of the date hereof, (i) 7,899,440 Ordinary Shares are issued and outstanding (of which 6,656,200 are held by the Bank of New York as trustee and represented by American Depositary Shares), all of which are validly issued and fully paid and free of preemptive rights arising as a result of the issue thereof, (ii) 2,694,305 Company Options are outstanding, each such option entitling the holder thereof to purchase one Ordinary Share, and 971,475 Ordinary Shares are authorized and reserved for future issue pursuant to the Company Stock Option Plans, and (iii) no Super Preference Shares are issued or outstanding. Section 2.2 of the Disclosure Letter delivered by the Company to Buyer concurrently with the execution of this Agreement (the "DISCLOSURE LETTER") sets forth a true and complete list of the outstanding Company Options with the exercise price thereof. Except as set forth above or in Section 2.2 of the Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued and fully paid. Except as set forth in Section 2.2 of the Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Ordinary Shares or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Section 2.2 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 30% or more of the outstanding equity interests (each a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"). Except as set forth in Section 2.2 of the Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued and fully paid and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 2.3. AUTHORITY FOR AGREEMENT.

    (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    (b) At a meeting duly called and held on August 16, 2000, the Board of Directors of the Company unanimously (i) determined that the terms of the Initial Offer and the Subsequent Offer are fair to the Company and the Company Shareholders, (ii) approved and authorized this Agreement, the Initial Offer, the Subsequent Offer and the other transactions contemplated hereby, and
(iii) resolved to recommend the Initial Offer and the Subsequent Offer to the Company Shareholders. The actions taken by the Board of Directors of the Company constitute approval of the Initial Offer, the Subsequent Offer, this Agreement and the other transactions contemplated hereby.

    (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Initial Offer and the Subsequent Offer is fair to such holders from a financial point of view. A copy of such opinion is included in Section 2.3(c) of the Disclosure Letter.

    SECTION 2.4. NO CONFLICT. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company's Articles of Association or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 2.5, conflict with or violate any UK or United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "LAW") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a material lien or other material encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

    SECTION 2.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any UK, or United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "BLUE SKY" laws ("BLUE SKY LAWS") and the filing of such documents as are required by the City Code, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), under the German competition laws and under any similar competition or antitrust law in any other jurisdiction in which the Company operates, (iii) for filings contemplated by Sections 1.1, 1.2 and 2.14 hereof and (iv) where the failure to obtain such consents, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

    SECTION 2.6. COMPLIANCE. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance with all Laws, and is not in default under any order of any Governmental Entity, applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such defaults or violations that, in the aggregate, are not material.

    SECTION 2.7. SEC FILINGS, FINANCIAL STATEMENTS.

    (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by law in a foreign jurisdiction and with the SEC since June 30, 1997 (the "SEC REPORTS" and together with the foreign jurisdiction reports, the "GOVERNMENTAL REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant laws of that jurisdiction, each as in effect on the date so filed. None of the Governmental Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Governmental Report has been revised or superseded by a later filed Governmental Report, none of the Government Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) All of the financial statements included in the Governmental Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "COMPANY FINANCIAL STATEMENTS") or with relevant authorities in foreign jurisdictions (including, without limitation, the UK) and the Company Accounts (as defined below), have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States or the UK, as the case may be, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present (or in the case of the Company Financial Statements prepared in accordance with UK GAAP give a true and fair view thereof) the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of their operations and changes in cash flows for the periods indicated. For purposes of this Agreement, the term "COMPANY ACCOUNTS" means the Company's or its Subsidiaries individual accounts (as that term is used in Section 226 of the Companies Act) and cash flow statement, and the Company's and its Subsidiaries consolidated accounts, for the financial year ended June 30, 1999, the auditor's report on those accounts, the director's report for that year and the notes to those accounts, which have been prepared in accordance with United States GAAP.

    (c) The Company's unaudited consolidated balance sheet and consolidated statement of operations as of and for the financial year ended June 30, 2000 (the "2000 UNAUDITED FINANCIAL STATEMENTS") included in Section 2.7(c) of the Disclosure Letter have been prepared in accordance with United States GAAP (except that such financial statements do not contain notes or a statement of cash flows) and fairly present the consolidated financial position of the Company and its Subsidiaries at the date thereof and the consolidated results of its operations for the periods indicated. The 2000 Unaudited Financial Statements have been prepared on a basis consistent with the Company Accounts.

    (d) The Company's audited financial statements as of and for the year ended June 30, 2000 to be delivered to Buyer on or prior to the Purchase Date shall not differ in any material respect from the 2000 Unaudited Financial Statements, except that such financial statements shall contain footnotes.

    (e) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries included in the Company Accounts, including the notes thereto, (ii) liabilities specifically disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1999, none of which are, individually or in the aggregate, reasonably likely to be material to the Company.

    (f) The Company has furnished or made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 2.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as contemplated by this Agreement, since June 30, 1999 and except as set forth in Section 2.8 of the Disclosure Letter, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the share capital of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, (iv) any sale, transfer or assignment of any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or (v) any action of the type described in Section 4.1(b) or clauses (i)-(vi), (xi), (xii) or (xiv) of
Section 4.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

    (b) Except as contemplated by this Agreement, since June 30, 2000 and except as set forth in Section 2.8 of the Disclosure Letter, there has not been any action of the type described in clauses (vii), (viii), (ix), (x) or (xiii) of
Section 4.1(c).

    SECTION 2.9. TAXES.

    (a) The Company and each of its Subsidiaries have timely filed all material Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are
(i) shown as due on such Tax Returns, (ii) otherwise due and payable or
(iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which provision or reserves adequate for the payment of all material Taxes have been established in the financial statements included in the SEC Reports in accordance with GAAP, the Company Accounts or the 2000 Unaudited Financial Statements. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code (or similar election under the Finance Act). Neither the Company nor any of its Subsidiaries has waived (or will waive prior to the Purchase Date) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Shareholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period do not exceed provisions or reserves for Taxes in the 2000 Unaudited Financial Statements. For purposes of this Agreement, (a) "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (b) The Company or any Subsidiary is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement or otherwise other than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required to make any payment for goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide such goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company or any Subsidiary but not actually income or gains of the Company or any Subsidiary.

    (c) (i) Within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns (or other Tax group for United States, UK or other Tax jurisdictions' Laws) other than a group for which the Company was the common parent and (ii) neither the Company nor its Subsidiaries has any obligation under any agreement or arrangement with any person other than the Company and its Subsidiaries with respect to material Taxes of such other person (including pursuant to Treasury Reg. sec. 1.1502-6).

    (d) Section 2.9(d) of the Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a "TAXABLE PRESENCE") and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1996, (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof and (iii) all material correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1996.

    SECTION 2.10. ASSETS. Except as set forth in the Company's Annual Report on Form 20-F for the fiscal year ended June 30, 1999 (the "20-F") or in
Section 2.10(a) of the Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 20-F or acquired after June 30, 1999 (other than assets disposed of since June 30, 1999 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 20-F; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1999, PROVIDED that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Any real property and buildings held under lease by the Company or any of the Subsidiaries (copies of the material leases are attached to the Disclosure Letter) are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings.

    SECTION 2.11. CHANGE OF CONTROL AGREEMENTS.  Except as set forth in
Section 2.11 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in
Section 2.11 of the Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an "EXCESS PARACHUTE PAYMENT" within the meaning of
Section 280G of the Code (or similar provision under the Finance Act).

    SECTION 2.12. LITIGATION. Section 2.12 of the Disclosure Letter sets forth an accurate (a) summary description of each investigation, claim, action, suit or proceeding ("LITIGATION") pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity or before or by any Governmental Entity; and (b) summary description of any outstanding judgment order or decree entered in any Litigation imposing material obligations against the Company or any of its Subsidiaries. There is no Litigation pending against the Company or its Subsidiaries, or to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened Litigation that would reasonably be expected to result in a Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any Litigation which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.13. CONTRACTS AND COMMITMENTS. Section 2.13 of the Disclosure Letter sets forth a true and correct list of the following contracts, agreements or commitments to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction,
(ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $5,000,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent of $200,000 or more, and (vi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $1,000,000 (individually, a "MATERIAL CONTRACT" and collectively, "MATERIAL CONTRACTS"). Except for agreements, arrangements or commitments disclosed in Section 2.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true and correct copies of all such Material Contracts to Buyer. Neither the Company nor any of its Subsidiaries is in default under any such Material Contract.

    SECTION 2.14. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in writing to Buyer specifically for inclusion or incorporation by reference in the Schedule TO will, at the date such documents are first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent

Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to the Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in any of the foregoing documents.

    SECTION 2.15. EMPLOYEE MATTERS.

    (a) Section 2.15(a) of the Disclosure Letter sets forth a true and correct list of each deferred compensation plan, stock option, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee of the Company or any Subsidiary. Such plans are referred to collectively herein as the "COMPANY PLANS".

    (b) The Company has made available to Buyer with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the Company Plan document and any related trust agreement or other funding arrangement, (ii) the most recent determination letter from the Internal Revenue Service for such Plan, (iii) the most recent summary plan description and related summaries of material modifications, (iv) the Form 5500 tax forms for each of the last two years, and (v) the most recently prepared actuarial report and financial statement.

    (c) Each of the Company Plans that is maintained in the United States for the benefit of employees who are not primarily non-resident aliens (a "US BENEFIT PLAN") is in material compliance with its terms and the applicable provisions of applicable law, including without limitation, the Code and ERISA, and the Company and its Subsidiaries have performed all obligations required to be performed by them thereafter; each of the US Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the US Benefit Plan is qualified and the Company knows of no condition or event that would reasonably be expected to adversely affect such status. Neither the Company, any Subsidiary, nor any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA AFFILIATE") has had in the previous six years (i) any liability, contingent or otherwise, under Title IV of ERISA or
Section 412 of the Code, or (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, with respect to or against any of the Company Plans or any trusts related thereto except as, would not be reasonably likely to result in any material liability to the Company or any Subsidiary. The Company and the Subsidiaries have accrued or reserved for all liabilities under the US Benefit Plans as required by US GAAP.

    (d) Except as set forth in Section 2.15(d) of the Disclosure Letter, with respect to each Company Benefit Plan not subject to United States law (a "FOREIGN BENEFIT PLAN"), except as would not have a

Material Adverse Effect, (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Purchase Date, with respect to all current and former participants in such plan in accordance with generally accepted country specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    (e) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "PROHIBITED TRANSACTION" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to result in any material liability to the Company or any Subsidiary.

    (f) All contributions, premiums or payments required to be made with regard to any Company Plan have been made on or before their due dates, and all such contributions have been fully deducted for income tax purposes and have not been, nor would reasonably be expected to be, challenged or disallowed by any Governmental Entity.

    (g) No union or other collective bargaining unit has been certified as representing any of the employees of the Company or any Subsidiary, nor has the Company or any Subsidiary agreed to recognize any union or other collective bargaining unit. Currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of any collective bargaining unit for employees of the Company or any Subsidiary. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to employees of the Company or any Subsidiary. There are no grievance proceedings or claims of unfair labor practices filed with or, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining, occupational safety and health standards, discrimination in employment, withholding of taxes, worker classification, immigration, plant closing and mass layoffs and worker's compensation.

    (h) Neither the Company nor any Subsidiary is party to any agreement with any employee the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement.

    SECTION 2.16. ENVIRONMENTAL MATTERS. Except as set forth in Section 2.16 of the Disclosure Letter, each of the Company and the Subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinance and regulations, and to the Company's knowledge there is no Litigation (or basis therefor), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "ENVIRONMENTAL EVENT") by the Company or any Subsidiary which would have a Material Adverse Effect. There is no Litigation (or basis therefor) based on or related to an Environmental Event by the Company or any Subsidiary which would have a Material Adverse Effect. Except as set forth in
Section 2.17 of the Disclosure Letter, to the knowledge of the Company, no notice or information of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, the Company has received no notice or information (and has no basis to believe) that either the Company or any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in a manner that would give rise to a material liability.

    SECTION 2.17. INTELLECTUAL PROPERTY RIGHTS.

    (a) "Intellectual Property" shall mean: (i) United States, international and foreign patents, patent applications and statutory invention registrations,
(ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, and (v) confidential and proprietary information, including trade secrets and know-how. "THIRD PARTY SOFTWARE" shall mean all computer software sold or licensed to the Company by any person other than the Company or its affiliates (as defined below) and which is material to the operation of the business of the Company (other than commercially available "OFF THE SHELF" software), "COMPANY SOFTWARE" is software manufactured, distributed, sold, licensed or marketed by the Company, Software means Third Party Software and Company Software.

    (b) Section 2.17(b) of the Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Company and material to the business of the Company, and (ii) all licenses of Intellectual Property and Software (A) to the Company from any third party, and (B) by the Company to any third party (collectively, the "LICENSES").

    (c) The operation of the business of the Company, and the use in connection therewith of (i) the Intellectual Property and Software owned by the Company (the "OWNED INTELLECTUAL PROPERTY") and (ii) the Intellectual Property and Software licensed to the Company pursuant to the Licenses or other licenses material to the Company (the "LICENSED INTELLECTUAL PROPERTY"), do not conflict with or infringe the Intellectual Property rights of any third party.

    (d) The Company is the sole owner, free and clear of any lien or encumbrance, of the entire right, title and interest in and to the Owned Intellectual Property and Licenses, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company as now conducted.

    (e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

    (f) No legal proceedings have been asserted, are pending, or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, or (iii) alleging infringement of the Intellectual Property rights of any third party.

    (g) Other than in the ordinary course of business, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual

Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

    (h) With respect to each License: (i) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such License or otherwise give the licensor a right to terminate such License; (iii) the Company has not (A) received any notice of termination or cancellation under such License, (B) received any notice of breach or default under such License, which breach has not been cured, and
(C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and (iv) to the Company's knowledge, neither the Company nor any other party to such License is in breach of default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such License.

    (i) To the knowledge of the Company, the Company Software at the time of delivery thereof is free of all material viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operations in any material respect or have a materially adverse impact on the operation of other software programs or operating systems. The Company Software at the time of delivery thereof is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, except as would not have a Material Adverse Effect. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business. None of the Company Software is licensed pursuant to an "open source" or "GNU" license, or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license. The Company has the right to use all software development tools, library functions, compilers, and other third party software that are material to the business of the Company, or that are required to operate or modify the Software.

    SECTION 2.18. BROKERS. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.18 of the Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

    SECTION 2.19. INSURANCE POLICIES. The Company has delivered to Buyer prior to the date hereof an accurate list of all material insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries.

    SECTION 2.20. NOTES RECEIVABLE. Except as disclosed in Section 2.20 of the Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder or employee of the Company or any Subsidiary ("AFFILIATE DEBT").

    SECTION 2.21. TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Section 2.21 of the Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries) (collectively, the "AFFILIATE TRANSACTIONS"), no director, officer or other "AFFILIATE" or "ASSOCIATE" (as hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Subsidiary;
(ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary. For purposes of this Agreement, the terms "ASSOCIATE" and "AFFILIATE" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term "PERSON" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

    SECTION 2.22. NO EXISTING DISCUSSIONS. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

    SECTION 2.23. SHAREHOLDERS' RIGHTS AGREEMENT. Neither the Company nor any Subsidiary has, except as set forth in Section 2.23 of the Disclosure Letter, adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Ordinary Shares or any other equity or debt securities of the Company or any of its Subsidiaries.

    SECTION 2.24. MAJOR SUPPLIERS, CUSTOMERS AND DISTRIBUTORS.

    (a) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Purchase Date on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

    (b) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any significant customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary at any time after the Purchase Date.

    (c) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any Subsidiary at any time after the Purchase Date on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

    SECTION 2.25. PRESS RELEASE. The Press Release does not contain any untrue statement of a material fact or omit to state any material fact relating to the Company which is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Press Release complies as to form and substance in all material respects with the applicable requirements of the City Code and the Exchange Act (including the applicable rules and regulations of the SEC thereunder). Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Press Release about, or based on information supplied by, Buyer for inclusion or incorporation by reference therein.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to the Company as follows:

    SECTION 3.1. ORGANIZATION AND STANDING. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Buyer.

    SECTION 3.2. AUTHORITY FOR AGREEMENT. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Buyer enforceable against Buyer in accordance with its terms.

    SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation of the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Buyer, (ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any property or asset of either of them is bound or affected, except in the case of clauses
(ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

    SECTION 3.4. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and the City Code,
(ii) for those required by the HSR Act, under the German competition laws and under any similar competition or antitrust law in any other jurisdiction in which the Company operates, (iii) for filings contemplated by Sections 1.1, 1.2 and 2.14 and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

    SECTION 3.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the
Schedule 14D-9 will, at the date such documents are first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule TO, at the date such document is first published, sent or delivered to the Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule TO will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any of the foregoing documents.

    SECTION 3.6. BROKERS. Other than ING Barings, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Buyer in connection with this Agreement, the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

    SECTION 3.7. PRESS RELEASE. The Press Release does not contain any untrue statement of a material fact or omit to state any material fact relating to Buyer which is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Press Release complies as to form and substance in all material respects with the applicable requirements of the City Code and the Exchange Act (including the applicable rules and regulations of the SEC thereunder). Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference in the Press Release about, or based on information supplied by, the Company for inclusion or incorporation by reference therein.

    SECTION 3.8. AVAILABLE FUNDS. Buyer has sufficient funds to complete the Initial Offer and the Subsequent Offer (if any).

                                   ARTICLE IV
                                   COVENANTS

    SECTION 4.1. CONDUCT OF THE BUSINESS.

    (a) The Company covenants and agrees that between the date of this Agreement and the Purchase Date unless Buyer shall otherwise agree in writing, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has business relations, and (iii) the Company and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

    (b) The Company covenants and agrees that between the date of this Agreement and the Purchase Date the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Ordinary Shares upon (x) the exercise of Company Options outstanding as of the date of this Agreement, and
(y) exercise of warrants outstanding as of the date of this Agreement or
(v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

    (c) The Company covenants and agrees that between the date of this Agreement and the Purchase Date the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its Articles of Association or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than that incurred in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries (and other than loans or advances less than $5,000,000 in the aggregate made in the ordinary course of business consistent with past practice); (iv) mortgage or pledge any of its assets or properties; (v) subject to Section 4.5(b), merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $500,000 or greater; (vi) change its accounting policies, procedures or systems of internal controls except as required by US or UK GAAP;
(vii) make any change in employment terms for any of its directors or officers;
(viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements, other than changes in compensation effected in the ordinary course of business consistent with past practice and other than new employees hired in the ordinary course of business and whose annual compensation does not exceed $200,000, (ix) make any change to the

Company Plans; (x) amend or cancel or agree to the amendment or cancellation of any Material Contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "AFFILIATE" or "ASSOCIATE" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;
(xiii) make any material Tax election (other than in the ordinary course of business consistent with past practice) or settle or compensate any tax liability involving amounts in excess of $500,000 in the aggregate; or
(xiv) except as provided in Section 4.6, pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $500,000 in the aggregate.

    SECTION 4.2. ACCESS TO INFORMATION; CONFIDENTIALITY; FINANCIAL STATEMENTS .

    (a) From the date hereof to the Purchase Date, the Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "REPRESENTATIVES") of the Company to, afford the Representatives of Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its Representatives, may reasonably request; PROVIDED, HOWEVER, that any such access shall be provided in such a manner as not to unreasonably interfere with the business or operations of the Company. The Company shall furnish to Buyer monthly financial and operating data and information within 20 days following the end of each calendar month. Buyer and the Company will remain subject to the terms of the confidentiality agreement between Buyer and the Company dated August 2, 2000 (the "CONFIDENTIALITY AGREEMENT").

    (b) No investigation pursuant to this Section 4.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    (c) The Company shall deliver, as promptly as practicable and in any event prior to the Purchase Date, to Buyer its audited consolidated financial statements as of and for the year ended June 30, 2000, the auditors' report on such financial statements, the directors' report for that year and the notes to those financial statements. Such financial statements shall be prepared in accordance with United States GAAP applied on a consistent basis and shall fairly present the consolidated financial position of the Company and its Subsidiaries at June 30, 2000 and the consolidated results of their operations and changes in cash flows for the year then ended.

    SECTION 4.3. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter or which is necessary to correct any information in the Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to Buyer the Disclosure Letter which it has delivered pursuant to this Agreement.

    SECTION 4.4. FURTHER ASSURANCES.

    (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and
(ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Initial Offer, the Subsequent Offer and the transactions contemplated hereby (each a "REQUIRED APPROVAL"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so,
(i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate submissions under the German competition laws and any similar competition or antitrust law in any jurisdiction in which the Company operates with respect to the transactions contemplated hereby and (ii) all necessary filings with other Governmental Entities relating to the Initial Offer and the Subsequent Offer and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the such laws and to use its best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

    (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 4.4(a) to obtain all Required Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

    (c) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Initial Offer, the Subsequent Offer or any other transactions contemplated by this Agreement or the Shareholders' Agreement and
(ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Shareholders' Agreement, the Initial Offer, the Subsequent Offer or any other transaction contemplated by this Agreement or the Shareholders' Agreement, take all actions necessary to ensure that this Agreement, the Shareholders' Agreement, the Initial Offer, the Subsequent Offer and any other transactions contemplated by this Agreement or the Shareholders' Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders' Agreements and otherwise to minimize the effect of such statute or regulation on the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement and the Shareholders' Agreement.

    SECTION 4.5. BOARD RECOMMENDATIONS.

    (a) In connection with the Initial Offer and the Subsequent Offer, the Board of Directors of the Company shall subject to Section 4.5(b), recommend to the holders of the Ordinary Shares to tender their Ordinary Shares in the Initial Offer and the Subsequent Offer.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 4.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Initial Offer, the Subsequent Offer or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "ALTERNATIVE TRANSACTION"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the original termination date of the Offer, the Board of Directors of the Company determines in good faith that it has received a Superior Proposal (as hereinafter defined) in compliance with Section 4.8 after taking into consideration advice from outside counsel with respect to its fiduciary duties to Company Shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Shareholders that it no longer believes that the Initial Offer and the Subsequent Offer are advisable and no longer recommends the Initial Offer and the Subsequent Offer (a "SUBSEQUENT DETERMINATION") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Buyer's receipt of written notice advising Buyer that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such three business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Buyer to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with the Company's recommendation to the Company's stockholders without a Subsequent Determination. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Company Shareholders than the Initial Offer and the Subsequent Offer from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Alternative Transaction).

    (c) Nothing contained in this Section 4.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 4.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Initial Offer, the Subsequent Offer or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

    SECTION 4.6. SHAREHOLDER LITIGATION. The Company shall be entitled to control the defense and settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company may not effect the settlement of any such shareholder Litigation without the consent of Buyer unless (i) any amounts required to be paid by the Company in connection therewith are fully covered (except for any deductible with respect thereto) by insurance currently maintained by the Company; (ii) the Company does not, and is not required to, admit any guilt in connection therewith; and (iii) the terms of such settlement do not impose a continuing obligation on the Company which results in, or is reasonably likely to result in, a Material Adverse Effect.

    SECTION 4.7. PUBLIC ANNOUNCEMENTS. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the Initial Offer or the Subsequent Offer and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Buyer or the Company is a party.

    SECTION 4.8. ACQUISITION PROPOSALS.

    (a) From the date hereof until the Purchase Date or earlier termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any Representatives of the Company and any Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiry or proposal relating to or involving, or that may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this paragraph shall prohibit the Board of Directors of the Company from furnishing information to any person or entity entitled thereto in accordance with the provisions of the City Code, or from entering into discussions or negotiations with such person or entity if, and only to the extent that (A) the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that the Board of Directors of the Company is required to take such action to comply with its fiduciary duties to shareholders under applicable law, (B) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (C) the Board of Directors of the Company concludes in good faith that the Acquisition Proposal contains an offer of consideration that is superior to the Offer Price.

    (b) Notwithstanding anything herein to the contrary, the Company shall
(i) promptly advise Buyer orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) subject to the City Code, the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry and (ii) keep Buyer reasonably informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 4.8(a) by any Representative of the Company or any Subsidiary, acting on behalf of or at the request of the Board of Directors of the Company, shall be deemed to be a breach of Section 4.8(a) by the Company.

    (c) "ACQUISITION PROPOSAL" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, joint venture, business combination or similar transaction involving the Company or any Subsidiary, or the sale of more than 20% of the Ordinary Shares or other capital stock of the Company or the sale of assets (including capital stock of the Subsidiaries) representing more than 20% of the value of the Company and its Subsidiaries taken as a whole.

    SECTION 4.9. SHAREHOLDER LISTS. The Company shall promptly upon the request by Buyer, or shall cause its transfer agent to promptly, furnish Buyer with mailing labels containing the names and addresses of all record holders of Ordinary Shares and with security position listings of Ordinary Shares held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Ordinary Shares. The Company shall furnish Buyer with such additional information, including, without limitation, updated listings and computer files of the Company Shareholders, mailing labels and security position listings, and such other assistance as Buyer or its agents may reasonably request.

    SECTION 4.10. DIRECTOR RESIGNATIONS. The Company shall cause to be delivered to Buyer resignations of any or all the directors of the Company (as shall be requested by Buyer) to be effective upon the purchase of the outstanding Ordinary Shares by Buyer pursuant to the Offer. The Company shall cause such directors, prior to resignation, to appoint, and such directors shall appoint, new directors nominated by Buyer to fill such vacancies.

                                   ARTICLE V
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 5.1. TERMINATION. This Agreement may be terminated at any time prior to the Purchase Date:

    (a) By mutual written consent of duly authorized representatives of Buyer and the Company;

    (b) By Buyer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Buyer its approval of this Agreement or its recommendation of the Offer, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

    (c) By Buyer, if as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Offer shall have been terminated by Buyer or expired in accordance with its terms without Buyer (or any permitted assignee) having purchased any Ordinary Shares pursuant to the Offer;

    (d) By Buyer, if (i) the Company shall have failed to perform its covenants and other obligations hereunder, which failure to perform has not been cured within ten (10) days after the giving of written notice of such breach to the Company or (ii) the representations and warranties of the Company contained in the Agreement shall not be true and correct, except in either case where such failure or breach would not have a Material Adverse Effect;

    (e) By Buyer, if the Minimum Condition shall not have been satisfied on the expiration date of the Initial Offer (as such date may be extended from time to time);

    (f) By the Company if, in compliance with its obligations under Sections 4.5 and 4.8, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Buyer its approval or recommendation of the Initial Offer, the Subsequent Offer or this Agreement or (ii) the Company shall enter into an agreement with respect to a Superior Proposal; PROVIDED, HOWEVER, that any termination of this Agreement pursuant to this Section 5.1(f) shall not be effective until the Company has made full payment of all amounts provided for under Section 5.2(b) hereof.

    SECTION 5.2. EFFECT OF TERMINATION.

    (a) In the event of the termination of this Agreement pursuant to
Section 5.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 5.2 and in Section 6.10, there shall be no liability on the part of any party hereto.

    (b) If (i) Buyer exercises its right to terminate this Agreement under
Section 5.1(b); (ii) Buyer exercises its right to terminate this Agreement under
Section 5.1(d) and within 12 months of the date of the Press Release the Company
(A) shall enter into an agreement with respect to an Acquisition Proposal or
(B) an Acquisition Proposal becomes or is declared unconditional in all respects; (iii) (A) after the date of this Agreement any Acquisition Proposal involving the Company shall have been announced, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (D) this Agreement or the Offer shall thereafter be terminated, and (E) within 12 months of the date of the Press Release (1) the Company shall enter into an agreement with respect to an Acquisition Proposal or (2) an Acquisition Proposal becomes or is declared unconditional in all respects or (iv) the Company exercises its right to terminate this Agreement under Section 5.1(f), the Company shall pay to Buyer upon demand one million five hundred seventy-nine thousand eight hundred eighty eight dollars ($1,579,888) (the "TERMINATION FEE"), payable in same-day funds, in the case of clause (i) or (iv) of this Section 5.1(b) on the date of termination, and in the case of clause (ii) or (iii) of this Section 5.1(b), on the earlier to occur of the date on which the Acquisition Proposal is entered into and the date on which the Acquisition Proposal becomes or is declared unconditional in all respects.

    (c) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Buyer any amounts due under this
Section 5.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

    SECTION 5.3. AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 5.4. WAIVER. At any time prior to the Purchase Date, any party hereto, by duly authorized action, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or
(ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ARTICLE VI
                               GENERAL PROVISIONS

    SECTION 6.1. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

    SECTION 6.2. ENTIRE AGREEMENT. This Agreement, including the Disclosure Letter, and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

    SECTION 6.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; PROVIDED, HOWEVER, that Buyer may freely assign any or all of its rights under this Agreement to a direct or indirect wholly owned subsidiary of Buyer without such prior written approval but no such assignment shall relieve Buyer of any of its obligations hereunder.

    SECTION 6.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts (including facsimile copies), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    SECTION 6.5. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 6.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof.

    SECTION 6.7. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    SECTION 6.8. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION." All amounts stated in "DOLLARS" or "$" shall refer to United States dollars.

    SECTION 6.9. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate on the Purchase Date or upon the termination of this Agreement pursuant to Section 5.1, as the case may be, except that (i) the agreements set forth in Articles I and VI shall survive the Purchase Date indefinitely and
(ii) the Confidentiality Agreement and the agreements set forth in Sections 4.6 (only insofar as Buyer may have any obligation in connection therewith) and 5.2 and in Article VI shall survive the termination of this Agreement indefinitely.

    SECTION 6.10. FEES AND EXPENSES. Except as provided in Section 5.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    SECTION 6.11. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.11:

    If to Buyer:                 General Electric Company
                                 GE Power Systems
                                 4200 Wildwood Pkwy
                                 Atlanta, GA 30339
                                 Facsimile: (770) 859-6941
                                 Attention:  General Manager, GE Energy Management Systems

                                 and

    with a copy to:              General Electric Company
                                 GE Power Systems
                                 4200 Wildwood Pkwy
                                 Atlanta, GA 30339
                                 Facsimile: (770) 859-7012
                                 Attention:  General Counsel

                                 and

                                 King & Spalding
                                 1185 Avenue of the Americas
                                 New York, New York 10036
                                 Facsimile: (212) 556-2222
                                 Attention:  E. William Bates, II

                                 and

                                 Slaughter and May
                                 35 Basinghall Street
                                 London EC2V 5DB
                                 Facsimile: +44 (0) 20 7600 0289
                                 Attention:  William Underhill

    If to the Company:           Smallworldwide plc
                                 5600 Greenwood Plaza
                                 Suite 300
                                 Englewood
                                 CO 80111
                                 Facsimile: (303) 779-0558
                                 Attention:  Warren Ferguson

    with a copy to:              Smallworldwide plc
                                 Elizabeth House
                                 1 High Street
                                 Chesterton
                                 Cambridge
                                 CB4 1WR
                                 Facsimile: +44 1223 314537
                                 Attention:  Martin Cartwright

                                 and

                                 Brobeck Hale and Dorr
                                 60 Bishopsgate
                                 London EC2N 4AJ
                                 Facsimile: +44 (0) 20 7638 5888
                                 Attention:  Richard Eaton

                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Company and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                            SMALLWORLDWIDE PLC

                                                       By:  /s/ C. WARREN FERGUSON
                                                            ----------------------------------------
                                                            Name: C. Warren Ferguson
                                                            Title:  President and CEO

                                                            GENERAL ELECTRIC COMPANY

                                                       By:  /s/ STEPHEN R. BOLZE
                                                            ----------------------------------------
                                                            Name: Stephen R. Bolze
                                                            Title:  Attorney-in-fact

                                    ANNEX I
                        CONDITIONS OF THE INITIAL OFFER

    Notwithstanding any other provision of the Initial Offer or the Agreement, and in addition to and not in limitation of Buyer's rights to extend or amend the Initial Offer at any time, in its sole discretion (subject to the Agreement and the City Code), Buyer shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC and the City Code, pay for any Ordinary Shares, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Agreement) terminate the Initial Offer, if (a) the Ordinary Shares tendered pursuant to the Initial Offer by the expiration of the Initial Offer and not withdrawn, represent less than 90 percent (or such lower percentage as Buyer may decide) in nominal value of the Ordinary Shares to which the Initial Offer relates; PROVIDED that this condition (the "Minimum Condition") shall not be satisfied unless the number of Ordinary Shares tendered pursuant to the Initial Offer by the expiration of the Initial Offer and not withdrawn, together with the Ordinary Shares owned by Buyer represent, at least a majority of the outstanding voting power of the Ordinary Shares and for this purpose the "the Ordinary Shares to which the Initial Offer relates "means (I) Ordinary Shares issued or allotted on or before the date the Initial Offer is made; and (II) Ordinary Shares issued or allotted after that time but before the expiration of the Initial Offer or such later date as Buyer may subject to the City Code decide but excluding any Ordinary Shares which on the date the Initial Offer is made are held or contracted to be acquired by Buyer and/or its associates (within the meaning of section 430E of the Companies Act 1985), and provided further that, unless Buyer otherwise determines, the Minimum Condition shall be treated as satisfied only at a time when all of the conditions referred to herein inclusive (other than the Minimum Condition) are either satisfied, fulfilled or (if capable of waiver) waived, provided however that the Initial Offer shall not be required to be declared or be deemed to have become unconditional as to the required level of acceptances if, following the announcement of a reduction in the percentage of Ordinary Shares required to be received for the purposes of the Minimum Condition, any circumstance or event shall have been identified, threatened or shall occur that would prohibit, restrict, delay or interfere with the implementation of or impose additional material conditions or obligations with respect to, or otherwise challenge, the prospect or ability of Buyer to apply the provisions of Sections 428-430F of the Companies Act 1985 to acquire compulsorily any outstanding Ordinary Shares to which the Initial Offer relates; (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Agreement shall not have expired or been terminated, if applicable, or any other regulatory approvals required under applicable Law shall have not been obtained, which if not obtained would prevent or prohibit the consummation of the Initial Offer; (c) the Initial Offer is referred to the Competition Commission prior to the acceptance for payment of the Ordinary Shares; or (d) at any time after the date of this Agreement and prior to the acceptance for payment of the Ordinary Shares, any of the following conditions exist:

    (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Buyer, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Initial Offer, the acceptance for payment of or payment for some of or all the Ordinary Shares by Buyer, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Initial Offer, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of

Buyer or any of its affiliates effectively to exercise full rights of ownership of the Ordinary Shares, including, without limitation, the right to vote the Ordinary Shares acquired or owned by Buyer or any of its affiliates on all matters properly presented to the Company Shareholders, (D) seeking to require divestiture by Buyer or any of its affiliates of the Ordinary Shares, or
(E) that otherwise would reasonably be expected to have a Material Adverse
Effect;

    (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Initial Offer, the acceptance for payment of or payment for any Ordinary Shares, by any Governmental Entity that, in the reasonable judgment of Buyer, may, directly or indirectly, result in any of the consequences referred to in clauses
(A) through (E) of paragraph (i) above;

    (iii) there shall have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

    (iv) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or (B) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States;

    (v) (A) the representations and warranties of the Company contained in the Agreement shall not be true and correct at the date hereof and as of the Purchase Date with the same effect as if made at and as of the Purchase Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date); or (B) the Company shall not have performed its covenants and obligations required to be performed by it under the Agreement, which failure to perform has not been cured within ten (10) days after the giving of written notice of such breach to the Company except in the case of either (A) or (B) to the extent that the aggregate of all breaches or failures thereof would not have a Material Adverse Effect;

    (vi) the Company and its Subsidiaries shall not have procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by the Company required in connection with the execution and delivery of the Agreement and the consummation of the other transactions contemplated hereby except to the extent that the aggregate failure to procure such consents would not have a Material Adverse Effect;

    (vii) the Board of Directors of the Company shall have withdrawn, or modified or changed in any manner adverse to Buyer (including by amendment of the Schedule 14D-9), its recommendation of the Initial Offer or the Board of Directors of the Company shall have resolved to do any of the foregoing; or

    (viii) the Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Initial Offer or the acceptance for payment of or payment for the Ordinary Shares.

The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or omission by Buyer, other than an action or omission that would constitute a material breach of the representations, warranties or covenants of Buyer in the Agreement) or may be waived by Buyer in whole or in part at any time and from time to time, in its sole discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Initial Offer be terminated pursuant to the foregoing provisions, all tendered Ordinary Shares not theretofore accepted for payment shall be returned forthwith.

    Manually signed facsimile copies of the Letter of Transmittal and the Form of Acceptance will be accepted. Letters of Transmittal, Forms of Acceptance, Certificates and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to The Bank of New York (for U.S. holders) and to Northern Registrars Limited (for non-U.S. holders) at one of the addresses set forth below:

                     THE U.S. DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

           BY MAIL:                FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
 TENDER & EXCHANGE DEPARTMENT     (FOR ELIGIBLE INSTITUTIONS     TENDER & EXCHANGE DEPARTMENT
        P.O. BOX 11248                      ONLY)                     101 BARCLAY STREET
    CHURCH STREET STATION               (212) 815-6213            RECEIVE AND DELIVER WINDOW
NEW YORK, NEW YORK 10286-1248    FOR CONFIRMATION TELEPHONE:       NEW YORK, NEW YORK 10286
                                        (212) 815-6156

                          THE U.K. RECEIVING AGENT IS:

                                     [LOGO]

                          NORTHERN REGISTRARS LIMITED
                                 Northern House
                                 Woodsome Park
                       Fenay Bridge, Huddersfield HD8 0LA
                                 01484-600-900

    Any questions or requests for assistance may be directed to Morrow &
Co., Inc. at its telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Form of Acceptance or the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc., at the telephone numbers and addresses set forth below. Holders of Shares may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares or ADSs, shareholders are directed to contact The Bank of New York or Northern Registrars Limited at the telephone number set forth above.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

              New York                                London
     445 Park Avenue, 5th Floor                 1 Queen Anne's Gate
      New York, New York 10022               London, England SW1H 9BT
           (212) 754-8000                      (011) 44-207-222-4645

         U.S. BANKS AND BROKERAGE FIRMS CALL TOLL FREE: (800) 662-5200
           U.S. SECURITYHOLDERS PLEASE CALL TOLL FREE: (800) 566-9061
              SECURITYHOLDERS OUTSIDE THE U.S. PLEASE CALL COLLECT

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                              55 East 52nd Street
                            New York, New York 10055
                          Call Collect: (212) 409-6537